As filed with the Securities and Exchange Commission on October 22, 2018.

Registration No. 333-226003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

form s-1

registration statement

UNDER

THE SECURITIES ACT OF 1933

PeerStream, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7389	20-3191847
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

122 East 42nd Street

New York, NY 10168

(212) 594-5050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alexander Harrington

Chief Executive Officer

PeerStream, Inc.

122 East 42nd Street

New York, NY 10168

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Greg R. Samuel, Esq.	Lawrence J. Nusbaum III, Esq.
Michael M. Pritchard, Esq. Haynes and Boone, LLP	Andrew Russell, Esq. Gusrae Kaplan Nusbaum PLLC
2323 Victory Avenue, Suite 700	120 Wall Street
Dallas, TX 75219	New York, New York 10005
(214) 651-5000	(212) 269-1400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share	1,380,000	(1)	$5.00	(2)	$6,900,000	(1)(2)	$836.28	(3)

(1)	Includes 180,000 shares of common stock subject to the underwriters’ option to purchase additional shares of common stock. See “Underwriting.”
(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the bid and ask prices of the registrant’s common stock on October 19, 2018 as reported on the OTCQB Marketplace.
(3)	The registrant paid $629.97 of the filing fee in connection with prior filings of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2018

PRELIMINARY PROSPECTUS

1,200,000 Shares

PeerStream, Inc.

Common Stock

The selling stockholders named in this prospectus are offering 1,200,000 shares of common stock of PeerStream, Inc. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PEER,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering. Our common stock is currently listed on the OTCQB Marketplace (the “OTCQB”) under the symbol “PEER.”  On October 19, 2018, the last reported sale price of our common stock on the OTCQB was $5.00 per share.

To the extent the underwriters sell more than 1,200,000 shares of our common stock, the underwriters have the option to purchase up to an additional 180,000 shares from the selling stockholders at the public offering price, less underwriting discounts and commissions, within 45 days of the date of this prospectus. We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to any exercise of the underwriters’ option to purchase additional shares.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 14 of this prospectus and the risk factors in the documents incorporated by reference in this prospectus for information you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Price to the public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to the selling stockholders (before expenses)	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

Delivery of the shares of common stock will be made on or about                   , 2018.

Sole Book-Running Manager

The Benchmark Company

Co-Manager

Noble Capital Markets

Prospectus dated                          , 2018

You should rely only on the information contained, or incorporated by reference, in this prospectus or in any free writing prospectus that we authorize to be delivered to you. We, the selling stockholders and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained, or incorporated by reference, in this prospectus or in any free writing prospectuses we have prepared. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. The selling stockholders and the underwriters are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained, or incorporated by reference, in this prospectus or any free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: The selling stockholders and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. None of us, the selling stockholders or the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

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MARKET AND INDUSTRY DATA

Market data, industry statistics, and forecasts included or incorporated by reference in this prospectus, other than those provided by third party experts, are based on the good faith estimates of management, which in turn are based upon management’s reviews of independent industry publications, reports by market research firms, and other independent and publicly available sources. Data regarding the industry in which we compete and our market position and market share within this industry are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within this industry. Our own estimates are based on internally-derived metrics, as well as data from trade and business organizations and other contacts in the markets we operate.

We are responsible for all of the disclosure included, or incorporated by reference, in this prospectus, and we believe these estimates to be accurate as of the date of this prospectus or such other date stated in this prospectus (or in documents we have incorporated by reference). However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. While we believe that each of the publications used throughout this prospectus (or in documents we have incorporated by reference) are prepared by reputable sources, neither we nor the underwriters have independently verified market and industry data from third party sources. While we believe our internal company research and estimates are reliable, such research and estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018, which are incorporated by reference in this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This prospectus includes or incorporates by reference some of our trademarks, trade names and service marks, including PeerStream, FirstMet, Paltalk and the PeerStream logo. Each one of these trademarks, trade names or service marks is either (i) our registered trademark, (ii) a trademark for which we have a pending application, (iii) a trade name or service mark for which we claim common law rights or (iv) a registered trademark or application for registration which we have been authorized by a third party to use.

Solely for convenience, the trademarks, service marks and trade names included or incorporated by reference in this prospectus are without the ®, ™ or other applicable symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus also includes or incorporates by reference additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names included or incorporated by reference in this prospectus are, to our knowledge, the property of their respective owners.

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BASIS OF PRESENTATION

Unless otherwise indicated or the context otherwise requires, financial data included, or incorporated by reference, in this prospectus reflects the business and operations of PeerStream, Inc. and its consolidated subsidiaries. Unless the context otherwise requires, all references herein to “PeerStream, Inc.,” “Peer,” the “Company,” “we,” “our” or “us” refer to PeerStream, Inc. and its consolidated subsidiaries.

Name Change

Effective March 12, 2018, we changed our name from “Snap Interactive, Inc.” to “PeerStream, Inc.” In connection with the name change, we also changed our trading symbol on the OTCQB from “STVI” to “PEER.”

Reverse Stock Split

On January 5, 2017, we effected a 1-for-35 reverse stock split of our issued and outstanding common stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, each issued and outstanding share of our common stock, and the per share exercise price of and number of shares of our common stock underlying our outstanding stock options, was automatically proportionally adjusted based on the 1-for-35 Reverse Stock Split ratio. Except as otherwise provided herein, all share and per-share amounts of our common stock and stock options have been adjusted to give effect to the Reverse Stock Split for all periods presented. The Reverse Stock Split did not alter the par value of our common stock, which remains at $0.001 per share, modify any voting rights or other terms of our common stock or impact the amount of preferred stock we are authorized to issue.

AVM Merger

On October 7, 2016, we completed our merger with A.V.M. Software, Inc. (d/b/a Paltalk) (“AVM”), pursuant to which SAVM Acquisition Corporation, our wholly owned subsidiary, merged with and into AVM, with AVM surviving as our wholly owned subsidiary (the “AVM Merger”). As a result of the AVM Merger, the former shareholders of AVM received shares of our common stock representing approximately 77.9% of the outstanding shares of common stock of the post-AVM Merger combined company, and our former stockholders retained approximately 22.1% of the outstanding shares of common stock of the post-AVM Merger combined company.

The AVM Merger has been accounted for as a “reverse merger” under the acquisition method of accounting for business combinations with AVM being treated as the accounting acquirer of PeerStream. As such, the historical financial statements of AVM are treated as the historical financial statements of the combined company. Accordingly, our financial results for periods prior to October 7, 2016 represent the operations of AVM, and our financial results for periods after October 7, 2016 represent the operations of the combined company.

NON-GAAP FINANCIAL MEASURES; KEY PERFORMANCE INDICATORS

This prospectus contains, or incorporates by reference, certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), as well as certain unaudited key performance indicators. Specifically, we make use of the non-GAAP financial measure “Adjusted EBITDA” and the unaudited key performance indicators “active subscribers” and “subscription bookings.”

Non-GAAP Financial Measures

Non-GAAP financial measures are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with GAAP. Adjusted EBITDA is defined as net income (loss) adjusted to exclude interest (income) expense, net, other (income) expense, net, income tax expense (benefit), depreciation and amortization expense, loss on disposal of property and equipment, impairment loss on digital tokens and stock-based compensation expense. We present Adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to develop short- and long-term operational plans, and to allocate resources to expand our business. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the cash operating income generated by our business. We believe that Adjusted EBITDA is useful to investors and others to understand and evaluate our operating results and it allows for a more meaningful comparison between our performance and that of competitors.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered as an alternative to net income or income from operations, as a measure of financial performance, or cash flows provided by operating activities, as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, this measure is not intended to be a measure of free cash flow available for management’s discretionary use as it does not consider certain cash requirements such as tax payments. The presentation of this measure has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. For a discussion of Adjusted EBITDA and a reconciliation of the most directly comparable GAAP measure, see “Prospectus Summary―Summary Historical Consolidated Financial Data.”

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Key Performance Indicators

Unaudited key performance indicators are metrics that are used by our management to help us evaluate growth trends, establish budgets, measure the effectiveness of our advertising and marketing efforts and assess operational efficiencies. In this prospectus, we present the unaudited key performance indicators active subscribers and subscription bookings.

Active subscribers means users of our consumer applications that have prepaid a fee, redeemed credits or received an upgrade from another user as a gift for current unlocked application features such as enhanced voice and video access, elevated status in the community or unrestricted communication on our applications and whose subscription period has not yet expired. The metrics for active subscribers are based on internally-derived metrics across all platforms through which our applications are accessed. We assess the performance of our consumer applications by measuring active subscribers because we believe that this metric is the most reliable way to understand user engagement on our platform and estimate the future operational performance of our applications. We also believe that measuring active subscribers helps management estimate future subscription revenue. Because active subscribers generate the majority of our subscription revenue, as the number of active subscribers to our consumer applications increases, the amount of subscription revenue generated from our consumer applications also increases. Active subscribers is distinguished from active users, which represents the total number of free and paid users across all platforms during a certain period who access our various applications. We believe that active users are important to our operations because advertising revenue is largely dependent upon the volume of advertising impressions viewed by active users.

Subscription bookings is a financial measure representing the aggregate dollar value of subscription fees and micro-transactions received during the period from our consumer applications. We calculate subscription bookings as subscription revenue recognized during the period plus the change in deferred subscription revenue recognized during the period. Deferred subscription revenue is recognized ratably over the length of the subscription term. Our management uses subscription bookings internally in analyzing our financial results to assess operational performance and to assess the effectiveness of, and plan future, user acquisition campaigns. We believe that this financial measure is useful in evaluating the performance of our consumer applications because we believe, as compared to subscription revenue, it is a better indicator of the subscription activity in a given period. We believe that both management and investors benefit from referring to subscription bookings in assessing our performance and when planning, forecasting and analyzing future periods. While the factors that affect subscription bookings and subscription revenue are generally the same, certain factors may affect subscription revenue more or less than such factors affect subscription bookings in any period. While we believe that subscription bookings is useful in evaluating the performance of our consumer applications, it should be considered as supplemental in nature and it is not meant to be a substitute for subscription revenue recognized in accordance with GAAP.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus from our filings with the Securities and Exchange Commission (the “SEC”) listed in the section of the prospectus entitled “Incorporation by Reference” and does not contain all of the information you should consider before investing in shares of our common stock. You should read this entire prospectus, any free writing prospectus prepared by us or on our behalf and the information incorporated by reference in this prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in and incorporated by reference in this prospectus and the financial statements and the related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018, which are included in this prospectus, before you decide to invest in shares of our common stock.

Our Company

We are a global internet solutions provider pioneering the real-world adoption of emerging blockchain technologies by developing software, services and applications for corporate clients and consumers. Our business solutions unit (“PeerStream Business Solutions”) is able to provide advisory and implementation services to enterprise clients to help them meet strategic objectives using blockchain technology. We are also able to offer support to enterprise clients seeking to transition to blockchain-based technologies through the licensing of proprietary blockchain software, such as our PeerStream Protocol (“PSP”), a protocol for decentralized multimedia communications and live video streaming that is currently in development. For 20 years, we have built and continue to operate innovative consumer applications, including Paltalk, one of the largest live video social communities, and Backchannel, a secure video messaging application built on blockchain technology expected to launch in proof-of-concept form in late 2018. The Company has a long history of technology innovation and holds 26 patents. Our common stock has been traded on the over-the-counter markets since 2006.

PeerStream Business Solutions

On March 8, 2018, we launched PeerStream Business Solutions to provide technology licensing, services and support related to blockchain implementation for third party developers and corporate clients. PeerStream Business Solutions is intended to leverage our nearly 20 years of technology innovation to tap into a potential new business-to-business revenue stream and support the efforts of a broad range of prospective corporate clients to adopt blockchain technology.

We believe that blockchain technology has a myriad of applications across a broad array of industries. Many businesses, however, are struggling to identify and realize the potential of blockchain technology, which can offer a host of benefits, including enhanced security, scalability, data integrity and cost efficiency. Through PeerStream Business Solutions, we plan to assist our clients in realizing the benefits of blockchain technology through three major service branches:

●	Blockchain Strategy Consulting: Through our strategy consulting services, we intend to assist clients from the initial state of identifying potential uses for blockchain technology through the deployment phase and beyond. We continue to build an expert team of seasoned blockchain strategists and technology architects that are positioned to help clients discover the most appropriate and powerful blockchain solutions for their business or government administration needs.

●	Blockchain Implementation: We believe our core team of talented developers and project managers, combined with our network of contractors and subcontractors, can build and execute all phases of a blockchain implementation plan, including software development, testing and deployment.

●	Support: Following implementation, we believe we have the capability to provide a wide range of ongoing technical support services for integration projects.

We recently secured our first major PeerStream Business Solutions client by entering into a technology services agreement with ProximaX Limited (“ProximaX”), a next generation blockchain-based, decentralized platform led by blockchain pioneer, Lon Wong, the former President of the NEM.io Foundation Ltd. (“NEM”). Under the terms of the agreement, we agreed to provide development and related services to ProximaX to facilitate the integration of PSP, which is described in more detail below, into ProximaX’s proprietary blockchain protocol. In addition, we were recently selected to be a preferred North American integration partner for ProximaX. Pursuant to this partnership, we anticipate ProximaX will refer prospective adopters of its blockchain protocol to PeerStream Business Solutions for consulting and integration services.

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We also believe that our ability to develop proprietary blockchain-based software will attract new potential PeerStream Business Solutions clients. For instance, we are currently in the process of developing PSP, a protocol for decentralized multimedia communications and live video streaming, which is supported by 15 years of multimedia streaming expertise and a battle-tested technology platform that has facilitated the delivery of over a billion multimedia messages to hundreds of millions of users. We believe we have the experience and ability to support numerous other application developers and corporate clients in integrating PSP and developing other blockchain-based solutions to power decentralized applications that provide live video entertainment, multimedia messaging, video conferencing, live streaming, amateur content creation and more.

Blockchain-Based Proprietary Software

We are developing software that we believe will extend the capabilities of foundational blockchain protocols and enable prospective adopters to better meet their business goals using blockchain technology, either by enhancing the value of integrating blockchain technology into existing platforms, or by reducing the resources required to perform such implementations. Our software is made available for license, and it is also our intention to bundle software licenses into service offerings we make available to PeerStream Business Solutions clients, similar to our arrangement with ProximaX. We may also integrate our software with new applications that we develop.

How PSP Works

PSP, which is our first blockchain-based software made available for license, is designed to be a multimedia communications and video streaming protocol to route live, rich media content over peer-to-peer networks and is being built for either third party developers or corporate clients.

PSP will operate exclusively on third party blockchain networks. A blockchain network is a foundational form of technology that assembles computers contributed by third parties into a network, each of which is called a “node.” A blockchain network can be thought of as the “bottom-layer” of a system, and software can be layered on top of, or integrated with, a blockchain network to direct the nodes within that network to perform certain functions. At the top layer of the system, applications, or client software, is developed that is intended to allow non-programmers to access and derive value from the whole system, typically through some form of a user interface.

PSP operates as part of the “middle” layer of this system of design in that it is integrated with an existing blockchain network and provides instructions to the nodes within that network on how to deliver multimedia communications. In this sense, PSP is comparable to traditional “middleware,” or software that acts as a bridge between an operating system or database and its applications, but is distinguishable from middleware in that it performs important independent networking functions and does not simply bridge the software layers on either side. Once integrated, PSP and the blockchain network will create a platform on which developers can build consumer applications for the top-layer of the design. Having PSP integrated into a blockchain network means that applications built to run on that network will have a system already in place that allows developers to focus on the end-user experience.

At its core, PSP will be integrated with a blockchain network to enable the blockchain network nodes to perform live video and communication streaming delivery services. In traditional content delivery platforms available today, such as those offered by Akamai Technologies, Inc. or Amazon, Inc.’s Amazon Web Services, this process is completed by having data routed through a centralized server architecture that is owned and operated by a third party. PSP, however, will not be hosted in a centralized architecture. Instead, PSP will be decentralized, meaning its data will be routed through the nodes existing on a third party blockchain network. Each of these nodes will contribute bandwidth to the PSP network and will capture data streamed from applications using PSP and share it directly with other nodes to reach the end point without passing through any centralized intermediary. Because the source of data and its destination is obfuscated and anonymous when transmitted through a decentralized network, it is more private, secure and resilient to cyberattacks than traditional networks that route data through a third party provider.

When PSP is integrated with a blockchain protocol, the resulting platform will be able to power applications that require real-time data and video communications, such as the next generation of social networking, messaging, group collaboration and live video streaming applications, and we believe that this decentralized platform will offer the potential for superior privacy, scalability and cost efficiency.

Consumer Applications

We operate a leading network of consumer applications that create a unique social media enterprise where users can meet, see, chat, broadcast and message in real time in a secure environment with others in our network. Our products are generally available through Windows, Mac OS, iOS and Android platforms. The proprietary technology underlying our products allows us to operate thousands of simultaneous streams, including on mobile platforms, which support interactions on a one-on-one, one-to-many and many-to-many basis. We also have a worldwide established presence and brand identity in both live video chat and interactive dating, with users in over 180 countries as of October 19, 2018. Furthermore, our technology is supported by 75 developers, four technology centers and a portfolio of 26 issued patents.

Our existing consumer application product portfolio includes Paltalk and Camfrog, which together host one of the world’s largest collections of video-based communities, and FirstMet, an interactive dating brand serving users 35 and older. Our other consumer products include Tinychat, 50More, The Grade and Vumber. As of October 19, 2018, our applications supported an active subscriber base of approximately 148,600 active subscribers worldwide.

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We are also currently developing Backchannel, a secure messaging application built on blockchain technology that we believe will be one of the first video messaging applications to eliminate a centralized intermediary responsible for hosting and storing user information, thereby reducing the risk that communications between users can be hacked, stolen or leaked. Backchannel is an end-user application that is being designed to be fully integrated with our PSP technology, which means that a user that downloads and utilizes Backchannel will have its multimedia data routed through a series of nodes existing on a blockchain network that receive instructions through our PSP software.

By utilizing PSP technology, data transmitted through Backchannel will never pass through third party servers, and we are developing Backchannel using crypto identity and authentication to ensure no personally identifiable user information is stored or shared without a user’s explicit permission. We believe Backchannel is one of the first secure, blockchain-enabled video messaging applications in development to promote free speech and serve both business and consumer end-users, and we expect to launch a proof-of-concept version of Backchannel in the fourth quarter of 2018 with a public release following shortly thereafter.

We believe that we are well-positioned to take advantage of key business opportunities in the consumer application industry by leveraging our technology, user base and suite of complementary applications to provide video, voice and chat experiences with superior security, scalability and cost-efficiency.

Industry

Blockchain Software and Services

The industry for blockchain technology is characterized by rapid technological changes, new product introductions, enhancements and evolving industry standards. For instance, IBM recently secured a $740 million agreement to provide blockchain services. In addition, a recent forecast by Global Market Estimates Research & Consultants (2018) shows the market for blockchain services growing from approximately $695 million in 2017 to more than $79 billion by 2025, with the media streaming blockchain services market increasing to $4.4 billion by 2025. We believe that this trend has the potential to continue as a result of the increasing demand of businesses to harness the power of distributed ledger technology to provide cost-efficient, traceable and secure transmissions of data.

Through our 20 years of building and operating innovative consumer applications, we have become uniquely aware of the challenges inherent in the traditional technology powering communications and multimedia applications, including network security risks, end-user privacy concerns, limited network scalability and costs that increase exponentially based on user scale. We believe that blockchain technology provides several key advantages over the traditional technology used to develop consumer and commercial applications:

●	Scalability: Blockchain-based networks are formed through community contribution of computing resources, and with compensation mediated through consensus protocols, these peer networks become professionalized. Because they can tap into millions of contributors around the world, these peer networks have the potential to scale far greater than any existing private networks.

●	Cost-Efficiency: Because blockchain technology would eliminate the need for us to serve as an intermediary by hosting servers to transmit data between users, we expect that the transition to blockchain-based applications could significantly reduce our overhead by decreasing our hosting expenses. Though decentralized peer network hosts would require compensation, we expect that compensation costs will be lower than the cost of centralized hosting.

●	Security: The decentralized architecture of blockchain networks typically is not vulnerable to distributed denial of service (“DDoS”) attacks, cyber-attacks in which a centralized cluster of machines or networks are temporarily disrupted and service is halted, which represent one of the most common security issues of today’s internet. This architecture saves developers the high overhead of various security countermeasures, as well as offering improved uptime.

In addition, blockchain technology provides a secure, immutable form of transmitting data or payments from end-users. As a result, we believe blockchain technology offers an opportunity to reach the untapped market of unbanked adults, which refers to adults that lack an account at a financial institution or that do not have access to a mobile money provider, that according to the World Bank’s Global Fidnex Database consists of approximately 1.7 billion potential consumers. Through blockchain technologies, including cryptocurrencies, these individuals can pay for, and subscribe to, services without access to traditional financial institutions. Historically, in order to provide services to unbanked individuals, businesses such as ours have had to utilize costly and often inefficient methods involving resellers and prepaid service cards. Blockchain technology offers the opportunity to reach these consumers through a cost-efficient and secure means.

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We believe the market for blockchain services and software is still in its infancy. As a result, we believe that by growing PeerStream Business Solutions and developing easy-to-use blockchain software that will support applications in many industry verticals, as well as leveraging our team’s experience obtained through our preferred integrator relationship with ProximaX, we are poised to establish our business as a leader in this rapidly expanding industry. We plan to grow PeerStream Business Solutions by focusing our service offerings on key industries where we expect blockchain services to grow. In addition, we plan to bundle our blockchain software offerings with our service packages in order to generate additional revenue from licensing fees, as well as grow client relationships by providing support and related services for our licensed products. Ultimately, if we establish ourselves as a leader within these key industries, we expect to increase our market awareness and develop expertise that will allow us to expand our business.

To support our growth efforts, we plan to invest significantly in business development, sales and marketing personnel for PeerStream Business Solutions to help establish a unique corporate branding, strong leadership and build market share. Concurrently, we plan to support sales growth by building out infrastructure for our support team, developers and project managers. In order to meet industry needs and grow our talent pool, we expect to host and contribute to blockchain educational programs, retrain our internal technical staff and affiliate with leading talent pools. In addition, we may accelerate our internal growth through strategic acquisitions, joint ventures and partnerships. In the near future, we hope to grow our client base to include not only new ventures in blockchain, such as ProximaX, but established corporate enterprises and governmental agencies seeking to improve their operations through the use of innovative technologies.

The market for blockchain services is still developing and therefore is subject to rapid change. We compete with large consulting and business services firms, many of which have substantially greater financial, managerial, technological and other resources than we do, including IBM, Accenture, Cognizant, Deloitte Touche Tohmatsu Limited, Wipro Limited, Microsoft Corporation and Oracle Corporation. In addition, we compete with smaller, specialized information technology and services companies including Virtusa, Saksoft, Mindtree and Larsen & Toubro Infotech Limited, as well as blockchain-specific consulting firms including ConsenSys, Vanbex Group and CanYa. There are relatively few barriers to entry into the blockchain services market, and, as a result, any organization that has adequate financial resources and access to technical expertise and skilled personnel may become one of our competitors.

Consumer Applications

We believe that live video is in the early stages of adoption for applications related to meeting, chatting, dating, recruitment, broadcasting and other interactive purposes and that over time presents an attractive growth opportunity as it becomes pervasively integrated across the social networking and interactive communications industries. As individuals become more reliant on communicating through applications, we believe it is becoming increasingly more important to users that we provide a secure and private environment in which to interact via live video online.

We believe that our leading consumer application product portfolio, which includes Paltalk and Camfrog, which together host one of the world’s largest collections of video-based communities, and FirstMet, a prominent interactive dating brand serving users 35 and older, creates a unique social media enterprise that is well-positioned to take advantage of key opportunities in the consumer application industry. In addition, we expect that our blockchain-based decentralized communications application will allow us to tap into the market of privacy-minded consumers, as well as business and government end users, looking for a secured communications solution.

Our consumer products face substantial competition in both the live video and dating industries. We have direct competition from many live video streaming websites including YouNow, Live.me, BIGO Live, Live.ly, Houseparty, Facebook Live, YouTube Live, Instagram Live, and Twitch. In the dating industry, we compete with online dating websites such as OkCupid.com, Christianmingle.com, eHarmony.com, POF.com, Match Group, Inc. properties, as well as online dating applications provided by Badoo Trading Limited, IAC, Affinitas, MeetMe, Inc. and Zoosk, Inc. We also face substantial competition from mobile-based applications including Tinder, Happn, Hinge and Bumble. In addition, the products within our portfolio both compete and collaborate with each other.

There are relatively few significant barriers to entry in our industry and, as a result, any organization that has adequate financial resources and technical expertise may become a competitor. Nonetheless, we believe that users often utilize multiple applications for multiple purposes, and the use of one website or application is not necessarily to the exclusion of others.

In order to compete effectively within the consumer application industry, we seek to offer applications and features that are differentiated from existing products, superior in quality and more appealing than those of our competitors. We also believe that we have the tools and expertise to attract new users through Facebook and other sources at a lower cost per subscriber than certain of our traditional competitors. As social networking application platforms and mobile platforms continue to expand and the internet becomes ever more of a mainstream method for connecting and interacting with others, we believe that the consumer application industry offers substantial room for growth.

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Our Business Strategy

Build on Blockchain Technology

During the remainder of 2018, we plan to continue pursuing a strategy of using blockchain technology to improve our existing technology platform, to build new proprietary software and applications and to offer technology solutions to third parties, in each case taking advantage of the enhanced security, scalability and cost-effectiveness that blockchain technology offers.

As described above, we are in the process of developing PSP, which is software that integrates with an existing blockchain network in order to provide instructions to the nodes on that network to route live, rich media content and power applications that require real time data and video communications. Once PSP has launched and is integrated with a third party blockchain network, we expect that it will allow third party developers to build the next generation of social networking, messaging, group collaboration and live video streaming applications on that network. In addition, we plan for our new application, Backchannel, to operate on a PSP-integrated blockchain network and to utilize PSP for routing the multimedia data fed through Backchannel. We believe that Backchannel will be one of the first video messaging application to eliminate a centralized intermediary responsible for hosting and storing user information, thereby reducing the risk that communications between users can be hacked, stolen or leaked.

In order to drive our blockchain strategy, we formed a Blockchain Advisory Board in November 2017. The purpose of the Blockchain Advisory Board is to assist us in:

●	developing our blockchain-based initiatives, including PSP and Backchannel;

●	extending business relationships and forming partnerships with blockchain influencers and innovators to help further our blockchain strategy, including the development of PSP and other elements of our blockchain technology portfolio; and

●	identifying potential strategic M&A with, or equity and token investments in, blockchain companies that can accelerate our execution ability or extend our market position.

The members of the blockchain advisory board serve as consultants to the Company, and the membership of the blockchain advisory board may change from time to time as we identify new members whose experience, qualifications, attributes or skills may provide unique benefits to the Company. Set forth below is information regarding each of the current members of our Blockchain Advisory Board:

Mike Jones. Mr. Jones was appointed to the Blockchain Advisory Board on November 7, 2017. Mr. Jones is the Co-Founder & Chief Executive Officer of Science Inc., a venture capital startup studio that owns and operates Science Blockchain, an incubator for blockchain startups. Science Blockchain has partnered with blockchain companies such as BLOCKv, Civic and TaaS and recently announced blockchain reputation network SpringRole as its first portfolio company. Mr. Jones and Science Inc. have participated in more than $2.5 billion in successful exits, including FameBit (acquired by Google) and Dollar Shave Club (acquired by Unilever). Mr. Jones is a serial entrepreneur and digital industry executive, having served as CEO of MySpace prior to founding Science Inc.

Lou Kerner. Mr. Kerner was appointed to the Blockchain Advisory Board on November 28, 2017. Since 2013, Mr. Kerner has been a crypto enthusiast, investor, public speaker, advisor and thought leader. Mr. Kerner is ranked among the five most influential crypto bloggers on Medium and regularly holds conference calls with crypto industry innovators attended by hundreds of crypto enthusiasts and investors from around the world.

Mr. Kerner is a partner at Flight VC, where he manages The Israel Founders Syndicate, which invests in Israel-based technology companies. Prior to joining Flight VC, Mr. Kerner was the managing partner of The Social Internet Fund and an angel investor, best known for investing in Facebook and writing the first Wall Street style research report on Facebook in 2010. Prior to start-up investing, Mr. Kerner ran two digital companies, including Bolt (the largest social network before MySpace) and .tv, which commercialized the “.tv” top-level domain and was acquired by Verisign. Mr. Kerner also had a distinguished career as an equity analyst for Goldman Sachs and Merrill Lynch following media and technology companies.

Lon Wong. Mr. Wong was appointed to the Blockchain Advisory Board on January 3, 2018. Mr. Wong is a globally recognized blockchain pioneer and innovator. He is the former President of NEM, which actively educates, develops and promotes the use of the NEM blockchain technology platform on an international scale. Earlier this year, Mr. Wong founded and launched ProximaX.

Sheri Kaiserman. Ms. Kaiserman was appointed to the Blockchain Advisory Board on June 11, 2018. Ms. Kaiserman is an accomplished finance professional with over 25 years of equity sales and leadership experience. She is a founder and principal advisor at Maco.la, a dynamic new blockchain venture capital, advisory and talent resource firm. Maco.la utilizes its team’s extensive experience and global network to invest capital and resources into innovative enterprises seeking to provide solutions that enable the broader adoption of blockchain technology into the global economy. Ms. Kaiserman previously served as the Head of the Equities Division at Wedbush Securities, which she built and ran for 16 years. In 2013 under Ms. Kaiserman’s leadership, Wedbush published the first Wall Street research report on the topic of bitcoin and blockchain. Wedbush was also one of the first financial services firms to start investing in the blockchain sector.

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In addition to forming our Blockchain Advisory Board, we have also identified several third party blockchain companies and innovators whose products we believe could assist us in improving our existing consumer applications and building our future blockchain applications. For instance, in December 2017, we initiated a relationship with blockchain security innovator, Gladius Network, LLC (“Gladius”) and made a small investment in Gladius’ initial coin offering to support the development of Gladius’ blockchain-based security solutions. Gladius is building a decentralized solution to protect against DDoS attacks that we believe we could license and integrate into our social video consumer applications to improve their security and prevent costly disruptions of service.

More recently, in April 2018, we formed a strategic partnership with Kochava Labs SEZC (“Kochava”) as an OnXCHNG partner for Kochava’s XCHNG platform, a blockchain-based platform being built to connect advertisers looking to buy, and publishers looking to sell, digital advertising space, or “advertising inventory.” The XCHNG network acts as an intermediary between advertisers and publishers, allowing publishers to post, and advertisers to view, their available digital advertising inventory. If an advertiser offers to purchase a publisher’s advertising inventory, the publisher and advertiser can use the XCHNG network to create an advertising contract outlining the terms of the relationship, which is then recorded on a digital ledger. Unlike traditional advertising vendors or intermediaries that charge commission-based fees for sales of our advertising inventory, Kochava does not receive commission for the sales that take place on the XCHNG platform.

The XCHNG platform is expected to allow advertising inventory to be sold for cash or XCHNG tokens, and we understand that Kochava expects to launch a beta version of the XCHNG platform by the end of 2018. As an OnXCHNG partner, we will have the ability to list our advertising inventory on the XCHNG network in order to be matched with potential advertisers, and we expect that listing our advertising inventory on the XCHNG network will allow us to sell, or “monetize,” the advertising space on our consumer applications in a more cost-efficient and secure manner compared to traditional digital advertising sales networks. To the extent we are able to effectively utilize the XCHNG platform to sell our advertising inventory, we expect to sell such advertising inventory for cash.

We are actively seeking additional relationships and partnerships that we believe could strategically enhance our consumer applications and our other blockchain products.

Grow PeerStream Business Solutions

As described above, we recently launched PeerStream Business Solutions to provide technology licensing, services and support related to blockchain implementation for third party developers and corporate clients. We believe the growth of PeerStream Business Solutions is largely dependent upon our ability to successfully integrate PSP into the ProximaX blockchain protocol. As a result, a substantial portion of our resources are devoted to fulfilling the terms of our technology services agreement with ProximaX. Following the integration of PSP into the ProximaX platform, we plan to leverage our successful relationship as one means for generating new clients and expanding the range of services that we provide through PeerStream Business Solutions. In the future, we plan to offer a full suite of blockchain strategy consulting, blockchain implementation and support services to a range of clients across different industries that are looking to harness the superior scalability and security of decentralized solutions.

Develop PSP as an Open Source Media Streaming Protocol

Strategy for PSP. We believe our video technology has broad applications to many other industries beyond video social networking. Additionally, we believe that our multimedia streaming technology is scalable and applicable to a large array of applications for consumer and business end users. The most popular video and messaging applications today are centralized, meaning that they use corporate servers to send messages across the network. As a result, these applications suffer from the deficiencies associated with centralization: downtime, latency, and security and privacy breaches. We believe that PSP, which is designed from the ground up as a decentralized platform for multimedia streaming and communications, represents a potentially disruptive innovation in the marketplace.

As described above, PSP is intended to integrate with an existing third party blockchain network to serve as a protocol for providing instructions to the nodes on that blockchain network on how to route multimedia communications. Unlike traditional servers used for routing multimedia communications today, PSP will be fully decentralized, meaning that data will only pass through blockchain network nodes that are owned and operated by third parties. Private user communications will never pass through servers owned or managed by PeerStream. Because the source of data and its destination is obfuscated and anonymous when transmitted through a decentralized network, it is more private, secure and resilient to cyberattacks than traditional networks that route data through a third party provider.

Through the development of PSP, we intend to explore opportunities to contribute technology to and collaborate with leading companies in other industries seeking to integrate multimedia communication or improve their existing service. For instance, as described above, through our relationship with ProximaX we have agreed to integrate PSP into ProximaX’s proprietary blockchain platform. We believe that future partnerships may take many different forms, all of which ultimately may help us to drive the value of our technology and build our business. We expect that future applications that we develop may also utilize PSP, including Backchannel, although at this time we do not have any current plans to retrofit our existing consumer applications to utilize PSP.

Status of PSP Development. The ProximaX blockchain protocol is being designed by ProximaX as a new blockchain platform that will provide two major functional services: data storage and multimedia communications. Through our technology services agreement with ProximaX, we have agreed to license and integrate PSP as the layer of the ProximaX blockchain protocol responsible for providing multimedia communications. As a result, PSP’s development status is significantly reliant upon the development status of the ProximaX platform as the two are intended to launch together as a complete project. However, the ProximaX blockchain protocol is being developed exclusively by ProximaX, and PSP is being developed exclusively by PeerStream. We currently expect ProximaX to launch together with PSP in the summer of 2019.

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We have separated our PSP development progress into three stages based on the development roadmap set forth in our technology services agreement with ProximaX. The first stage consisted mainly of the initial design and architectural planning work related to PSP and is complete. The two remaining development stages are expected to be completed in the fourth quarter of 2018 and first quarter of 2019, respectively. The second development stage, which we refer to as the “Second Development Milestone,” relates principally to the completion of PSP’s ability to provide instructions to the node ecosystem of an existing blockchain network, as well as ensuring that PSP is designed to integrate with existing widely-adopted blockchain protocols other than the ProximaX blockchain protocol. The third development stage, which we refer to as the “Third Development Milestone,” relates principally to the completion and launch of the full-feature PSP product, as well as the launch of client side software development kits and application programming interfaces. Although we hope to complete the development of PSP within the timeframes specified in this prospectus, PSP is a new form of technology and its development may be subject to unanticipated delays.

Although PSP is initially being designed to be integrated into the ProximaX blockchain protocol, it is our goal, as stated above, to develop it in a way such that it can easily be modified to be integrated with other widely-adopted blockchain protocols. Although the adaption of PSP to blockchain protocols outside of the ProximaX protocol would require custom development, we have taken steps to minimize the amount of effort that such development would entail. In addition, because PSP is open source, these modifications would not need to be completed by PeerStream. Any developer can take the PSP code and undertake custom modifications to integrate it into other blockchain protocols.

Enhance Existing Applications; Introduce New Proprietary Software and Applications

Our software and application strategy is principally focused on three major goals:

●	enhancing our existing applications to integrate the benefits of blockchain technologies;

●	introducing new blockchain-based applications around our core video chat technologies; and

●	expanding our offerings of blockchain-based software beyond PSP, focusing on the development of software designed to facilitate the adoption of, and enhance the capabilities of, blockchain protocols.

We have recently taken significant steps towards enhancing our existing applications to integrate blockchain technologies. For example, we have in the past accepted bitcoin as a form of payment for purchases on our applications, and we may in the future accept bitcoin or other cryptocurrencies as a form of payment for purchases on our applications. By integrating bitcoin as a payment method in our applications, we believe we are facilitating user adoption of blockchain-based technologies while also allowing our business to more easily meet the needs of unbanked individuals who have limited options for paying for services through our applications.

In addition, we recently formed relationships with blockchain development companies Gladius and Kochava to help further our blockchain strategy and enhance the features of our existing consumer applications. Gladius is developing a blockchain-based solution to protect against DDoS attacks that we believe we can integrate into our existing application portfolio to greatly improve the security of our applications. Traditional DDoS attacks use mass requests to make websites and applications unavailable to their intended users by overloading centralized servers and preventing legitimate requests from being processed. Gladius’ platform is intended to provide a decentralized, blockchain-based system that allows unused bandwidth to be pooled and rented out to third parties to absorb the superfluous requests associated with DDoS attacks. Kochava is building a decentralized network to connect advertisers looking to buy, and publishers looking to sell, digital advertising space, or “advertising inventory,” that we believe could result in a more cost-efficient and secure means for selling advertising space on our consumer applications, as well as eliminate the need for us to maintain third party arrangements with advertising vendors that charge commission-based fees for sales of our advertising inventory. While we believe that incorporating blockchain technology into our existing application portfolio has the potential to greatly enhance our existing products, blockchain is a new form of technology and its applications within our consumer products are novel and largely untested. As a result, our use of blockchain technology is subject to certain risks, including the risk that we may devote substantial time and resources to develop or implement these technologies, putting us at a competitive disadvantage, as well as the fact that our anticipated uses for blockchain technologies may not work as intended or at all.

With respect to the introduction of new blockchain-based applications, we recently started development of Backchannel, a secure messaging application built on blockchain technology targeting privacy-minded consumers as well as business and government end users, which we expect to launch in a proof-of-concept form in the fourth quarter of 2018, with a public release following shortly thereafter. Backchannel is expected to enable real-time text, voice, and video messaging between individuals and among small groups and to leverage blockchain and other decentralization technologies to offer unique security and privacy benefits.

Following the completion of PSP, we plan to focus our efforts on the development of new blockchain-based software to power decentralized applications that we expect to make available for license to clients either through bundles with services offered by PeerStream Business Solutions or on a standalone basis.

For information concerning the risks associated with our use of blockchain technology in our existing consumer application portfolio, as well as risks associated with our development of new blockchain technologies and software, please see “Risk Factors— Our shift in focus towards the utilization and development of blockchain-based applications and technologies could have a material adverse effect on our business, financial condition or results of operations.”

Defend our Intellectual Property

We have a portfolio of 26 issued patents. We have successfully defended our intellectual property in the past and have generated tens of millions of dollars in licensing fees for the use of our patents. In 2016, we commenced an enforcement action related to two of our patents against Riot Games, Inc. and Valve Corporation for infringement of U.S. Patent Nos. 5,822,523 and 6,226,686 with respect to their online games League of Legends and Defense of the Ancients 2. These two patents were previously asserted against, and then licensed to, Microsoft, Sony, and Activision.

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Potentially Explore Strategic Alternatives for Non-Core Assets

We remain committed to maximizing our stockholder value, and as our business grows and develops, we are continuously evaluating the performance of our existing applications and assets. As a result, we may in the future initiate a review of strategic alternatives with respect to one or more of our dating properties, Vumber or certain of our patents, which we refer to collectively as our non-core properties.

Our Products

Blockchain Initiatives

PeerStream Business Solutions. PeerStream Business Solutions was launched in March 2018 to tap into a potential new business-to-business revenue stream and support the efforts of a broad range of prospective corporate clients to adopt blockchain technology. On March 21, 2018, as a first step in providing services through PeerStream Business Solutions, we entered into a technology services agreement with ProximaX whereby we agreed to provide certain development and related services to ProximaX to facilitate the integration of PSP into ProximaX’s proprietary blockchain protocol that is currently under development. Pursuant to the terms of the agreement, ProximaX agreed to pay us up to an aggregate of $10.0 million either in cash or in certain highly liquid cryptocurrencies in exchange for our services, with (i) $5.0 million due upon the successful consummation of ProximaX’s initial coin offering, (ii) $2.5 million due upon the completion of PSP’s Second Development Milestone and (iii) $2.5 million due upon the completion of PSP’s Third Development Milestone. In addition, ProximaX agreed to issue us a number of tokens equal to 2.4% of all outstanding tokens on the day of its planned initial coin offering and to reserve an additional 2% of such tokens to be issued as payment for future services provided by us, subject, in each case, to such initial coin offering generating aggregate gross proceeds of at least $30.0 million.

On April 30, 2018, ProximaX closed its initial coin offering, which generated aggregate gross proceeds in excess of $30.0 million for purposes of our technology services agreement. On May 6, 2018, as agreed under the terms of the technology services agreement, ProximaX paid us the $5.0 million fee due upon consummation of its initial coin offering in Ethereum, which we immediately converted into cash. On June 2, 2018, we received 216.0 million XPX tokens from ProximaX, representing 2.4% of the XPX tokens issued by ProximaX in its initial coin offering and generating approximately $3.4 million of contract revenue. XPX tokens began trading on the Kryptono Exchange on June 2, 2018 and the quoted market price of $0.01559 was used to determine the initial fair value of the tokens. As of June 30, 2018 at approximately 5:00 PM, Eastern Time, XPX tokens were trading at a price equal to $0.00652 per token, and our 216.0 million XPX tokens had an aggregate fair value of $1,408,723. We currently expect to hold our XPX tokens until at least June 2, 2019, at which time we may determine to opportunistically resell the tokens in open market transactions from time to time.

PeerStream Protocol. PSP is our in-development proprietary software designed to be an open source, decentralized, peer-to-peer multimedia and messaging protocol that, when coupled with blockchain technology, increases scalability, cost efficiency and security for real-time communication applications in such areas as video conferencing, messaging and workforce collaboration. We expect PSP’s Second Development Milestone to be completed in the fourth quarter of the 2018, and PSP’s Third Development Milestone, as well as the complete PSP product, to be completed in the first quarter of 2019, but our development schedule for PSP may be subject to unanticipated delays and could change. PSP is presently being licensed by and integrated with the ProximaX blockchain protocol.

While ProximaX is currently the only customer for PeerStream Business Solutions, we believe that we have the infrastructure and personnel in place to handle multiple PeerStream Business Solutions clients and that our services could be useful to a wide range of corporate clients. We are currently in discussion with a number of potential clients, and we anticipate that at least some of these discussions will result in letters of intent and/or contracts for services beginning before the end of 2018. Future potential clients could include businesses in various industries, such as the health care, financial services and media/communications industries. We may also work with blockchain advisory businesses that are interested in integrating PSP and adding development capabilities to support integration with blockchain protocols.

Backchannel. Backchannel is a blockchain-based video-enabled secure messaging service we are developing that we plan to release in a proof-of-concept form in the fourth quarter of 2018, with a public release following shortly thereafter. The proof-of-concept release of Backchannel is expected to be a hybrid version, and thus only partially decentralized, with the fully-decentralized version to come in 2019 following the complete launch of PSP. Backchannel is expected to enable real-time text, voice, and video messaging between individuals and among small groups and to leverage blockchain and other decentralization technologies to offer unique security and privacy benefits. We plan to market Backchannel to privacy-minded consumers around the world, as well as business, legal and government end-users.

Backchannel is being designed to be fully integrated with PSP, and PSP will be the core technology powering Backchannel’s voice, video, text and data transmission. Because Backchannel will utilize PSP, the transmission of data through Backchannel’s network will be fully decentralized, meaning that communications will never pass through servers operated by us, making the application more resistant to censorship, disruption and eavesdropping than traditional communication platforms. In addition, we anticipate that Backchannel will use blockchain technology to validate and authenticate users with a crypto identity that does not require any personally identifiable information from the user. As a result, we anticipate that Backchannel will never request or hold the real world identity of its users, and therefore will not have any personal information that could be stolen by hackers.

Live Video Chat

We have three existing products in the video chat space: Paltalk, Camfrog and Tinychat. The major revenue-generating live video chat products are Paltalk and Camfrog. Each product enables individuals to self-organize around topics and users with common affinities. Tinychat enables adaptations of our video technology for alternative uses and opportunities in the future.

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Paltalk and Camfrog. Paltalk and Camfrog are our major video chat applications and are both leading providers of live video social networking applications available on Windows, Mac OS, iOS, Android and other tablet devices. Together, these products power one of the world’s largest global collections of video based communities, with proprietary technology to host thousands of simultaneous live group conversations on topics such as politics, financial markets, music and dating. Our proprietary client server technology helps maintain high quality video and audio, even as many users simultaneously watch a particular broadcaster. Paltalk and Camfrog both have hundreds of millions of registered users and attract a demographically and geographically diverse user base, with users in over 180 different countries. Paltalk users are approximately one-third domestic and two-thirds international, and Camfrog users have an even larger international presence, with a particular concentration in Southeast Asia.

In the first half of 2017, we founded an innovation lab to leverage our technology and commercial platform to support growth initiatives in the live video markets. Through the support of our innovation lab, we recently updated Camfrog to support one-to-many live streaming video capabilities through the launch of Camfrog Live. Camfrog Live offers a wide variety of live video broadcasting entertainment while allowing spontaneous, real-time engagement at a more personal level. The platform offers these viewing users a unique way of connecting and sharing through live interaction with content creators, allowing them to offer feedback and appreciation, including cash donations and tips. Camfrog will continue to support its industry-leading traditional group video chat service, which we believe is complemented by the addition of live streaming entertainment. We expect to offer similar one-to-many live streaming video capabilities within our Paltalk application by the end of 2018.

Dating

We currently have three dating applications: FirstMet, 50more and The Grade. FirstMet generates substantially all of the revenue in our dating portfolio. 50more, our product targeting users over 50, was launched commercially in July 2017. For the foreseeable future, we expect to focus our dating application resources on FirstMet and 50more.

FirstMet. We provide a leading online dating application under the FirstMet brand. FirstMet is native on Facebook, iOS and Android platforms and is also accessible on mobile devices and desktops at FirstMet.com. FirstMet is extremely scalable and requires limited incremental operational cost to add users, active subscribers or new features catering to additional discrete audiences.

FirstMet attracts a demographically and geographically diverse user base, with users in over 180 different countries. FirstMet is intuitive, and allows users and subscribers to easily find, connect and communicate with each other.

50more. We introduced 50more commercially in July 2017 as our dating application targeting adults over the age of 50. 50more is based on our FirstMet platform and utilizes the underlying FirstMet infrastructure and technology, a strategy which allowed us to streamline the process of launching 50more as a new and fresh online dating product. 50more has similar functionality to FirstMet but offers more information-rich user profiles and addresses a different target audience of adults over 50.

We expect that we will operate 50more in parallel with FirstMet in order to leverage the overlap with FirstMet’s user base and cross sell our users with multiple brands. 50more is available on mobile and desktop platforms.

The Grade. The Grade is a free mobile dating application offered on iOS and Android designed to foster a high quality community of users by rewarding good behavior and exposing improper behavior through a programmatic grading algorithm. Despite the uniqueness and early success of The Grade, we decided in late 2015 to shift our promotional and product development resource-focus to FirstMet, with its established user base, and the development of 50more. We believe The Grade remains a viable product with relevant technology, and it may provide a platform in the future for other product opportunities.

Recent Developments

Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PEER,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering.

Corporate Information

We were founded in 2005 and we completed our merger with AVM, which was founded in 1998, in 2016. Our principal executive offices are located at 122 East 42nd Street, New York, New York, 10168 and our telephone number is (212) 594-5050. Our website is www.peerstream.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus.

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THE OFFERING

Common stock offered by the selling stockholders	1,200,000 shares.

Option to purchase additional shares of common stock

The selling stockholders have granted the underwriters a 45-day option to purchase up to an additional 180,000 shares of common stock at the public offering price, less underwriting discounts and commissions. Unless we indicate otherwise or the context otherwise requires, all information assumes no exercise of the underwriters’ option to purchase 180,000 additional shares of our common stock.

Common stock outstanding	6,789,393 shares (as of October 19, 2018 and excluding 79,286 shares of unvested restricted stock).

Use of proceeds	We will not receive any proceeds from the sale of shares being sold in this offering, including from any exercise by the underwriters of their option to purchase additional shares. The selling stockholders will receive all of the net proceeds and bear all commissions and discounts, if any, from the sale of our common stock pursuant to this prospectus. See “Use of Proceeds” and “Selling Stockholders.”

Dividend policy	We do not currently, and have no current plans, to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, general and economic conditions, our financial condition, and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our Board of Directors may deem relevant.

Risk factors	See “Risk Factors” beginning on page 14 and the other information included elsewhere or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Trading symbol	Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PEER,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering. Our common stock is currently listed on the OTCQB under the symbol “PEER.”

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In this prospectus, unless otherwise indicated, the number of shares of common stock is based on 6,789,393 outstanding shares of common stock as of October 19, 2018, and the number of shares of common stock outstanding and the other information based thereon:

●	excludes 79,286 outstanding shares of restricted common stock that were subject to time-based vesting conditions as of October 19, 2018;

●

excludes 1,067,527 shares of our common stock that are issuable upon the exercise of stock options awarded under our 2016 Long-Term Incentive Plan (the “2016 Plan”) and 2011 Long-Term Incentive Plan that were outstanding as of October 19, 2018;

●	excludes 408,508 shares of our common stock reserved for future issuance under the 2016 Plan;

●	does not reflect any exercises of vested options by the management selling stockholders in connection with this offering; and

●	does not reflect any exercise by the underwriters of their option to purchase 180,000 additional shares of our common stock from the selling stockholders.

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SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary historical consolidated financial data for the periods presented below. The summary consolidated financial data as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017 have been derived from our audited consolidated financial statements included herein. The summary unaudited condensed consolidated financial data as of June 30, 2018 and the six-month period ended June 30, 2018 has been derived from our unaudited condensed consolidated financial statements included herein.

Our historical results are not necessarily indicative of the results of operations for future periods. You should read the following summary consolidated financial data in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, as well as our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, incorporated by reference herein. See “Where You Can Find More Information.”

	Year Ended December 31,		Six Months Ended June 30,
	2017	2016	2018	2017
Income Statement Data:
Total revenue	$24,841,283	$20,988,429	$13,139,437	$12,958,540
Costs and expenses:
Cost of revenue	4,861,315	5,015,565	2,391,733	2,524,324
Sales and marketing	7,847,235	5,099,956	2,882,867	4,366,443
Product development	8,918,409	8,600,688	4,073,813	4,417,785
General and administrative	8,874,389	4,016,068	4,509,500	4,186,625
Total costs and expenses	30,501,348	22,732,277	13,857,913	15,495,177
Loss before provision for income taxes	(5,665,281)	(1,452,776)	(2,658,170)	(2,522,669)
Income tax expense	(228,972)	—	(15,500)	—
Net loss	$(5,894,253)	$(1,452,776)	$(2,673,670)	$(2,522,669)

Other Financial Data:
Adjusted EBITDA (1)	$(1,930,574)	$11,805	$1,122,638	$(729,354)
Subscription bookings (2)	$22,623,529	$18,168,008	$10,247,198	$11,737,952
Active subscribers (as of period end) (3)	170,962	— (4)	150,550	173,480
Balance Sheet Data (at end of period):
Cash and cash equivalents	$4,137,050	$4,162,596	$7,738,837	$4,614,619
Total assets	22,764,447	27,524,151	26,769,634	25,787,879
Total stockholders’ equity	17,430,722	20,843,462	15,549,653	19,034,880
Cash Flow Data:
Net cash provided by (used in) operating activities	$(730,758)	$(406,651)	$3,761,687	$620,638
Net cash used in investing activities	(219,227)	(2,084,576)	(159,900)	(134,326)
Net cash provided by (used in) financing activities	924,439	(22,734)	—	(34,289)

(1)	Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as net income (loss) adjusted to exclude interest (income) expense, net, other (income) expense, net, income tax expense (benefit), depreciation and amortization expense, loss on disposal of property and equipment, impairment loss on digital tokens and stock-based compensation expense.

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We present Adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to develop short- and long-term operational plans and to allocate resources to expand our business. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the cash operating income generated by our business. We believe that Adjusted EBITDA is useful to investors and others to understand and evaluate our operating results, and it allows for a more meaningful comparison between our performance and that of competitors.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this performance measure in isolation from or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect cash capital expenditures for assets underlying depreciation and amortization expense that may need to be replaced or for new capital expenditures;

●	Adjusted EBITDA does not reflect our working capital requirements;

●	Adjusted EBITDA does not reflect the impairment loss on digital tokens;

●	Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation; and

●	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results. The following table presents a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,		Six Months Ended June 30,
	2017	2016	2018	2017
Reconciliation of Net loss to Adjusted EBITDA:
Net loss	$(5,894,253)	$(1,452,776)	$(2,673,670)	$(2,522,669)
Interest (income) expense, net	(41,717)	60,030	(19,710)	(31,968)
Other expense (income), net	46,933	(351,102)	—	18,000
Income tax expense	228,972	—	15,500	—
Depreciation and amortization expense	2,132,496	1,402,533	1,048,514	1,095,922
Loss on disposal of property and equipment	17,074	—	—	17,074
Impairment loss on digital tokens	—	—	1,959,404	—
Stock-based compensation expense	1,579,921	353,120	792,600	694,287
Adjusted EBITDA	$(1,930,574)	$11,805	$1,122,638	$(729,354)

(2)	Subscription bookings is a financial measure representing the aggregate dollar value of subscription fees and micro-transactions received during the period. We calculate subscription bookings as subscription revenue recognized during the period plus the change in deferred subscription revenue recognized during the period. Deferred subscription revenue is recognized ratably over the length of the subscription term. Our management uses subscription bookings internally in analyzing our financial results to assess operational performance and to assess the effectiveness of, and plan future, user acquisition campaigns. We believe that this financial measure is useful in evaluating the performance of our consumer applications because we believe, as compared to subscription revenue, it is a better indicator of the subscription activity in a given period. We believe that both management and investors benefit from referring to subscription bookings in assessing our performance and when planning, forecasting and analyzing future periods.

While the factors that affect subscription bookings and subscription revenue are generally the same, certain factors may affect subscription revenue more or less than such factors affect subscription bookings in any period. While we believe that subscription bookings is useful in evaluating the performance of our consumer applications, it should be considered as supplemental in nature and it is not meant to be a substitute for subscription revenue recognized in accordance with GAAP.

(3)	Active subscribers means users of our consumer applications that have prepaid a fee, redeemed credits or received an upgrade from another user as a gift for current unlocked application features such as enhanced voice and video access, elevated status in the community or unrestricted communication on our applications and whose subscription period has not yet expired. The metrics for active subscribers are based on internally-derived metrics across all platforms through which our applications are accessed. We assess the performance of our consumer applications by measuring active subscribers because we believe that this metric is the most reliable way to understand user engagement on our platform and estimate the future operational performance of our applications. We also believe that measuring active subscribers helps management estimate future subscription revenue. Because active subscribers generate the majority of our subscription revenue, as the number of active subscribers to our consumer applications increases, the amount of subscription revenue generated from our consumer applications also increases.

(4)

Prior to the AVM Merger, AVM did not track the total number of active subscribers for its consumer applications in a manner consistent with the metric as presently defined by the Company. As a result, it is impracticable for us to provide accurate information concerning the number of our active subscribers for periods prior to the time we reconciled the recordation of active subscribers between PeerStream and AVM.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making a decision to invest in our common stock. Our business, operating results or financial condition could be adversely affected by any of these risks. The risks described below are not the only ones we face. The occurrence of any of the following risks or future or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows. The trading price of our common stock could also decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our common stock, you should also refer to the other information included or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes.

Risks Related to Our Business

Our shift in focus towards the utilization and development of blockchain-based applications and technologies could have a material adverse effect on our business, financial condition or results of operations.

We recently announced our intention to pursue a multipoint strategy to embrace the growth potential and technological capabilities of blockchain technology, a rapidly evolving technology in which we have limited operational history or experience. Our focus on blockchain technology subjects us to risks associated with the use of new and novel technologies, including technical, operational, financial, regulatory, legal and reputational risks, as well as the risk that we may be unable to timely develop our blockchain-based applications or technologies or market, license or sell our blockchain-based applications or technologies successfully or profitably. Although we formed a Blockchain Advisory Board in 2017 to help drive our blockchain strategy, we cannot provide any assurance that we will be able to retain or continue to hire well-qualified individuals with experience in the blockchain industry or that our assessment of individuals we retain will be correct. These individuals may be unfamiliar with the requirements of being involved in a public company which could cause us to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

We may face significant challenges in launching PeerStream Business Solutions.

On March 8, 2018, we launched PeerStream Business Solutions, which provides blockchain-based licensing, services and support related to blockchain implementation for third party developers and corporate clients. The launch of PeerStream Business Solutions poses risks and challenges that could materially impact our business, financial condition and results of operations. Currently, all of the revenue generated from PeerStream Business Solutions has been derived from our technology services agreement with ProximaX. However, the success of PeerStream Business Solutions substantially depends upon our ability to expand our client base beyond ProximaX, and our failure to do so would have a material negative impact on our ability to generate revenue and our financial condition.

In addition, our management only recently determined to shift our corporate focus towards providing business solutions services. While we intend to expand our staff with individuals with more experience in the business solutions industry and will closely scrutinize individuals we engage, we cannot provide assurance that we will be able to retain or continue to hire well-qualified and experienced individuals or that our assessment of individuals we retain will be correct.

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The further development and acceptance of blockchain technologies, which are part of a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of blockchain technologies or assets would have a material adverse effect on our business.

The growth of the blockchain industry in general, as well as the blockchain networks on which our technologies may rely, is subject to a high degree of uncertainty. The factors affecting the further development of the blockchain industry and networks, include, without limitation:

●	worldwide growth in the adoption and use of blockchain and distributed ledger technologies, including cryptocurrencies and digital tokens, cryptosecurities and digital tokens;

●	government and quasi-government regulation of blockchain assets, including cryptocurrencies, and their use, or restrictions on or regulation of access to and operation of blockchain networks or similar systems;

●	the maintenance and development of the open-source software protocol of blockchain networks;

●	changes in consumer demographics and public tastes and preferences;

●	general economic conditions and the regulatory environment relating to cryptocurrencies; and

●	a decline in the popularity or acceptance of blockchain-based technologies, including cryptocurrencies and tokens.

The blockchain industry as a whole is in its infancy and has been characterized by rapid changes and innovations. Although it has experienced significant growth in recent years, the slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks and blockchain assets may materially adversely affect our business plans, financial results and prospects.

The success of our consumer applications is principally dependent on our active subscribers and our engagement with our user base.

As of October 19, 2018, our applications supported an active subscriber base of approximately 148,600 active subscribers worldwide. However, compared to the total number of users in any given period, only a small portion of our users are active subscribers or purchasers of virtual currency. We primarily generate revenue through the sale of subscriptions and virtual currency to this small portion of users and secondarily generate revenue through paid advertisements. Accordingly, the success of our consumer applications is substantially dependent on our ability to convert our users into active subscribers and to sell our users virtual currency.

Users discontinue the use of our applications in the ordinary course of business, and to sustain our revenue levels, we must attract, retain and increase the number of users or more effectively monetize our existing users. Falling user retention, growth or engagement could also make our applications less attractive to advertisers, which could harm our business.

There are a number of factors that could negatively impact user retention, growth and engagement, including, among other things:

●	users may adopt competing products instead of ours;

●	we may fail to introduce new products and services or those we introduce may be poorly received;

●	our products may fail to operate effectively on mobile or other platforms;

●	we may be unable to combat spam or other hostile or inappropriate usage on our products;

●	there may be adverse changes in user sentiment about the quality or usefulness of our existing products;

●	there may be concerns about the privacy implications, safety or security of our products;

●	technical or other problems may frustrate the experience of our users, particularly if those problems prevent us from delivering our products in a fast and reliable manner;

●	we may fail to provide adequate service to our users;

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●	we or other companies in our industry may be the subject of adverse media reports or other negative publicity;

●	we may not maintain our brand image or our reputation may be damaged; and

●	we may be subject to denial of service or other attacks from hackers that result in service downtime.

To retain existing users, and particularly those users who are paying subscribers, we must devote significant resources so that our applications retain their interest. If we fail to grow or sustain the number of our users, or if the rates at which we attract and retain existing users declines or the rate at which users become paying subscribers declines, it could have a material adverse effect on our business, results of operations or financial condition.

We operate in intensely competitive industries and any failure to attract new users and subscribers could diminish or suspend our development and possibly cease our operations.

The blockchain services and consumer application industries are highly competitive and have few barriers to entry. If we are unable to efficiently and effectively attract new users or clients as a result of intense competition or a saturated market, we may not be able to continue the provision, development and enhancement of our services and applications or become profitable on a consistent basis in the future.

Important factors affecting our ability to successfully compete include:

●	the usefulness, novelty, performance and reliability of our products compared to our competitors;

●	the timing and market acceptance of our products, including developments and enhancements of our competitors’ products;

●	our ability to effectively monetize our services and products and the availability of free or cheaper alternatives from our competitors;

●	our ability to hire and retain talented employees, including technical employees, executives, and marketing experts;

●	the success of our customer service and support efforts;

●	our reputation and brand strength compared to our competitors;

●	with respect to consumer applications, competition for acquiring users that could result in increased user acquisition costs;

●	reliance upon the platforms through which our consumer applications are accessed and the platform owner’s ability to control our activities on such platforms;

●	the effectiveness of the marketing and advertisement of our services and products;

●	our ability to maintain advertisers’ interests in advertising through our products;

●	our ability to innovate in the ever-changing industries in which we operate;

●	changes as a result of new legislation or regulation within our industries; and

●	acquisitions or consolidations within our industries.

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Many of our current and potential competitors offer similar services, have longer operating histories, significantly greater capital, financial, technical, marketing and other resources and, with respect to our consumer applications, larger user or subscriber bases than we do. These factors may allow our competitors to more quickly respond to new or emerging technologies and changes in client or consumer preferences. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing strategies that may allow them to build larger user bases consisting of greater numbers of clients or paying users. Our competitors may provide services or develop applications that are equal or superior to our services or applications or that achieve greater market or industry acceptance. It is possible that a new product or service developed or offered by one of our competitors could gain rapid scale at the expense of existing brands through harnessing a new technology or distribution channel, creating a new approach to servicing clients or connecting people.

Certain entities that we do not directly compete with but that have large or dominant positions in one or more markets could use those positions to gain a competitive advantage against us in areas where we operate by launching blockchain service offerings or by integrating competing dating, video chat or social media platforms into products they control, such as search engines, web browsers or mobile device operating systems.

With respect to consumer applications, costs for consumers to switch between products in the video chat and dating industries are generally low, and consumers have a propensity to try new products to connect with new people. As a result, new entrants and business models are likely to continue to emerge in our industry. These activities could attract users and subscribers away from our applications and reduce our market share.

If we are unable to effectively compete, we may fail to obtain new clients for our blockchain services offerings or our users may discontinue the use of our products and we may lose active subscribers, either of which would have a material adverse effect on our business, results of operations and financial condition.

We are subject to risks related to holding cryptocurrencies and accepting cryptocurrencies as a form of payment.

We have recently formed strategic partnerships with third parties and entered into service agreements that provided us with cryptocurrencies as compensation for our services. In addition, we have in the past accepted bitcoin as a form of payment for purchases on our applications, and we may in the future accept bitcoin or other cryptocurrencies as a form of payment for purchases on our applications. Historically, under our arrangement with our payment processor, bitcoin payments were automatically converted into U.S. dollars so that we received payment for transactions entirely in U.S. dollars. However, if we determine to accept cryptocurrencies as a method of payment in the future, we may also determine to hold those cryptocurrencies directly.

Cryptocurrencies are not considered legal tender or backed by any government and have experienced price volatility, technological glitches and various law enforcement and regulatory interventions. The use of cryptocurrency such as bitcoin has been prohibited or effectively prohibited in some countries. If we fail to comply with prohibitions applicable to us, we could face regulatory or other enforcement actions and potential fines and other consequences.

As part of our strategy of forming strategic alliances with blockchain companies, we may make limited investments in initial coin or token offerings or negotiate that we receive cryptocurrency tokens as compensation for services. For instance, as part of our technology services agreement with ProximaX, a portion of our compensation was paid in XPX tokens. The prices of cryptocurrency tokens, including our XPX tokens, are typically highly volatile and subject to exchange rate risks, as well as the risk that regulatory or other developments may adversely affect their value. As of June 30, 2018 at approximately 5:00 PM, Eastern Time, our 216.0 million XPX tokens had an aggregate fair value of $1,408,723. However, our XPX tokens shall be tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired, and therefore, fluctuations in the market value of XPX tokens could directly impact our balance sheet and statements of operations. We currently expect to hold our XPX tokens until at least June 2, 2019, at which time we may determine to opportunistically resell the tokens in open market transactions from time to time.

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In particular, our XPX tokens may experience periods of extreme volatility due to (i) XPX tokens having a very limited trading history, (ii) the limited public supply of XPX tokens and (iii) XPX tokens trading solely on the Kryptono Exchange, a new cryptocurrency exchange with a limited operating history. Speculators and investors who seek to profit from trading and holding XPX tokens currently account for a significant portion of XPX token demand. Such speculation regarding the potential future appreciation in the value of XPX tokens may artificially inflate their price. Fluctuations in the value of our XPX tokens or any other cryptocurrencies that we hold may also lead to fluctuations in the value of our common stock. In addition, because of the limited trading volumes in XPX tokens on the Kryptono Exchange, converting our holdings to fiat currency would likely take an extended period of time. If the Kryptono Exchange were to cease operations or no longer quote XPX tokens, there would be no trading platform for XPX tokens and it would likely be impossible to convert XPX tokens into fiat currency.

We may also face risks as a result of our business partners or clients having exposure to risks associated with cryptocurrencies. For instance, fluctuations in the value of cryptocurrencies could negatively impact the ability of these third parties to fulfill their obligations under their agreements with us.

In addition, there is substantial uncertainty regarding the future legal and regulatory requirements relating to cryptocurrency or transactions utilizing cryptocurrency. For instance, governments may in the near future curtail or outlaw the acquisition, use or redemption of cryptocurrencies. Ownership of, holding or trading in cryptocurrencies may then be considered illegal and subject to sanction. These uncertainties, as well as future accounting and tax developments, or other requirements relating to cryptocurrency, could have a material adverse effect on our business.

The Kryptono Exchange on which our XPX tokens trade is new and, in most cases, largely unregulated and, therefore, may be more exposed to fraud and failure than established, regulated exchanges for traditional securities and other products. To the extent that the Kryptono Exchange is involved in fraud or experiences security failures or other operational issues, it may result in a reduction in the trading price, or the loss or destruction of, our XPX tokens.

The Kryptono Exchange on which the XPX tokens trade is new and, in most cases, largely unregulated. Furthermore, the Kryptono Exchange does not provide the public with significant information regarding its ownership structure, management team, corporate practices or regulatory compliance. As a result, the marketplace may lose confidence in or may experience problems relating to the Kryptono Exchange. The Kryptono Exchange may impose daily, weekly, monthly or customer-specific transaction or distribution limits, or it may suspend withdrawals entirely, rendering the exchange of XPX tokens for other digital assets or for fiat currency difficult or impossible.

Over the past few years, a number of cryptocurrency exchanges have been closed due to fraud, failure or security breaches. In many of these instances, the customers of such exchanges were not compensated or made whole for the partial or complete losses of their account balances in such exchanges. The Kryptono Exchange launched in June 2018 and is less likely to have the infrastructure and capitalization that make larger cryptocurrency exchanges more stable. As a result, the Kryptono Exchange may be at risk for cybersecurity attacks or may suffer from a greater exposure to technical failure.

A lack of stability in the Kryptono Exchange and its closure or temporary shutdown due to fraud, business failure, hackers or malware, or government-mandated regulation could result in us losing all or a portion of our XPX tokens or may reduce confidence in the XPX tokens and result in greater volatility in their pricing. If the XPX tokens are delisted from the Kryptono Exchange, or if the Kryptono Exchange shuts down or ceases to continue operations, there may cease to be a liquid market for XPX tokens. These potential consequences could also have a material adverse impact on the trading price of our common stock and our financial results. Moreover, the Kryptono Exchange operates outside of the United States. Accordingly, in the event of fraud, we may have difficulty successfully pursuing claims against the Kryptono Exchange in the courts of the country in which it is organized.

Currently, there are no regulated trading markets for our XPX tokens or the other tokens that we hold, and therefore our ability to sell such tokens may be limited.

As of the date of this prospectus, the online trading platforms on which the tokens we hold trade, including, with respect to our XPX tokens, the Kryptono Exchange, do not qualify as registered exchanges within the meaning of federal securities laws or regulated alternative trading systems. To the extent the tokens trading on these platforms meet the definition of a security under federal securities laws, the platform is generally required to register with the SEC as a national securities exchange or be exempt from such registration requirements. The failure of these platforms to register as national securities exchanges or properly comply with registration exemptions could result in the SEC bringing an enforcement action seeking to prohibit, suspend or limit their operations. In such event, the tokens we hold may be tradable on a very limited range of venues, or not at all, and there may be periods where trading activity in tokens that we hold is minimal or non-existent. These potential consequences could have a material adverse impact on the trading price of the tokens that we hold and could render the exchange of our tokens for other digital assets or fiat currency difficult or impossible.

Technology that we provide as part of our blockchain services, including PeerStream Protocol, may not function properly.

The technology that we provide as part of our blockchain services, including PSP, may not function properly, which would have a material adverse effect on our business plans, operations and financial condition. PSP is in the preliminary stages of development, but if the technology does not work as anticipated, we may be unable to develop an alternative blockchain-based multimedia delivery platform. PSP is planned to be the initial piece of proprietary technology offered through PeerStream Business Solutions, and accordingly, any problems in its functionality would have a direct materially adverse effect on our reputation and our plans and expectations for revenues from blockchain-based applications. PSP and other blockchain-based technologies that we develop may malfunction because of internal problems or as a result of cyber-attacks or external security breaches. Any such technological problems would have a material adverse effect on the prospects of our business.

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Our XPX tokens and other cryptocurrencies that we hold may be subject to loss, theft or restriction on access.

There is a risk that some or all of our cryptocurrencies could be lost or stolen. Access to our coins could also be restricted by cybercrime. We currently hold all of our XPX tokens and other cryptocurrencies in cold storage. Cold storage refers to any cryptocurrency wallet that is not connected to the internet. Cold storage is generally more secure, but is not ideal for quick or regular transactions. We expect to continue to hold the majority of our cryptocurrencies in cold storage to reduce the risk of malfeasance, but this risk cannot be eliminated.

Hackers or malicious actors may launch attacks to steal, compromise or secure cryptocurrencies, such as by attacking the cryptocurrency network source code, exchange servers, third party platforms, cold and hot storage locations or software, or by other means. We are in control and possession of one of the more substantial holdings of XPX tokens, and we may in the future hold substantial positions in other cryptocurrencies. As we increase in size, we may become a more appealing target of hackers, malware, cyber-attacks or other security threats. Any of these events may adversely affect our operations and, consequently, our investments and profitability. The loss or destruction of a private key required to access our digital wallets may be irreversible and we may be denied access for all time to our cryptocurrency holdings or the holdings of others. Our loss of access to our private keys or our experience of a data loss relating to our digital wallets could adversely affect our investments and assets.

Cryptocurrencies are controllable only by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held, which wallet’s public key or address is reflected in the network’s public blockchain. We will publish the public key relating to digital wallets in use when we verify the receipt of transfers and disseminate such information into the network, but we will need to safeguard the private keys relating to such digital wallets. To the extent such private keys are lost, destroyed or otherwise compromised, we will be unable to access our cryptocurrency coins and such private keys may not be capable of being restored by any network. Any loss of private keys relating to digital wallets used to store our cryptocurrencies could have a material adverse effect on our business, prospects or operations and the value of any XPX tokens or other cryptocurrencies we hold for our own account.

Because there has been limited precedent set for financial accounting of cryptocurrencies and other digital assets, the determination that we have made for how to account for our XPX tokens and any other digital assets we may acquire may be subject to change.

Because there has been limited precedent set for the accounting classification and measurement of cryptocurrency and other digital tokens and related revenue recognition, it is unclear how companies may in the future be required to account for digital asset transactions and assets and related revenue recognition. We are currently accounting for our XPX tokens as indefinite-lived intangible assets in accordance with ASC 350: Intangibles—Goodwill and Other. Indefinite-lived intangible assets are recorded at cost and are not subject to amortization, but shall be tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. However, a change in regulatory or financial accounting standards could result in the necessity to change our accounting methods and restate our financial statements.  Such a restatement could adversely affect the accounting for our XPX tokens or other cryptocurrencies that we may acquire and may more generally negatively impact our business, prospects, financial condition and results of operation.

Our mobile applications are substantially dependent on interaction with mobile platforms and operating systems that we do not control.

A portion of our revenue, primarily our revenue from mobile platforms, is derived from the Apple, Inc. (“Apple”) iOS platform and the Google, Inc. (“Google”) Android platform. Although we believe that we have a good relationship with Apple and Google, any deterioration in our relationship with either could materially harm our business, results of operations or financial condition.

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We are subject to each of Apple’s and Google’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of our applications on their respective storefronts. Each of Apple and Google has broad discretion to change its standard terms and conditions. In addition, these standard terms and conditions can be vague and subject to changing interpretations by Apple or Google. In addition, each of Apple and Google has the right to prohibit a developer from distributing applications on the storefront if the developer violates the standard terms and conditions. In the event that either Apple or Google ever determines that we are in violation of its standard terms and conditions and prohibits us from distributing our applications on its storefront, it could materially harm our business, results of operations or financial condition.

The number of people who access the internet through devices other than personal computers, including smart phones, cell phones and handheld tablets, has increased dramatically in the past few years and is projected to continue to increase. Accordingly, we are substantially dependent on interoperability with popular mobile platforms that we do not control, including the Apple App Store and the Google Play Store, and a portion of our revenue is derived from these two digital storefronts. There have been occasions in the past when these digital storefronts were unavailable for short periods of time or where there have been issues with the in-App purchasing functionality from the storefront. In the event that either the Apple App Store or the Google Play Store is unavailable or if in-App purchasing functionality from the storefront is non-operational for a prolonged period of time, it could have a material adverse effect on our business, results of operations or financial condition.

In addition, each of the Apple App Store and Google Play Store provide consumers with products that compete with ours. If either of these platforms give preferential treatment to competitive products, it could seriously harm the usage of our products on mobile devices.

Our business depends on developing, establishing and maintaining strong brands. If we are unable to maintain and enhance our brands, we may be unable to expand or retain our user and paying subscriber bases.

We believe that developing, establishing and maintaining awareness of our application brands is critical to our efforts to achieve widespread acceptance of our applications and is an important element to expanding our user and subscriber bases. Successful promotion of our application brands will depend largely on the effectiveness of our advertising and marketing efforts and on our ability to provide reliable and useful applications at competitive prices. If paying users do not perceive our applications to be of high quality, or if our applications are not favorably received by users and subscribers, the value of our brands could diminish, thereby decreasing the attractiveness of our applications to users and subscribers. In addition, advertising and marketing activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brands.

If we fail to successfully promote and maintain our application brands, or incur substantial expenses in unsuccessfully attempting to promote and maintain our brands, we may fail to attract enough new subscribers or retain our existing subscribers to the extent necessary to realize a sufficient return on our advertising and marketing activities, and it could have a material adverse effect on our business, results of operations or financial condition.

We may conduct a portion of our operations through informal relationships, partnerships, strategic alliances or joint ventures, and our failure to continue such relationships or resolve any material disagreements with these third parties could have a material adverse effect on the success of these operations, our financial condition and our results of operations.

We may conduct a portion of our operations through partnerships, strategic alliances or joint ventures. For instance, as part of our blockchain strategy, we are exploring forming partnerships with blockchain companies and identifying potential strategic equity or small investments in blockchain companies. As part of this strategy, we entered into our technology services agreement with ProximaX and we may enter into similar arrangements in the future.

In the future, we may depend on third parties for elements of these arrangements that are important to the success of the relationship, such as the development of features or technologies to be incorporated into our applications. The performance of these third party obligations or the ability of third parties to meet their obligations under these arrangements would be outside of our control. If these third parties do not meet or satisfy their obligations under these arrangements, the performance and success of these arrangements, and their value to us, would be adversely affected. If our current or future partners are unable to meet their obligations, we may be forced to undertake the obligations ourselves and/or incur additional expenses in order to have some other party perform such obligations. In such cases we may also be required to seek legal enforcement of our rights, the outcome of which would be uncertain. If any of these events occur, they may adversely impact us, our financial performance and results of operations, and/or adversely impact our ability our ability to enter into similar relationships in the future.

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Strategic arrangements with third parties could involve risks not otherwise present when we directly manage our operations, including, for example:

●	third parties may share certain approval rights over major decisions within the scope of the relationship;

●	the possibility that these third parties might become insolvent or bankrupt;

●	the possibility that we may incur liabilities as a result of an action taken by one of these third parties;

●	these third parties may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; and

●	disputes between us and these third parties may result in litigation or arbitration that would increase our expenses, delay or terminate projects and prevent our officers and directors from focusing their time and effort on our business.

We may in the future explore strategic alternatives for our non-core properties, but there can be no assurance that we will be successful in identifying or completing any strategic alternative or that any such strategic alternative will yield additional value for stockholders.

We continuously evaluate the performance of our existing applications and assets and we may in the future engage in a review of strategic alternatives for our non-core properties, which include our dating properties, Vumber and certain of our patents. These strategic alternatives may result in, among other things, a sale of all or a portion of these assets. If our Board of Directors determines to proceed with such a review, it may be suspended or terminated at any time without notice, and there can be no assurance that any such process will result in the identification or consummation of any transaction. In addition, we may incur substantial expenses associated with identifying and evaluating potential strategic alternatives and transactions. Furthermore, any attractive strategic alternative may be limited or prohibited by applicable regulatory regimes. Any potential transaction would be dependent upon a number of factors that may be beyond our control. If we are unable to effectively manage the process, the business, financial condition, and results of operations of the Company could be adversely affected. We also cannot assure that any potential transaction or strategic alternative, if identified, evaluated and consummated, will be successful in enhancing our business or financial conditions, or provide greater value to our stockholders than that reflected in the current stock price.

If our goodwill or other intangible assets become impaired, we may be required to record a significant charge to earnings, which could seriously harm our business.

We are required to test goodwill for impairment at least annually or more frequently if there are indicators that the carrying amount of the goodwill exceeds its carried value. As of June 30, 2018, we had recorded a total of $13.1 million of goodwill, $3.1 million of other intangible assets and $1.4 million of digital tokens. An adverse change in domestic or global market conditions, particularly if such change has the effect of changing one of our critical assumptions or estimates made in connection with the impairment testing of goodwill or intangible assets, could result in a change to the estimation of fair value that could result in an impairment charge to our goodwill or other intangible assets. If we divest or discontinue product categories or products that we previously acquired, or if the value of those parts of our business become impaired, we also may need to evaluate the carrying value of our goodwill. Any such material charges may have a negative impact on our operating results.

As the distribution of our products through application stores increases, we may incur additional fees from the developers of application stores.

As our user base continues to shift to mobile solutions, we increasingly rely on the Apple iOS and Google’s Android platforms to distribute our products. While our products are free to download from these stores, we offer our users the opportunity to purchase paid memberships and certain premium features through our products. We determine the prices at which these memberships and features are sold and, in exchange for facilitating the purchase of these memberships and features through our products to users who download our products from these stores, we pay Apple or Google, as applicable, a share (currently 30%) of the revenue we receive from these transactions. In the future, other distribution platforms that we utilize may charge us fees for the distribution of our applications. As the distribution of our products through application stores increases, the amount of fees that we must pay to the developers of these application stores will also increase. Unless we find a way to offset these fees, our business, financial condition and results of operations could be adversely affected.

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Our future success is dependent, in part, on the performance and continued service of our executive officers. Without their continued service, we may be forced to interrupt or eventually cease our operations.

We are dependent to a great extent upon the experience, abilities and continued service of Alexander Harrington, our Chief Executive Officer, and Jason Katz, our Chairman of the Board of Directors and Chief Operating Officer. The loss of the services of these individuals would substantially affect our business or operations and could have a material adverse effect on our business, results of operations or financial condition.

Our subscription metrics and other estimates are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may seriously harm and negatively affect our reputation and our business.

We regularly review metrics, including our active subscribers, to evaluate growth trends, measure our performance, and make strategic decisions. These metrics are calculated using internal Company data and have not been validated by an independent third party. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring how our products are used across large populations globally.

Some of our demographic data may be incomplete or inaccurate. For example, because users self-report their dates of birth, our age-demographic data may differ from our users’ actual ages. If our users provide us with incorrect or incomplete information regarding their age or other attributes, then our estimates may prove inaccurate.

In addition, our business strategy is guided by data analytics that we compute internally based on data collection, data processing, cloud-based platforms, statistical projections and forecasting, mobile computing, social media analytics and other applications and technologies. We use these internally derived data analytics to guide decisions concerning the development and modification of features on our applications, monetization strategies for our applications and the development of new applications, among other things. Our new Backchannel application, when commercial, will not collect any personally identifiable information. As a result, Backchannel will not allow us this analytical opportunity, and, as a result, our business could suffer.

The inability to accurately derive our metrics or data analytics could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of our active subscribers were to occur, we may expend resources to implement unnecessary business measures or fail to take required actions to attract a sufficient number of subscribers to satisfy our growth strategies. If advertisers or investors do not perceive our subscription, geographic or other demographic metrics to be accurate representations of our user base, or if we discover material inaccuracies in our subscription, geographic or other demographic metrics, our reputation may be seriously harmed. At the same time, advertisers may be less willing to allocate their budgets or resources to our products, which could seriously harm our business, results of operation or financial condition.

Because we recognize revenue from subscriptions over the subscription term, the full impact of downturns or upturns in subscription sales may not be immediately reflected in our results of operations or financial condition.

We recognize subscription revenue from customers monthly over the subscription term, and subscriptions are generally offered in durations of one-, three-, six-, twelve-, and fifteen-month terms, depending on the particular product. As a result, much of the subscription revenue we report in each period is deferred revenue from subscription agreements entered into during previous periods. Consequently, a decline in new or renewed subscriptions in any one quarter will negatively affect our revenue in future quarters. In addition, we might not be able to immediately adjust our costs and expenses to reflect these reduced revenues. Accordingly, the effect of significant downturns in user acceptance of our applications may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to quickly increase our revenue through additional sales in any period, as revenue from new subscribers must be recognized over the subscription term. As a result, you should not rely on the amount of subscription revenue generated in prior quarters as an indication of future results.

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The online live video and dating industries are characterized by rapid technological change and the development enhancements and new applications, and if we fail to keep pace with technological developments or launch new applications, our business may be adversely affected.

The online live video and dating industries are characterized by rapid change, and our future success is dependent upon our ability to adopt and innovate. To attract new users and increase revenues from existing users, we need to enhance, add new features to and improve our existing applications and introduce new applications in the future. The success of any enhancements or new features and applications depends on several factors, including timely completion, introduction and market acceptance. For example, we recently announced a strategic shift towards focusing on blockchain technology, a rapidly evolving technology that we have limited operational history or experience with. Building a new brand or product is generally an iterative process that occurs over a meaningful period of time and involves considerable resources and expenditures, and we may expend significant time and resources developing and launching an application that may not result in revenues in the anticipated timeframe or at all, or may not result in revenue growth that is sufficient to offset increased expenses. If we are unable to successfully develop enhancements, new features or new applications to meet user trends and preferences, our business and operating results could be adversely affected.

In addition, our applications are designed to operate on a variety of network, hardware and software platforms using internet tools and protocols and we need to continuously modify and enhance our applications to keep pace with technological changes. If we are unable to respond in a timely and cost-effective manner, our current and future applications may become less marketable and less competitive or even obsolete.

If we are unable to protect our intellectual property rights, we may be unable to compete with competitors developing similar technologies.

Historically, our defense of our intellectual property rights has been a significant aspect of our business and has meaningfully contributed to our results of operations. Accordingly, our success and ability to compete are often dependent upon the development of intellectual property for our applications.

We aim to protect our confidential proprietary information, in part, by entering into confidentiality agreements and invention assignment agreements with all our employees, consultants, advisors and any third parties who access or contribute to our proprietary know-how, information, or technology. We also rely on trademark, copyright, patent, trade secret, and domain-name-protection laws to protect our proprietary rights. In the United States and internationally, we have filed various applications to protect aspects of our intellectual property, and we currently hold a number of issued patents in multiple jurisdictions. In the future we may acquire additional patents or patent portfolios, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business.

In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, others may offer products or concepts that are substantially similar to ours and compete with our business. If we are unable to protect our proprietary rights or prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could seriously harm our business.

If our use of the NEM blockchain protocol is limited, it could materially or permanently disrupt our blockchain initiatives.

We have selected the NEM blockchain protocol to power our core blockchain infrastructure, including our in-development blockchain-based application Backchannel. We are not party to any agreement with the NEM Foundation to use the NEM technology, and no person, business, governmental authority or other entity or authority of any kind has any obligation to provide any financial, technical or other support to the continued operation or development of the NEM blockchain protocol. If the NEM blockchain protocol were to become unavailable to us in its current form and functionality for any reason, we would need to use a different blockchain protocol to power our applications, which could delay the launch of Backchannel or other blockchain initiatives on a long-term or permanent basis.

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The failure to complete the LiveXLive merger may have negatively affected our results of operations and may have negatively impacted our existing or prospective relationships with users or vendors.

On September 6, 2017, we entered into a merger agreement (the “LiveXLive Merger Agreement”) with LiveXLive Media, Inc. (“LiveXLive”). On October 31, 2017, we terminated the LiveXLive Merger Agreement pursuant to Section 8.2(a) of the LiveXLive Merger Agreement due to certain conditions of the LiveXLive Merger Agreement not having been fulfilled as of October 27, 2017, which relieved us of our obligations under the LiveXLive Merger Agreement. No termination fee was payable by us in connection with the termination of the LiveXLive Merger Agreement.

Although no termination fee was payable by us in connection with the termination of the LiveXLive Merger Agreement, the termination has had a negative impact on our results of operations. Due to the uncertainty surrounding the closing of the merger with LiveXLive, we ceased certain employee actions during the pendency of the LiveXLive Merger Agreement, such as hiring, terminating and reallocating personnel. During this time, our employees and management reallocated significant time to integration efforts, and we were also caused to defer and delay the pursuit of new product initiatives and financing options, such as equity issuances or debt facilities, which temporarily decreased our operational efficiency and effectiveness. This temporary allocation of resources to the LiveXLive merger may have adversely impacted our results of operations as we continue to operate as a standalone company. We also expended significant resources in connection with due diligence and negotiations with LiveXLive.

We plan to continue expanding our operations internationally and may be subject to increased business and economic risks that could seriously harm our business.

Presently, we derive a significant portion of revenue from international territories and we plan to continue expanding our business operations abroad. In addition, we rely on outsourced services based in Russia, India and elsewhere. We may enter new international markets where we have limited or no experience in marketing, selling and deploying our products. If we fail to deploy or manage our operations in international markets successfully, our business may suffer. As our international operations increase our operating results may become more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. In addition, we are subject to a variety of risks inherent in doing business internationally, including:

●	political, social, and economic instability;

●	risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy, and unexpected changes in laws, regulatory requirements, and enforcement;

●	potential damage to our brand and reputation due to compliance with local laws, including potential censorship and requirements to provide user information to local authorities;

●	fluctuations in currency exchange rates;

●	higher levels of credit risk and payment fraud;

●	complying with multiple tax jurisdictions;

●	reduced protection for intellectual-property rights in some countries;

●	difficulties in staffing and managing global operations and the increased travel, infrastructure and compliance costs associated with multiple international locations;

●	regulations that might add difficulties in repatriating cash earned outside the United States and otherwise preventing us from freely moving cash;

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●	import and export restrictions and changes in trade regulation;

●	complying with statutory equity requirements;

●	complying with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar laws in other jurisdictions; and

●	export controls and economic sanctions administered by the Department of Commerce Bureau of Industry and Security and the Treasury Department’s Office of Foreign Assets Control.

If we are unable to expand internationally and manage the complexity of our global operations successfully, our business could be seriously harmed.

A portion of our revenue is dependent on third party resellers, the efforts of which we do not control.

We are dependent on the efforts of third parties who resell our subscriptions for a portion of our revenue. In particular, video chat users in certain international territories have an option to purchase subscriptions through local resellers. These local resellers prepay in bulk for services and debit the prepaid balance as one-time subscriptions and virtual currency are sold to end users.

We do not control the efforts of these resellers. If they fail to market or sell our subscriptions successfully, merge or consolidate with other businesses, declare bankruptcy or depart from their respective industries, our business could be harmed. If we are unable to maintain or replace our contractual relationships with resellers, efficiently manage our relationships with them or establish new contractual relationships with other third parties, we may fail to retain subscribers or acquire potential new subscribers and may experience delays and increased costs in adding or replacing subscribers that were lost, any of which could materially affect our business, operating results and financial condition.

Foreign governments restricting access to our applications could materially adversely impact our business.

We have continued to focus on increasing the international presence of our applications by expanding the localized and translated versions for additional international countries that are culturally aligned with our products. Foreign data protection, privacy, consumer protection, content regulation, and other laws and regulations are often more restrictive than those in the United States. Foreign governments may censor our products in their countries, restrict access to our products from their countries entirely, or impose other restrictions that may affect their citizens’ ability to access our products for an extended period of time or even indefinitely. If foreign governments think we are violating their laws, or for other reasons, they may seek to restrict access to our products, which would give our competitors an opportunity to penetrate geographic markets that we cannot access. As a result, our ability to grow our international user base would be impaired, and we may not be able to maintain or grow our revenue as anticipated and our business could be seriously harmed.

Our mobile applications rely on high-bandwidth data capabilities, which are subject to hardware, networks, regulations and standards that we do not control.

Our mobile applications require high-bandwidth data capabilities. If the costs of data usage increase or access to cellular networks is limited, our user growth and retention on mobile platforms may be seriously harmed. Additionally, to deliver high-quality video and other content over mobile cellular networks, our products must work well with a range of mobile technologies, systems, networks, regulations and standards that we do not control, and any changes to those mobile technologies, systems, networks, regulations or standards could impact the usability of our mobile applications, which would materially adversely affect our business, results of operations or financial condition.

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Our business depends in large part upon the availability of cost-effective advertising space through a variety of media and keeping pace with trends in consumer behavior.

We depend upon the availability of advertising space through a variety of media, including third party applications on platforms such as Facebook, to recruit new users and subscribers, generate activity from existing users and subscribers and direct traffic to our application. Historically, we have had to increase our marketing expenditures in order to attract and retain users and sustain our growth. The availability of advertising space varies, and a shortage of advertising space in any particular media or on any particular platform, or the elimination of a particular medium on which we advertise, could limit our ability to generate new subscribers, generate activity from existing subscribers or direct traffic to our applications, any of which could have a material adverse effect on our business, results of operations and financial condition. In addition, evolving consumer behavior can affect the availability of profitable marketing opportunities. For example, as consumers communicate less via email and more via text messaging and other virtual means, the reach of email campaigns designed to attract new and repeat users (and retain current users) for our applications is adversely impacted. To continue to reach potential users and grow our business, we must devote more of our overall marketing expenditures to newer advertising channels, which may be unproven and undeveloped, and we may not be able to continue to manage and fine-tune our marketing efforts in response to these trends.

Our applications rely heavily on email campaigns. We face a risk that any disruptions in or restrictions on the sending or receipt of emails, or any increase in the associated costs could adversely affect our business, results of operations or financial condition.

Our emails are an important driver of our users’ and subscribers’ activities. We send a large volume of emails to our subscribers notifying them of a variety of activities on our applications, such as new matches. We face a risk that service providers or email applications may block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails to our users and subscribers. Third parties may also block our emails as spam, impose restrictions on, or start to charge for, the delivery of emails through their email systems. Without the ability to email these users and subscribers, we may have limited means of promoting new subscriptions and inducing subscribers to return to and use our applications.

In addition, we face the risk that, as consumer habits evolve, usage of email will decline as users focus on communicating through text messages and social networking applications. While we continually work to find new means of communicating and connecting with our members, these new means may not be as effective as email has historically been for us. Due to the importance of email to our business, any disruptions or restrictions on the distribution or receipt of emails or increase in the associated costs or erosion in our ability to communicate with our users via email could have a material adverse effect on our business, results of operations and financial condition.

Interruption, maintenance or failure of our programming code, servers or technological infrastructure could hurt our ability to effectively provide our applications, which could damage our reputation and harm our results of operations.

The availability of our applications depends on the continued operation of our programming code, databases, servers and technological infrastructure. Any damage to, or failure of, our systems could result in interruptions in service for our applications, which could damage our brands and have a material adverse effect on our business, results of operations or financial condition. Our systems are vulnerable to damage or interruption from terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities.

In addition, from time to time we experience limited periods of server downtime due to maintenance or enhancements. If our applications are unavailable during these periods of downtime or if our users are unable to access our applications within a reasonable amount of time, users may not return to our applications in the future, or at all. As our user base and the volume and types of information shared on our applications continues to grow, we will need an increasing amount of technology infrastructure, including network capacity and computing power, to continue to satisfy our users’ needs. It is possible that we may fail to effectively scale and grow our technology infrastructure to accommodate these increased demands. Any failure to support and scale our technology infrastructure could adversely impact the reputation of our brands and harm our results of operations.

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Security breaches, computer viruses and computer hacking attacks could harm our business, results of operations or financial condition.

We receive, process, store and transmit a significant amount of personal user and other confidential information, including credit card information, and enable our users to share their personal information with each other. In some cases, we retain third party vendors to store this information. We continuously develop and maintain systems to protect the security, integrity and confidentiality of this information, but cannot guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts. If any such event were to occur, we may not be able to remedy the event, and we may have to expend significant capital and resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring.

Security breaches, computer malware and computer hacking attacks have become more prevalent in our industry, have occurred on our systems in the past, and may occur on our systems in the future. Although it is difficult to determine what, if any, harm may directly result from an interruption or attack, any security breach caused by hacking, including efforts to gain unauthorized access to our applications, servers or websites, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business, financial condition and results of operations. If a breach of our security (or the security of our vendors and partners) occurs, the perception of the effectiveness of our security measures and our reputation may be harmed, we could lose current and potential users and the recognition of our various brands and their competitive positions could be diminished, any or all of which could adversely affect our business, financial condition and results of operations.

Spammers may attempt to use our products to send targeted and untargeted spam messages to users, which may embarrass or annoy users and make our products less user friendly. We cannot be certain that the technologies that we have developed to repel spamming attacks will be able to eliminate all spam messages from our products. Our actions to combat spam may also require diversion of significant time and focus of our engineering team from improving our products. As a result of spamming activities, our users may use our products less or stop using them altogether, and result in continuing operational cost to us.

Similarly, terror and other criminal groups may use our products to promote their goals and encourage users to engage in terror and other illegal activities. We expect that as more people use our products, these groups will increasingly seek to misuse our products. Although we invest resources to combat these activities, including by suspending or terminating accounts we believe are violating our Terms of Service, we expect these groups will continue to seek ways to act inappropriately and illegally on our products. Combating these groups requires our engineering team to divert significant time and focus from improving our products. In addition, we may not be able to control or stop our products from becoming the preferred application of use by these groups, which may become public knowledge and seriously harm our reputation or lead to lawsuits or attention from regulators. If these activities increase, our reputation, user growth and user engagement, and operational cost structure could be seriously harmed.

If there are changes in laws or regulations regarding privacy and the protection of user data, or if we fail to comply with such laws or regulations, we may face claims brought against us by regulators or users that could adversely affect our business, results of operations or financial condition.

State, federal and international laws and regulations govern the collection, use, retention, sharing and security of data that we receive from and about our users. These laws can be particularly restrictive in countries outside of the United States. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industries in which we operate.

Any failure, or perceived failure, by us to comply with such laws and regulations, including Federal Trade Commission requirements or industry self-regulatory principles, could result in proceedings or actions against us by governmental entities or others, which could potentially have an adverse effect on our business. As a result of such a failure, or perceived failure, we may be subject to a claim or class-action lawsuit regarding our online services. The successful assertion of a claim against us, or a regulatory action against us, could result in significant monetary damages, diversion of management resources and require us to make significant payments and incur substantial legal expenses. Any claims with respect to violation of privacy or misappropriation of user data brought against us may have a material adverse effect on our business, results of operations and financial condition.

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Several proposals are pending before federal, state, and foreign legislative and regulatory bodies or have recently been enacted that could significantly affect our business. For example, the GDPR in the European Union, which went into effect on May 25, 2018, required us to change our policies and procedures regarding the handling of personal and sensitive data in the European Union. The failure to comply with the GDPR could, in certain instances, result in penalties of up to 4% of our worldwide revenues. As a result, a failure to comply with the GDPR could seriously harm our business.

Continued privacy concerns may result in new or amended laws and regulations. Future laws and regulations with respect to the collection, compilation, use and publication of information and consumer privacy could result in limitations on our operations, increased compliance or litigation expense, adverse publicity or loss of revenue, which any of which could have a material adverse effect on our business, financial condition and results of operations. It is also possible that we could be prohibited from collecting or disseminating certain types of data, which could affect our ability to meet our users’ needs.

Changes in laws or regulations that impact the use of the internet, including internet neutrality laws, could adversely affect our business, results of operations or financial condition.

The adoption of any laws or regulations that adversely affect the growth or use of the internet, including laws governing internet neutrality, could decrease the demand for our products and increase our cost of doing business. Current Federal Communications Commission “open internet rules” prohibit internet providers in the United States from impeding access to most content, or otherwise unfairly discriminating against content providers like us. These rules also prohibit mobile providers from entering into arrangements with specific content providers for faster or better access over their data networks. The European Union similarly requires equal access to internet content. If the Federal Communications Commission, Congress, the European Union or courts modify these open internet rules, mobile providers may be able to limit our users’ ability to access our applications or make our applications a less attractive alternative to our competitors’ applications, which could materially adversely affect our business, results of operations and financial condition.

We have faced, and we expect that we will continue to face, chargeback liability when our credit card providers resolve chargebacks in favor of their customers. We cannot accurately anticipate the extent of these liabilities, and if not properly addressed, these liabilities could increase our operating expenses or preclude us from accepting certain credit cards as a method of payment, either of which would materially adversely affect our results of operations and financial condition.

We depend on the ability to accept credit and debit card payments from our subscribers and our ability to maintain the good standing of our merchant account with our credit card providers to process subscription payments. In the event that one of our customers initiates a billing dispute and one of our credit card providers resolves the dispute in the customer’s favor, the transaction is normally “charged back” to us and the purchase price is credited or otherwise refunded to the customer. In addition, under current credit card practices, a merchant is liable for fraudulent credit card transactions when, as is the case with the transactions we process, that merchant does not obtain a cardholder’s signature.

We have suffered losses and we expect that we will continue to suffer losses as a result of subscriptions placed with fraudulent credit card data, as well as users who chargeback their purchases. Any failure to adequately control fraudulent credit card transactions or keep our chargebacks under an acceptable threshold would result in significantly higher credit card-related costs and, therefore, materially increase our operating expenses.

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If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses, pay substantial damages or royalties and prevent us from offering our applications.

From time to time, third parties may claim that our applications infringe or violate their intellectual property rights. Any claims of infringement could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using licensed technology that may be fundamental to our applications. Even if we were to prevail, any litigation regarding intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. We maintain insurance to protect against intellectual property infringement claims and resulting litigation, but such insurance may not cover or may not be sufficient to cover all potential claims, liability or expenses. We may also be obligated to indemnify our business partners in any such litigation, which could further exhaust our resources. Furthermore, as a result of an intellectual property challenge, we may be prevented from offering our applications unless we enter into royalty, license or other agreements. We may not be able to obtain such agreements at all or on terms acceptable to us, and as a result, we may be precluded from offering our applications and services.

We may make acquisitions in the future, which could require significant management attention, disrupt our business, dilute our stockholders and seriously harm our business.

As part of our business strategy, we have made and intend to make acquisitions to add specialized employees and complementary companies, products and technologies. In the future, we may not be able to find other suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. Our previous and future acquisitions may not achieve our goals, and any future acquisitions we complete could be viewed negatively by users, advertisers or investors. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or use the acquired products, technology and personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may also incur unanticipated liabilities that we assume as a result of acquiring companies. We may have to pay cash, incur debt or issue equity securities to pay for any acquisition, any of which could negatively impact our business and financial condition. Issuing equity to finance any such acquisitions would also dilute our existing stockholders. Incurring debt would increase our fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

We face risks of litigation and regulatory actions if we are deemed a dating service or internet dating service.

In certain states, companies that provide dating services or internet dating services are subject to various regulations. Because our applications provide online dating features, we could be exposed to regulation as a dating or internet dating service. If we were considered to be a dating service or internet dating service in any of the jurisdictions in which we operate, we might be required to comply with regulations that would require us to, among other things, provide disclosure regarding our screening practices and warnings on our applications regarding the dangers associated with the use of our applications. If a legal authority determines that we have provided and are providing dating services or internet dating services that are regulated by certain states, we could be deemed to be out of compliance with such regulations and could be liable for any damages as a result of our past non-compliance, either of which could have a material adverse effect on our business, financial condition or results of operations.

We face certain risks related to the physical and emotional safety of users and third parties.

We cannot control the actions of our users in their communications or physical actions. There is a possibility that users or third parties could be physically or emotionally harmed following interaction with another user. We warn our users that we do not screen other users and, given our lack of physical presence, we do not take any action to ensure personal safety on a meeting between users or subscribers arranged following contact initiated via our applications or ensure personal safety of our users against self-harming following contact with other users initiated via our applications. If an unfortunate incident of this nature occurred in a meeting of two people following contact initiated on our applications or that of one of our competitors, any resulting negative publicity could materially and adversely affect us or the online video chat and dating industries in general. Any such incident involving our applications could damage our reputation and our brand, which could have a material adverse effect on our business, results of operations or financial condition. In addition, the affected users or third parties could initiate legal action against us, which could divert management attention from operations, cause us to incur significant expenses, whether we are successful or not, and damage our reputation.

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We may be liable as a result of information retrieved from or transmitted over the internet.

We may be sued for defamation, civil rights infringement, negligence, copyright or trademark infringement, invasion of privacy, personal injury, product liability or under other legal theories relating to information that is published or made available on our websites or applications. These types of claims have been brought, sometimes successfully, against online services in the past. We also offer messaging services on our applications and we send emails directly and through third parties to our users, which may subject us to potential risks, such as liabilities or claims resulting from unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or personal information or interruptions or delays in email service. Our insurance does not specifically provide for coverage of these types of claims and, therefore, may be inadequate to protect us against them. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not held liable. If any of these events occur, our revenue could be materially adversely affected or we could incur significant additional expense, and the market price of our securities may decline.

We may need additional capital to execute our business plan. If we do not obtain additional financing, it could have a material adverse effect on our business, results of operations or financial condition.

We might need to raise additional capital or financing through debt or equity offerings to support our expansion, marketing efforts and application development programs in the future. We might require additional capital or financing to:

●	expand our blockchain initiatives, including growing PeerStream Business Solutions;

●	hire and retain talented employees, including technical employees, executives, and marketing experts;

●	effectuate our long-term growth strategy and expand our application development programs; and

●	market and advertise our applications to attract more paying subscribers.

We may be unable to obtain future capital or financing on favorable terms or at all. If we cannot obtain additional capital or financing, we may need to reduce, defer or cancel application development programs, planned initiatives, marketing or advertising expenses or costs and expenses. The failure to obtain necessary additional capital or financing on favorable terms, if at all, could have a material adverse effect on our business, results of operations or financial condition.

We may not be effective in protecting our internet domain names.

We currently hold various internet domain names related to our brands and in the future may acquire new internet domain names. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our existing trademarks and other proprietary rights or those we may seek to acquire. Any such inability to protect ourselves could cause us to lose a significant portion of our members and paying subscribers to our competitors.

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Risks Related to this Offering and Ownership of Our Common Stock

Our results of operations are volatile and difficult to predict, and our stock price may decline if we fail to meet the expectations of stockholders.

Our revenue and results of operations could vary significantly from period-to-period and year-to-year and may fail to match our past performance because of a variety of factors, many of which are outside of our control. Any of these events could cause the market price of our common stock to fluctuate. Factors that may contribute to the variability of our results of operations include:

●	our shift in focus towards the utilization and development of blockchain-based applications and technologies and the launch of our business solutions unit;

●	changes in expectations as to our future financial performance;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships or capital commitments;

●	market acceptance of our new applications and enhancements to our existing applications;

●	the amount of advertising and marketing that is available and spent on user acquisition campaigns;

●	disruptions in the availability of our applications on third party platforms;

●	actual or perceived violations of privacy obligations and compromises of subscriber data;

●	the entrance of new competitors in our market whether by established companies or the entrance of new companies;

●	additions or departures of key personnel and the cost of attracting and retaining application developers and other software engineers; and

●	general market conditions, including market volatility.

Given the rapidly evolving industries in which we operate, our historical results of operations may not be useful in predicting our future results of operations. In addition, metrics available from third parties regarding our industry and the performance of our applications may not be indicative of our future financial performance.

Our common stock is usually thinly traded, you may be unable to sell at or near ask prices or at all and the price of our common stock may be volatile.

The shares of our common stock have usually been thinly-traded on the OTCQB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on stock price. In addition, we may experience unusual or infrequent trading events that cause the price of our common stock to fluctuate wildly. For example, in February 2017, a number of third party publications reported that the trading price of our common stock increased by over 100% when investors inadvertently purchased our common stock thinking it was the common stock of Snap Inc., a camera company that, among other things, owns the application Snapchat.

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A broader or more active public trading market for our common stock may not develop or be sustained, and the current trading level of our common stock may not be sustained. Due to these conditions, you may be unable to sell your common stock at or near ask prices or at all if you desire to sell shares of common stock.

Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The ownership of our common stock is significantly concentrated in a small number of investors, some of whom are affiliated with our Board of Directors and management, which could prevent stockholders from having input on the course of our operations or otherwise lead to actual or potential conflicts of interest.

As of October 19, 2018, Jason Katz, our Chairman of the Board of Directors and Chief Operating Officer, beneficially owned approximately 10.8% of our outstanding common stock, including shares of common stock held directly by Mr. Katz’s spouse, and The J. Crew Delaware Trust A, a trust formed by Mr. Katz for the benefit of certain of his family members, also beneficially owned approximately 34.3% of our outstanding common stock as of October 19, 2018. Mr. Katz is not a beneficiary of the trust and does not hold voting or dispositive power over the shares held by the trust.

Mr. Katz, The J. Crew Delaware Trust A and others that have significant beneficial ownership of our common shares have substantial influence regarding matters submitted for stockholder approval, including proposals regarding:

●	any merger, consolidation or sale of all or substantially all of our assets;

●	the election of members of our Board of Directors; and

●	any amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

The current or increased ownership position of any of these stockholders and/or their respective affiliates could delay, deter or prevent a change of control or adversely affect the price that investors might be willing to pay in the future for our common shares. In addition, the interests of these stockholders and/or their respective affiliates may significantly differ from the interests of our other stockholders and they may vote the common shares they beneficially own in ways with which our other stockholders disagree.

The issuance of shares upon the exercise of derivative securities may cause immediate and substantial dilution to our existing stockholders.

As of October 19, 2018, we had approximately 581,264 shares of common stock that were issuable upon the exercise of vested outstanding stock options. The issuance of shares upon the exercise of these options may result in substantial dilution to the equity interest and voting power of holders of our common stock.

In the future, we may also issue additional shares of common stock or other securities convertible into or exchangeable for shares of common stock. Our Certificate of Incorporation currently authorizes us to issue up to 25,000,000 shares of common stock, of which 6,789,393 were outstanding as of October 19, 2018, which excludes 79,286 of unvested restricted shares, and 10,000,000 shares of preferred stock with such designations, preferences and rights as determined by our Board of Directors, of which none were outstanding as of October 19, 2018. The issuance of additional shares of our common stock may substantially dilute the ownership interests of our existing stockholders. Furthermore, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

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Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or stockholders.

Our Certificate of Incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent, or stockholder of our Company to the Company or the Company’s stockholders, (iii) action asserting a claim against the Company or any director, officer, employee, agent, or stockholder of the Company arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our Certificate of Incorporation or our Amended and Restated By-Laws, as amended (the “By-Laws”), or (iv) action asserting a claim against the Company or any director, officer, employee, agent, or stockholder of the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Our Certificate of Incorporation, as amended, includes provisions limiting the personal liability of our directors for breaches of fiduciary duty under the DGCL.

Our Certificate of Incorporation contains a provision eliminating a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty; provided that such provision will not eliminate or limit a director’s liability for:

●	any breach of the director’s duty of loyalty;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

●	Section 174 of the DGCL (unlawful dividends); or

●	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. This provision, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. This provision will not alter a director’s liability under federal securities laws. The inclusion of this provision in our Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Delaware law and our Certificate of Incorporation and By-Laws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Under our Certification of Incorporation, our Board of Directors is authorized to issue shares of preferred stock in one or more series and to fix the voting powers, preferences and the qualifications, limitations or restrictions of the preferred stock. Accordingly, we may issue shares of preferred stock with a preference over our common stock with respect to dividends or distributions on liquidation or dissolution, or that may otherwise adversely affect the voting or other rights of the holders of common stock. Issuances of preferred stock, depending upon the rights, preferences and designations of the preferred stock, may have the effect of delaying, deterring or preventing a change of control, even if that change of control might benefit our stockholders.

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We are also subject to Section 203 of the DGCL, which generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

If we fail to remain current on our reporting requirements, we could be removed from the OTCQB, which would limit the ability of broker-dealers to sell our common stock and the ability of stockholders to sell their common stock in the secondary market.

Companies trading on the OTCQB must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be current in their filings under the Exchange Act to maintain price quotation privileges on the OTCQB. If we fail to remain current on our reporting requirements, we could be removed from the OTCQB. As a result, the liquidity for our common stock could be adversely affected by limiting the ability of broker-dealers to sell our common stock and the ability of stockholders to sell their common stock in the secondary market.

If we are not able to comply with the applicable continued listing requirements or standards of the Nasdaq Capital Market, Nasdaq could delist our common stock.

Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PEER,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering. Although after giving effect to this offering we expect to meet the minimum initial listing standards set forth in the NASDAQ Listing Standards, we cannot assure you that our securities will be, or will continue to be, listed on The Nasdaq Capital Market in the future. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards. We cannot assure you that our common stock, if delisted from The Nasdaq Capital Market, will be listed on another national securities exchange. If our common stock is delisted by The Nasdaq Capital Market, our common stock would likely trade on the OTCQB where an investor may find it more difficult to sell our shares or obtain accurate quotations as to the market value of our common stock.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We do not anticipate that we will declare or pay any dividends on our common stock in the foreseeable future. Consequently, stockholders will only realize an economic gain on their investment in our common stock if the price appreciates. Stockholders should not purchase our common stock expecting to receive cash dividends. Because we currently do not pay dividends, and there may be limited trading in our common stock, stockholders may not have any manner to liquidate or receive any payment on their common stock. Therefore, our failure to pay dividends may cause stockholders to not see any return on their common stock even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

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Investor relations activities, nominal “float” and supply and demand factors may affect the price of our common stock.

We have engaged an investor relations firm to create investor awareness for our Company. These campaigns may include non-deal road shows and personal, video and telephone conferences with investors and prospective investors in which our business and business practices are described. We provide compensation to our investor relations firm, and may in the future provide compensation to additional investor relations firms or financial advisory firms, for these services, and pay for newsletters, websites, mailings and email campaigns that are produced by third parties based upon publicly available information concerning us. We do not intend to review or approve of the content of such analyst reports or other writings and communications that are based upon analysts’ own research or methods. Investor relations firms are generally required to disclose when they are compensated for their efforts and the source of such compensation, but whether such disclosure is made or in compliance with applicable laws is not under our control. In addition, investors in the Company may, from time to time, take steps to encourage investor awareness through similar activities that may be undertaken at the expense of such investors. Investor awareness activities may also be suspended or discontinued which may impact the trading market of our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases. We and our stockholders may be subjected to enhanced regulatory scrutiny due to the fact that our affiliates hold a majority of our outstanding common stock and we have a limited number of shares of common stock that are publicly available for resale. The limited trading markets in which our shares of common stock may be offered or sold have often been associated with improper activities concerning penny-stocks, such as the OTCQB or the pink sheets.

The Supreme Court of the United States has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities. Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices. Securities regulators have often cited thinly-traded markets, small numbers of holders and awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases. There can be no assurance that our activities or the activities of third parties, or the small number of potential sellers or small percentage of stock in our public float, or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock, will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of our common stock.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and to effectively prevent fraud. Any inability to provide reliable financial reports or to prevent fraud could harm our business. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires management to evaluate and assess the effectiveness of our internal control over financial reporting. In order to continue to comply with the requirements of the Sarbanes-Oxley Act, we are required to continuously evaluate and, where appropriate, enhance our policies, procedures and internal controls. If we fail to maintain the adequacy of our internal controls over financial reporting, we could be subject to litigation or regulatory scrutiny and investors could lose confidence in the accuracy and completeness of our financial reports. As reported in “Management’s Annual Report on Internal Control Over Financial Reporting” in Item 9A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, management determined that we did not maintain effective internal control over financial reporting for the fiscal year ended December 31, 2016, due to a material weakness consisting of the lack of an audit committee. On February 2, 2017, we formed an audit committee consisting of three independent members of our Board of Directors, as independence is defined by the rules of The Nasdaq Stock Market. Although management has since determined that our disclosure controls and procedures are effective, we cannot provide any assurance that in the future we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management will conclude that our internal control over financial reporting is effective. If we fail to fully comply with the requirements of the Sarbanes-Oxley Act, our business may be harmed and our stock price may decline.

With respect to the year ended December 31, 2017, under the supervision and with the participation of our management, we conducted an evaluation of the effectiveness of the design and operations of our disclosure controls and procedures. Based upon this evaluation, our management concluded that our disclosure controls and procedures over financial reporting were effective as of December 31, 2017.

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FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and the documents incorporated herein by reference constitute “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “began,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would” and variations of such words and similar expressions are intended to identify such forward-looking statements. All forward-looking statements speak only as of the date on which they are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following:

●	our increasing focus on the use of new and novel technologies, such as blockchain, to enhance our applications, and our ability to timely complete development of applications using new technologies;

●	our ability to effectively market and generate revenue from our new business solutions unit;

●	our ability to generate and maintain active subscribers and to maintain engagement with our user base;

●	development and acceptance of blockchain technologies and the continuing growth of the blockchain industry;

●	the intense competition in the industries in which our business operates and our ability to effectively compete with existing competitors and new market entrants;

●	legal and regulatory requirements related to us investing in cryptocurrencies and accepting cryptocurrencies as a method of payment for our services;

●	risks related to our holdings of XPX tokens, including risks related to the volatility of the trading price of the XPX tokens and our ability to convert XPX tokens into fiat currency;

●	our ability to develop functional new blockchain-based technologies that will be accepted by the marketplace, including PSP;

●	the dependence of our applications on mobile platforms and operating systems that we do not control, including our heavy reliance on the platforms of Apple, Facebook and Google and their ability to discontinue, limit or restrict access to their platforms by us or our applications, change their terms and conditions or other policies or features (including restricting methods of collecting payments, sending notifications or placing advertisements), establish more favorable relationships with one or more of our competitors or develop applications or features that compete with our applications;

●	our ability to obtain additional capital or financing to execute our business plan, including through offerings of debt, equity or initial coin offerings;

●	our ability to develop, establish and maintain strong brands;

●	the effects of current and future government regulation, including laws and regulations regarding the use of the internet, privacy and protection of user data and blockchain and cryptocurrency technologies;

●	our ability to manage our partnerships and strategic alliances, including the resolution of any material disagreements and the ability of our partners to satisfy their obligations under these arrangements;

●	our ability to effectively consummate one or more strategic alternatives with respect to our non-core properties;

●	our ability to offset fees associated with the distribution platforms that host our applications;

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●	our reliance on our executive officers;

●	our reliance on internally derived data to accurately report subscription metrics and other measures of our performance;

●	our ability to release new applications on schedule or at all, as well as our ability to improve upon existing applications;

●	our ability to update our applications to respond to rapid technological changes;

●	our ability to protect our intellectual property rights;

●	our ability to adapt or modify our applications for the international market and derive revenue therefrom;

●	the ability of foreign governments to restrict access to our applications or impose new regulations, including the European Union’s General Data Protection Regulation (“GDPR”);

●	the reliance of our mobile applications on high-bandwidth data capabilities;

●	our reliance on third party email service providers for delivery of email campaigns to convert users to subscribers and to retain subscribers;

●	our reliance on third party investor relations firms to help create awareness of our Company and compliance by such third parties with regulatory requirements related to promotional reports;

●	the effect of security breaches, computer viruses and computer hacking attacks;

●	our reliance upon credit card processors and related merchant account approvals and the impact of chargeback liabilities that we may face from credit card processors;

●	the impact of any claim that we have infringed on intellectual property rights of others;

●	our ability to effectively integrate companies and properties that we acquire;

●	the risk that we might be deemed a “dating service” or an “internet dating service” under various state regulations;

●	the possibility that our users or third parties may be physically or emotionally harmed following interaction with other users;

●	the risk that we may face litigation resulting from the transmission of information through our applications;

●	our ability to attract and retain qualified employees; and

●	our ability to maintain effective internal controls over financial reporting.

For a more detailed discussion of these and other factors that may affect our business, see the discussion in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein, as well as the “Risk Factors” section included in our periodic reports filed with the SEC. We caution that the foregoing list of factors is not exclusive, and new factors may emerge, or changes to the foregoing factors may occur, that could impact our business. We do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this report, except to the extent required by applicable securities laws.

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USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock offered pursuant to this prospectus. We will not receive any proceeds from the sale of shares being sold in this offering, including from any exercise by the underwriters of their option to purchase additional shares. The selling stockholders will bear the underwriting commissions and discounts, if any, attributable to their sale of our common stock, and we will bear the remaining expenses. For more information about the selling stockholders, see “Selling Stockholders.”

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DIVIDEND POLICY

We have not declared any dividends on our common stock in the past two fiscal years and we do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to declare dividends will be subject to the discretion of our Board of Directors and will depend on various factors, including applicable Delaware law, future earnings, capital requirements, results of operations and any other relevant factors. In general, as a Delaware corporation, we may pay dividends out of surplus capital or, if there is no surplus capital, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year.

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PRICE RANGE OF COMMON STOCK

As of October 19, 2018, our common stock was quoted on the OTCQB under the symbol “PEER.” Prior to our name change to “PeerStream, Inc.,” our common stock was quoted on the OTCQB under the symbol “STVI.” The following table sets forth the range of the quarterly high and low bid price information for the fiscal quarters indicated below as reported by the OTCQB. Reported prices for periods prior to October 7, 2016 reflect the prices of pre-AVM Merger PeerStream common stock. Prior to the AVM Merger, AVM’s common stock was not listed for trading on a national securities exchange or quoted on an over-the-counter market.

	High Bid*	Low Bid*
2018:
Fourth Quarter (through October 19, 2018)	$5.72	$5.00
Third Quarter	$7.00	$3.40
Second Quarter	$7.50	$4.00
First Quarter	$7.45	$3.10
2017:
Fourth Quarter	$8.31	$1.50
Third Quarter	$3.82	$2.99
Second Quarter	$5.00	$3.00
First Quarter	$11.00	$3.01
2016:
Fourth Quarter	$7.00	$3.50
Third Quarter	$7.00	$0.35
Second Quarter	$7.00	$1.05
First Quarter	$5.25	$0.70

*	The over-the-counter market quotations of the bid prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

On October 19, 2018, the last reported sale price of our common stock on the OTCQB was $5.00 per share. As of October 19, 2018, we had 74 holders of record of our common stock. This does not reflect the number of persons or entities who held stock in nominee or street name through various brokerage firms. Corporate Stock Transfer, Inc. is the transfer agent and registrar for our common stock.

Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PEER,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2018.

You should read this table in conjunction with the information contained in “Use of Proceeds” and “Summary Historical Consolidated Financial Data,” as well “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated interim financial statements and the notes thereto included herein.

As of June 30, 2018 (unaudited)

Cash and cash equivalents	$7,738,837
Stockholders’ equity
Common stock, $0.001 par value, 25,000,000 shares authorized; and 6,882,316 shares issued and outstanding	6,883
Additional paid in capital	19,139,514
Accumulated deficit	(3,596,744)
Total stockholders’ equity	15,549,653
Total capitalization	$15,549,653

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity and certain other factors that may affect our future results. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that are subject to risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

We are a global internet solutions provider pioneering the real-world adoption of emerging blockchain technologies by developing software, services and applications for corporate clients and consumers. Our business solutions unit (“PeerStream Business Solutions”) is able to provide advisory and implementation services to enterprise clients to help them meet strategic objectives using blockchain technology. We are also able to offer support to enterprise clients seeking to transition to blockchain-based technologies through the licensing of proprietary blockchain software, such as our PeerStream Protocol (“PSP”), a protocol for decentralized multimedia communications and live video streaming that is currently in development. For 20 years, we have built and continue to operate innovative consumer applications, including Paltalk, one of the largest live video social communities, and Backchannel, a secure video messaging application built on blockchain technology expected to launch in a proof-of-concept form in late 2018, with a public release following shortly thereafter. The Company has a long history of technology innovation and holds 26 patents. Our common stock has been traded on the over-the-counter markets since 2006.

PeerStream Business Solutions was launched in March 2018 and is expected to generate revenue by providing technology licensing, services and support related to blockchain implementation for third party developers and corporate clients. In conjunction with the launch of PeerStream Business Solutions, we also recently announced a strategy to develop and license software, such as PSP, that is intended to extend the capabilities of foundational blockchain protocols and enable prospective adopters to better meet their business goals using blockchain technology, either by enhancing the value of integrating blockchain technology into existing platforms, or by reducing the resources required to perform such implementations.

Shortly after the launch of PeerStream Business Solutions, we obtained our first major blockchain services client, ProximaX Limited (“ProximaX”), and entered into an arrangement to integrate our proprietary PSP technology into ProximaX’s blockchain protocol that has already resulted in us receiving approximately $4.9 million in net cash proceeds and 216.0 million “XPX” tokens issued by ProximaX in its initial coin offering. Our agreement with ProximaX also provides that we will receive additional compensation subject to the completion of certain development milestones, as described in more detail below. We are actively seeking to grow PeerStream Business Solutions and further license our blockchain-based software, either through bundled packages with PeerStream Business Solutions or as a standalone product.

Although we have limited operational history and experience with blockchain technology, we believe our new strategy represents an opportunity to leverage our nearly 20 years of technology innovation and our veteran workforce to tap into a potential new business-to-business revenue stream and support the efforts of a broad range of prospective corporate clients to adopt blockchain technology. For instance, PSP is being designed by our PeerStream Business Solutions team based on our extensive experience with live video and social media applications to serve as a multimedia communications and video streaming protocol to route live, rich media content over peer-to-peer networks. We expect that when PSP is integrated with a blockchain protocol, it will be able to power applications that require real-time data and video communications, such as the next generation of social networking, messaging, group collaboration and live video streaming applications. Because we are able to leverage our existing resources to launch PeerStream Business Solutions and design PSP utilizing technologies that we have been refining for two decades, we have not incurred significant additional expenses associated with our new business strategy. As a result, we expect PeerStream Business Solutions will improve the profitability of our business by adding new customers and revenue streams and generating additional cash flows for minimal startup costs. However, because PeerStream Business Solutions represents a new facet of our business and is largely based on a novel technology, we may face unanticipated technical, operational, financial, regulatory, legal and reputational risks associated with this new business that could negatively impact our business, financial condition or results of operations. For additional information, see “Risk Factors—Our shift in focus towards the utilization and development of blockchain-based applications and technologies could have a material adverse effect on our business, financial condition or results of operations.”

Our consumer applications generate revenue principally from subscription fees and advertising arrangements. As of October 19, 2018, our consumer applications were supported by a large user database which includes approximately 148,600 active subscribers worldwide. We believe that the scale of our subscriber base presents a competitive advantage in the video social networking industry and can present growth opportunities to combine video with dating to advance existing products with upsell opportunities as well as to build future brands with cross-sell offers.

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Our continued growth depends on attracting new clients through the introduction of new applications to our existing users, further penetration of our existing markets and the expansion of the PeerStream Business Solutions and software licensing client-base. Our principal growth strategy is to continue investing in blockchain development and technologies and increase our consumer application user base through advertising campaigns that we run through internet and mobile advertising networks.

Basis of Presentation

Name Change

Effective March 12, 2018, we changed our name from “Snap Interactive, Inc.” to “PeerStream, Inc.” In connection with the name change, we also changed our trading symbol on the OTCQB Marketplace from “STVI” to “PEER.” The new brand is intended to honor the Company’s legacy of empowering consumers to meet new people and connect with peers via social video applications, while also referencing the anticipated importance of peer-to-peer networks and multimedia streaming in the Company’s future.

Presentation for Reverse Stock Split

On January 5, 2017, we effected a 1-for-35 reverse stock split of our issued and outstanding common stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, each issued and outstanding share of our common stock, and the per share exercise price of and number of shares of our common stock underlying our outstanding stock options, was automatically proportionally adjusted based on the 1-for-35 Reverse Stock Split ratio. Except as otherwise provided herein, all share and per-share amounts of our common stock and stock options have been adjusted to give effect to the Reverse Stock Split for all periods presented. The Reverse Stock Split did not alter the par value of our common stock, which remains at $0.001 per share, modify any voting rights or other terms of our common stock or impact the amount of preferred stock we are authorized to issue.

AVM Merger

On October 7, 2016, we completed our merger with A.V.M. Software, Inc. (d/b/a Paltalk) (“AVM”), pursuant to which SAVM Acquisition Corporation, our wholly owned subsidiary, merged with and into AVM, with AVM surviving as our wholly owned subsidiary (the “AVM Merger”). As a result of the AVM Merger, the former shareholders of AVM received shares of our common stock representing approximately 77.9% of the outstanding shares of common stock of the post-AVM Merger combined company, and our former stockholders retained approximately 22.1% of the outstanding shares of common stock of the post-AVM Merger combined company.

The AVM Merger has been accounted for as a “reverse merger” under the acquisition method of accounting for business combinations with AVM being treated as the accounting acquirer of PeerStream. As such, the historical financial statements of AVM are treated as the historical financial statements of the combined company. Accordingly, our financial results for periods prior to October 7, 2016 represent the operations of AVM, and our financial results for periods after October 7, 2016 represent the operations of the combined company.

Recent Developments

On March 8, 2018, we launched PeerStream Business Solutions to provide technology licensing, services and support related to multimedia streaming and communications for third party developers and corporate clients.

On March 21, 2018, as a first step in providing services through PeerStream Business Solutions, we entered into a technology services agreement with ProximaX whereby we agreed to provide certain development and related services to ProximaX to facilitate the implementation of PSP into ProximaX’s proprietary blockchain protocol that is currently under development. Pursuant to the terms of the agreement, ProximaX agreed to pay us up to an aggregate of $10.0 million either in cash or in certain highly liquid cryptocurrencies in exchange for our services, with (i) $5.0 million due upon the successful consummation of ProximaX’s initial coin offering, (ii) $2.5 million due upon the completion of PSP’s Second Development Milestone and (iii) $2.5 million due upon the completion of PSP’s Third Development Milestone. In addition, ProximaX agreed to issue us a number of tokens equal to 2.4% of all outstanding tokens on the day of its planned initial coin offering and to reserve an additional 2% of such tokens to be issued as payment for future services provided by us, subject, in each case, to such initial coin offering generating aggregate gross proceeds of at least $30.0 million.

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On April 30, 2018, ProximaX closed its initial coin offering, which generated aggregate gross proceeds in excess of $30.0 million for purposes of our technology services agreement. On May 6, 2018, as agreed under the terms of the technology services agreement, ProximaX paid us the $5.0 million fee due upon consummation of its initial coin offering in Ethereum, which we immediately converted into cash. The Company recorded approximately $113,000 in transaction and conversion fees for the three months ended June 30, 2018 associated with the conversion of Ethereum into U.S. dollars. On June 2, 2018, we received 216.0 million XPX tokens from ProximaX, representing 2.4% of the XPX tokens issued by ProximaX in its initial coin offering and generating approximately $3.4 million of contract revenue. XPX tokens began trading on the Kryptono Exchange on June 2, 2018 and the quoted market price of $0.01559 was used to determine the initial fair value of the tokens. As of June 30, 2018 at approximately 5:00 PM, Eastern Time, XPX tokens were trading at a price equal to $0.00652 per token, and our 216.0 million XPX tokens had an aggregate fair value of $1,408,723. Our XPX tokens shall be tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired, and therefore, fluctuations in the market value of XPX tokens could directly impact our balance sheet and statement of operations. The prices of cryptocurrencies, including our XPX tokens, have historically been extremely volatile and we expect this volatility to continue. See “Risk Factors—We are subject to risks related to holding cryptocurrencies and accepting cryptocurrencies as a form of payment” and “Risk Factors—Currently, there are no regulated trading markets for our XPX tokens or the other tokens that we hold, and therefore our ability to sell such tokens may be limited” for additional information concerning the risks associated with holding digital tokens and cryptocurrencies. We currently expect to hold our XPX tokens until at least June 2, 2019, at which time we may determine to opportunistically resell the tokens in open market transactions from time to time. However, because the Kryptono Exchange does not qualify as a registered exchange within the meaning of federal securities laws or a regulated alternative trading system, we may have difficulty selling our XPX tokens.

Operational Highlights and Objectives

During the six months ended June 30, 2018, we executed key components of our objectives:

●	rebranded our corporate identity to PeerStream, Inc., which we believe better reflects our mission to connect peers and commitment to multimedia streaming and communications over peer networks;

●	began development of PSP, an open source, multimedia delivery protocol that is built on blockchain technology and designed to increase privacy, security, scalability and cost efficiency for real-time communication applications in such areas as video conferencing, messaging and workforce collaboration;

●	launched PeerStream Business Solutions to provide consulting, services and support related to blockchain technology adoption for corporate clients, leveraging the Company’s blockchain technology capabilities and proprietary software in development;

●	entered into a technology services agreement with ProximaX as the launch client of PeerStream Business Solutions;

●	strengthened our relationship with ProximaX to become ProximaX’s preferred North American integration partner to expand adoption and integration of its blockchain solution; and

●	broadened the talent on our Blockchain Advisory Board through the appointment of capital markets and blockchain veteran, Sheri Kaiserman.

For the near term, our business objectives include:

●	advancing development of PSP, our multimedia delivery protocol that integrates with blockchain technology;

●	enhancing the PeerStream Business Solutions team and developing its resources and customer pipeline;

●	launching a proof-of-concept version of Backchannel, our new secure video messaging service leveraging blockchain technology and its benefits;

●	growing our live video streaming entertainment business by increasing the content creator base and monetization for Camfrog Live, and extending this service to users of the Paltalk application;

●	seeking additional partnerships with blockchain-based companies to enhance the breadth of our technology platform and capabilities;

●	exploring strategic opportunities such as business partnerships and merger and acquisition opportunities, as well as strategic alternatives with respect to one or more of our dating properties, Vumber or certain of our patents, which we refer to as our non-core properties;

●	completing the listing of our common stock on The Nasdaq Capital Market; and

●	continuing to defend our intellectual property.

Sources of Revenue

Through the end of the first quarter of 2018, our sources of revenue were limited to subscription, advertising and other fees generated from users of our video chat and dating products. Beginning in April 2018, we started generating revenue through PeerStream Business Solutions and proprietary software licenses as a result of our technology services agreement with ProximaX.

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Consumer Applications

Subscription Revenue

Our video chat platforms generate revenue primarily through subscription fees. Our tiers of subscriptions provide users with unlimited video windows and levels of status within the community. Multiple subscription tiers are offered in different durations depending on the product from one-, six- and twelve- month terms, which continue to vary as we continue to test and optimize length and pricing. Longer-term plans (those with durations longer than one month) are generally available at discounted monthly rates. Levels of membership benefits are offered in tiers, with the least membership benefits in the lowest paid tier and the most membership benefits in the highest paid tier. Our membership tiers are “Plus,” “Extreme,” “VIP” and “Prime” for Paltalk and “Pro,” “Extreme” and “Gold” for Camfrog. We also hold occasional promotions that offer discounted subscriptions and virtual gifts.

Our dating applications generate revenue primarily through subscription fees. Multiple subscription tiers are offered in one-, three- and six-month terms, which continue to vary as we continue to test and optimize length and pricing. Longer-term plans (those with durations longer than one month) are generally available at discounted monthly rates. Pursuant to the terms of service of our dating platforms, subscriptions automatically renew for periods of the same length and at the same price as the original subscription term until terminated by the subscriber. We also hold occasional promotions that offer initial discounted subscriptions that renew at the regular price.

We recognize revenue from monthly premium subscription services beginning in the month in which the subscriptions are originated. Revenues from multi-month subscriptions are recognized on a gross and straight-line basis over the length of the subscription period. The unearned portion of subscription revenue is presented as deferred revenue in the accompanying condensed consolidated balance sheets.

We also offer virtual gifts and micro-transactions to our users. Users may purchase credits that can be redeemed for a host of virtual gifts such as a rose, a beer or a car, among other items. Micro-transactions allow users to increase the visibility of their profile and messages by paying for such services. Virtual gift and micro-transaction revenue is recognized at the point of sale, as they are incurred as purchased, and included in subscription revenue.

Advertising Revenue

We also generate a portion of our revenue on both our video and dating platforms through advertisements. Advertising revenue is dependent upon the volume of advertising impressions viewed by active users as well as the advertising inventory we place on our products. We recognize advertising revenue as earned on a click-through, impression, registration or subscription basis. When a user clicks an advertisement (CPC basis), views an advertisement impression (CPM basis), registers for an external website via an advertisement by clicking on or through our application (CPA basis) or clicks on an offer to subscribe to premium features on the application, the contract amount is recognized as revenue.

Technology Services Revenue

Technology services revenue is generated through PeerStream Business solutions under service agreements that we negotiate with our clients that describe the scope of the development, integration, engineering, licensing or other blockchain integration services that we will provide. Similar to our technology services agreement with ProximaX, we expect that future agreements will contain pricing terms that are customized based on the needs of the client, and may provide for compensation in the form of cash, cryptocurrency, tokens or a mix of cash, cryptocurrency and tokens. In addition, we expect that we will generate technology services revenue for our planned blockchain-based software solutions, such as PSP, through licenses to our clients that may be bundled into service packages with our PeerStream Business Solutions clients or provided separately on a standalone basis. We also plan to generate technology services revenue by offering support services to licensees of our software for additional service fees.

Revenue related to the technology services agreement with ProximaX, which is a fixed-price contract, is recognized as the services are performed and payment is entitled. The Company accounts for a contract when it has approval and commitment from all parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and the collectability of the consideration is probable.

Accordingly, revenue under the technology services agreement with ProximaX is recognized based upon the level of services delivered in the periods in which they are provided. The contractual upfront fee included $5.0 million and was paid in the Ethereum cryptocurrency and subsequently converted into U.S. dollars. The Company recorded approximately $113,000 in transaction and conversion fees for the three months ended June 30, 2018 associated with the conversion of Ethereum into U.S. dollars. The upfront payment also included 216.0 million tokens related to our familiarization with the client’s technology and the build-out of a roadmap used to fulfill the contract that are recognized as revenue under the percentage-of-completion method and are allocated ratably over the period of performance during the period in which the Company provides the related service, which is the expected life of the contract. The unearned portion is presented as deferred technology service revenue in the accompanying condensed consolidated balance sheets. The remaining $5.0 million in payments under this agreement will be recognized as revenue as the service is performed using the output method, under which the basis of direct measurements reflects the value to the customer of the services transferred to date relative to the remaining services promised under the contract.

We review the expected milestone’s delivery date on an ongoing basis. Revisions to our estimates may result in increases or decreases to revenues and income and are reflected in the consolidated financial statements in the periods in which they are first identified.

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Costs and Expenses

Cost of Revenue

Cost of revenue consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in data center and customer care functions, credit card processing fees, hosting fees, and data center rent and bandwidth costs. Beginning in April 2018, cost of revenue also began including compensation and other employee-related costs for technical personnel and subcontracting costs relating to technology service revenue. We expect to experience corresponding growth in our cost of revenue as PeerStream Business Solutions grows.

Sales and Marketing Expense

Sales and marketing expense consists primarily of advertising expenditures and compensation (including stock-based compensation) and other employee-related costs for personnel engaged in sales, and sales support functions. Advertising and promotional spend includes online marketing, including fees paid to search engines, and offline marketing, which is primarily partner-related payments to those who direct traffic to our brands.

As a result of the launch of PeerStream Business Solutions, we expect sales and marketing expense to increase in future periods as we expect to incur marketing and advertising expense and hire additional sales and marketing personnel to help build brand awareness and grow the division.

Product Development Expense

Product development expense, which relates to the development of technology of our applications, consists primarily of compensation (including stock-based compensation) and other employee-related costs that are not capitalized for personnel engaged in the design, testing and enhancement of service offerings as well as amortization of capitalized website development costs.

As a result of the launch of PeerStream Business Solutions, we anticipate product development expense to increase in future quarters as we expect to hire additional developers dedicated to the internal development of new blockchain services and technologies we plan to offer for license through PeerStream Business Solutions.

General and Administrative

General and administrative expense consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in executive management, finance, legal, tax, human resources and facilities costs and fees for other professional services. General and administrative expense also includes depreciation of property and equipment and amortization of intangible assets.

Key Metrics

Our management relies on certain non-GAAP and/or unaudited performance indicators to manage and evaluate our business. The key performance indicators set forth below help us evaluate growth trends, establish budgets, measure the effectiveness of our advertising and marketing efforts and assess operational efficiencies. We also discuss net cash used in operating activities under the ‟Results of Operations” and ‟Liquidity and Capital Resources” sections below. Active subscribers, subscription bookings and Adjusted EBITDA are discussed below.

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2018	2017	2018	2017	2017	2016
Active subscribers (as of period end)	150,550	173,480	150,550	173,480	170,962	— (1)
Subscription bookings	$4,820,574	$5,594,745	$10,247,198	$11,737,952	$22,623,529	$18,168,008
Net cash (used in) provided by operating activities	$4,304,718	$(322,462)	$3,761,687	$620,638	$(730,758)	$(406,651)
Net loss	$(1,865,015)	$(1,484,964)	$(2,673,670)	$(2,522,669)	$(5,894,253)	$(1,452,776)
Adjusted EBITDA	$1,023,838	$(516,362)	$1,122,638	$(729,354)	$(1,930,574)	$11,805
Adjusted EBITDA as percentage of total revenues	13.9%	(8.3)%	8.5%	(5.6)%	(7.8)%	0.1%

(1)	Prior to the AVM Merger, AVM did not track the total number of active subscribers for its consumer applications in a manner consistent with the metric as presently defined by the Company. As a result, it is impracticable for us to provide accurate information concerning the number of our active subscribers for periods prior to the time we reconciled the recordation of active subscribers between PeerStream and AVM.

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Active Subscribers

Active subscribers means users of our consumer applications that have prepaid a fee, redeemed credits or received an upgrade from another user as a gift for current unlocked application features such as enhanced voice and video access, elevated status in the community or unrestricted communication on our applications and whose subscription period has not yet expired. The metrics for active subscribers are based on internally-derived metrics across all platforms through which our applications are accessed. We assess the performance of our consumer applications by measuring active subscribers because we believe that this metric is the most reliable way to understand user engagement on our platform and estimate the future operational performance of our applications. We also believe that measuring active subscribers helps management estimate future subscription revenue. Because active subscribers generate the majority of our subscription revenue, as the number of active subscribers to our consumer applications increases, the amount of subscription revenue generated from our consumer applications also increases. Active subscribers is distinguished from active users, which represents the total number of free and paid users across all platforms during a certain period who access our various applications. We believe that active users are important to our operations because advertising revenue is largely dependent upon the volume of advertising impressions viewed by active users.

Subscription Bookings

Subscription bookings is a financial measure representing the aggregate dollar value of subscription fees and micro-transactions received during the period. We calculate subscription bookings as subscription revenue recognized during the period plus the change in deferred subscription revenue recognized during the period. Deferred subscription revenue is recognized ratably over the length of the subscription term. Our management uses subscription bookings internally in analyzing our financial results to assess operational performance and to assess the effectiveness of, and plan future, user acquisition campaigns. We believe that this financial measure is useful in evaluating the performance of our consumer applications because we believe, as compared to subscription revenue, it is a better indicator of the subscription activity in a given period. We believe that both management and investors benefit from referring to subscription bookings in assessing our performance and when planning, forecasting and analyzing future periods.

While the factors that affect subscription bookings and subscription revenue are generally the same, certain factors may affect subscription revenue more or less than such factors affect subscription bookings in any period. While we believe that subscription bookings is useful in evaluating the performance of our consumer applications, it should be considered as supplemental in nature and it is not meant to be a substitute for subscription revenue recognized in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as net income (loss) adjusted to exclude interest (income) expense, net, other (income) expense, net, income tax expense (benefit), depreciation and amortization expense, loss on disposal of property and equipment, impairment loss on digital tokens and stock-based compensation expense.

We present Adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to develop short- and long-term operational plans and to allocate resources to expand our business. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the cash operating income generated by our business. We believe that Adjusted EBITDA is useful to investors and others to understand and evaluate our operating results, and it allows for a more meaningful comparison between our performance and that of competitors.

Limitations of Adjusted EBITDA

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this performance measure in isolation from or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect cash capital expenditures for assets underlying depreciation and amortization expense that may need to be replaced or for new capital expenditures;

●	Adjusted EBITDA does not reflect our working capital requirements;

●	Adjusted EBITDA does not reflect the impairment loss on digital tokens;

●	Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation; and

●	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results. The following table presents a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2018	2017	2018	2017	2017	2016
Reconciliation of Net loss to Adjusted EBITDA:
Net loss	$(1,865,015)	$(1,484,964)	$(2,673,670)	$(2,522,669)	$(5,894,253)	$(1,452,776)
Interest (income) expense, net	(16,772)	4,845	(19,710)	(31,968)	(41,717)	60,030
Other income, net	-	18,000	-	18,000	46,933	(351,102)
Income tax expense	15,500	-	15,500	-	228,972	-
Depreciation and amortization expense	527,336	544,098	1,048,514	1,095,922	2,132,496	1,402,533
Loss on disposal of property and equipment	-	17,074	-	17,074	17,074	-
Impairment loss on digital tokens	1,959,404	-	1,959,404	-	-	-
Stock-based compensation expense	403,385	384,585	792,600	694,287	1,579,921	353,120
Adjusted EBITDA	$1,023,838	$(516,362)	$1,122,638	$(729,354)	$(1,930,574)	$11,805

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Results of Operations

Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017

The following table sets forth condensed consolidated statements of operations data for each of the periods indicated as a percentage of total revenues:

	Three Months Ended
	June 30,
	2018	2017
Total revenue	100.0%	100.0%
Costs and expenses:
Cost of revenue	18.7%	19.9%
Sales and marketing expense	20.2%	34.2%
Product development expense	26.0%	35.4%
General and administrative expense	33.8%	33.9%
Total costs and expenses	98.7%	123.4%
Income from operations	1.3%	(23.4)%
Interest income(expense), net	0.2%	(0.1)%
Other expense, net	-%	(0.3)%
Impairment loss on digital tokens	(26.5)%	-%
Total other (expense) income, net	(26.3)%	(0.4)%
Loss before income taxes	(25.0)%	(23.8)%
Provision for income taxes	(0.2)%	-
Net loss	(25.2)%	(23.8)%

Revenue

Revenue increased to $7,391,387 for the three months ended June 30, 2018 from $6,239,589 for the three months ended June 30, 2017. The increase was driven by $2,092,032 of revenue generated under the technology services agreement with ProximaX, offset by a decline of $758,105 in subscription revenue as a result of a 13.2% decline in active subscribers, as well as a decrease of $182,129 in advertising revenue across all products.

The following table sets forth our subscription revenue, advertising revenue, technology service revenue and total revenues for the three months ended June 30, 2018 and the three months ended June 30, 2017, the increase or decrease between those periods, the percentage increase or decrease between those periods and the percentage of total revenues that each represented for those periods:

					% Revenue
	Three Months Ended		$	%	Three Months Ended
	June 30,		Increase	Increase	June 30,
	2018	2017	(Decrease)	(Decrease)	2018	2017
Subscription revenue	$4,984,602	$5,742,707	$(758,105)	(13.2)%	67.4%	92.0%
Advertising revenue	314,753	496,882	(182,129)	(36.7)%	4.3%	8.0%
Technology service revenue	2,092,032	-	2,092,032	100.0%	28.3%	-%
Total revenues	$7,391,387	$6,239,589	$1,151,798	18.5%	100.0%	100.0%

Subscription – Our subscription revenue for the three months ended June 30, 2018 decreased by $758,105, or 13.2%, as compared to the three months ended June 30, 2017. The decrease in subscription revenue was driven primarily by a decrease in active subscribers of 22,930, or 13.2%, as a result of diminished marketing and advertising spend of approximately $587,000 related to FirstMet and our video products. We believe that the decrease in FirstMet revenue of $486,984 was also driven by our increasing allocation of resources to new higher growth opportunities in the business solutions market.

Advertising – Our advertising revenue for the three months ended June 30, 2018 decreased by $182,129, or 36.7%, as compared to the three months ended June 30, 2017. The decrease in advertising revenue primarily resulted from a 32.8% decline in active users. We also believe the decrease was related to challenges in the digital advertising industry due to a greater emphasis on fraud control resulting in lower demand and pricing.

Technology services – In the second quarter of 2018, we realized our initial technology service revenue as a result of our technology services agreement with ProximaX signed on March 21, 2018. For the three months ended June 30, 2018, we generated $2,092,032 of technology services revenue in exchange for providing certain development and related services to ProximaX to facilitate the integration of PSP into ProximaX’s proprietary blockchain protocol that is currently under development.

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Costs and Expenses

Total costs and expenses for the three months ended June 30, 2018 reflect a decrease in costs and expenses of $403,438, or 5.2%, as compared to the three months ended June 30, 2017. The following table presents our costs and expenses for the three months ended June 30, 2018 and 2017, the increase or decrease between those periods and the percentage increase or decrease between those periods:

					% Revenue
	Three Months Ended		$	%	Three Months Ended
	June 30,		Increase	Increase	June 30,
	2018	2017	(Decrease)	(Decrease)	2018	2017
Cost of revenue	$1,379,706	$1,242,819	$136,887	11.0%	18.7%	19.9%
Sales and marketing expense	1,492,875	2,135,951	(643,076)	(30.1)%	20.2%	34.2%
Product development expense	1,924,898	2,206,440	(281,542)	(12.8)%	26.0%	35.4%
General and administrative expense	2,500,791	2,116,498	384,293	18.2%	33.8%	33.9%
Total costs and expenses	$7,298,270	$7,701,708	$(403,438)	(5.2)%	98.7%	123.4%

Cost of revenue – Our cost of revenue for the three months ended June 30, 2018 increased by $136,887, or 11.0%, as compared to the three months ended June 30, 2017. The increase for the three months ended June 30, 2018 was primarily driven by an increase of approximately $370,800 in compensation for our technical personnel driven by increases in technology service revenue, offset by a decrease in payment processing fees of approximately $75,800 as a result of reduced subscription revenue.

Sales and marketing expense – Our sales and marketing expense for the three months ended June 30, 2018 decreased by $643,076, or 30.1%, as compared to the three months ended June 30, 2017. The decrease in sales and marketing expense for the three months ended June 30, 2018 was primarily due to a reduction in advertising campaigns for FirstMet and our video products as management increased its focus to PeerStream Business Solutions, resulting in a reduction of marketing and advertising spend of approximately $587,000.

Product development expense – Our product development expense for the three months ended June 30, 2018 decreased by $281,542, or 12.8%, as compared to the three months ended June 30, 2017. The decrease was primarily due to the Company’s ability to utilize shared resources across products as a result of reduced headcount in the product development and engineering teams, resulting in a decrease of compensation related expenses of approximately $153,000, as well as an allocation of resources to technical personnel related to technology service revenue.

General and administrative expense – Our general and administrative expense for the three months ended June 30, 2018 increased by $384,293, or 18.2%, as compared to the three months ended June 30, 2017. The increase in general and administrative expense for the three months ended June 30, 2018 was primarily driven by an increase of approximately $98,000 in legal fees primarily related to completion of the ProximaX contract and our Registration Statement on Form S-1. The increase was also driven by an increase of approximately $113,000 in transaction fees relating to the conversion of cryptocurrency into U.S. dollars and $100,000 relating to a consulting agreement for a former board member.

Non-Operating Loss

The following table presents the components of non-operating loss for the three months ended June 30, 2018 and the three months ended June 30, 2017, the increase or decrease between those periods and the percentage increase or decrease between those periods:

					% Revenue
	Three Months Ended				Three Months Ended
	June 30,		Increase	% Increase	June 30,
	2018	2017	(Decrease)	(Decrease)	2018	2017
Interest income (expense), net	$16,772	$(4,845)	$21,617	446.2%	0.2%	(0.1)%
Other (expense), net	-	(18,000)	18,000	100.0%	0.0%	(0.3)%
Impairment loss on digital tokens	(1,959,404)	-	(1,959,404)	(100.0)%	(26.5)%	-%
Total non-operating loss	$(1,942,632)	$(22,845)	$(1,919,787)	8403.4%	(26.3)%	(0.4)%

Non-operating loss for the three months ended June 30, 2018 was $1,942,632, a net increase of $1,919,787, or 8,403.4%, as compared to a non-operating loss of $22,845 for the three months ended June 30, 2017. The increase in non-operating loss was primarily driven by a $1,959,404 impairment loss on digital tokens.

Income Taxes

Our provision for income taxes consists of state and local taxes. For the three months ended June 30, 2018 and 2017, the Company recorded an income provision of $15,500 and $0, respectively, consisting primarily of state and local taxes.

As of June 30, 2018, our conclusion regarding the realizability of our US deferred tax assets did not change and we have recorded a full valuation allowance against them.

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Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

The following table sets forth condensed consolidated statements of operations data for each of the periods indicated as a percentage of total revenues:

	Six Months Ended
	June 30,
	2018	2017
Total revenue	100.0%	100.0%
Costs and expenses:
Cost of revenue	18.2%	19.5%
Sales and marketing expense	21.9%	33.7%
Product development expense	31.0%	34.1%
General and administrative expense	34.3%	32.3%
Total costs and expenses	105.5%	119.6%
Loss from operations	(5.5)%	(19.6)%
Interest income(expense), net	0.2%	0.2%
Other expense, net	-%	(0.1)%
Impairment loss on digital tokens	(14.9)%	-%
Total other income (expense), net	(14.8)%	0.1%
Loss before income taxes	(20.2)%	(19.5)%
Provision for income taxes	(0.1)%	-
Net loss	(20.3)%	(19.5)%

Revenue

Revenue increased to $13,139,437 for the six months ended June 30, 2018 from $12,958,540 for the six months ended June 30, 2017.

The increase was mainly driven by $2,092,032 of revenue generated under the technology services agreement with ProximaX, offset by a $1,555,161 decline in subscription revenue as a result of a 13.2% decline in active subscribers, as well as a $355,969 decrease in advertising revenue across all products.

The following table sets forth our subscription revenue, advertising revenue and total revenues for the six months ended June 30, 2018 and the six months ended June 30, 2017, the increase or decrease between those periods, the percentage increase or decrease between those periods, and the percentage of total revenues that each represented for those periods:

					% Revenue
	Six Months Ended				Six Months Ended
	June 30,		Increase	% Increase	June 30,
	2018	2017	(Decrease)	(Decrease)	2018	2017
Subscription revenue	$10,411,225	$11,966,391	$(1,555,166)	(13.0)%	79.3%	92.3%
Advertising revenue	636,180	992,149	(355,969)	(35.9)%	4.8%	7.7%
Technology service revenue	2,092,032	-	2,092,032	100.0	15.9%	-
Total revenues	$13,139,437	$12,958,540	$180,897	1.4%	100.0%	100.0%

Subscription – Our subscription revenue for the six months ended June 30, 2018 decreased by $1,555,166, or 13.0%, as compared to the six months ended June 30, 2017. We believe the decrease in overall subscription revenue was driven primarily by a decrease in active subscribers of 22,930, or 13.2% as a result of diminished marketing and advertising spend of approximately $1,434,000. We also experienced a decline in our international markets in our video products, particularly the Middle East, where a decline in monthly active users and a change in the contractual arrangement with our primary payment processor in the region led to reduced paid usage. We believe that the decrease was also driven by our increasing allocation of resources to new higher growth opportunities in the business solutions market.

Advertising – Our advertising revenue for the six months ended June 30, 2018 decreased by $355,969, or 35.9%, as compared to the six months ended June 30, 2017. The decrease in advertising revenue primarily resulted from both a 32.8% decline in active users as well as transitional delays experienced as we changed to a new full service digital advertising agency. We also believe the decrease was related to challenges in the digital advertising industry due to a greater emphasis on fraud control resulting in lower demand and pricing.

Technology service – In the second quarter of 2018, we realized our initial technology service revenue as a result of our technology services agreement with ProximaX. For the six months ended June 30, 2018, we generated $2,092,032 of technology services revenue in exchange for providing certain development and related services to ProximaX to facilitate the integration of PSP into ProximaX’s proprietary blockchain protocol that is currently under development.

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Costs and Expenses

Total costs and expenses for the six months ended June 30, 2018 reflect a decrease in costs and expenses of $1,637,264, or 10.6%, as compared to the six months ended June 30, 2017. The following table presents our costs and expenses for the six months ended June 30, 2018 and 2017, the increase or decrease between those periods and the percentage increase or decrease between those periods:

					% Revenue
	Six Months Ended				Six Months Ended
	June 30,		Increase	% Increase	June 30,
	2018	2017	(Decrease)	(Decrease)	2018	2017
Cost of revenue	$2,391,733	$2,524,324	$(132,591)	(5.3)%	18.2%	19.5%
Sales and marketing expense	2,882,867	4,366,443	(1,483,576)	(34.0)%	21.9%	33.7%
Product development expense	4,073,813	4,417,785	(343,972)	(7.8)%	31.0%	34.1%
General and administrative expense	4,509,500	4,186,625	322,875	7.7%	34.3%	32.3%
Total costs and expenses	$13,857,913	$15,495,177	$(1,637,264)	(10.6)%	105.5%	119.6%

Cost of revenue - Our cost of revenue for the six months ended June 30, 2018 decreased by $132,591, or 5.3%, as compared to the six months ended June 30, 2017. The decrease for the six months ended June 30, 2018 was primarily driven by a decrease payment processing fees of approximately $187,000 as a result of reduced subscription revenue. A move from physical servers to cloud web hosting services also drove reduced headcount in our information technology support areas resulting in a reduction of compensation related expenses and hosting expense of approximately $124,000. These decreases were partially offset by an increase of approximately $372,000 in compensation related to our technical personnel related to technology service revenue.

Sales and marketing expense - Our sales and marketing expense for the six months ended June 30, 2018 decreased by $1,483,576, or 34.0%, as compared to the six months ended June 30, 2017. The decrease in sales and marketing expense for the six months ended June 30, 2018 was primarily due to a reduction in advertising campaigns for FirstMet and our video applications as management increased its focus to PeerStream Business Solutions, resulting in a reduction of marketing and advertising spend of approximately $1,434,000.

As a result of the launch of PeerStream Business Solutions, we expect sales and marketing expense to increase in future periods as we expect to incur direct marketing and advertising expense and hire additional sales and marketing personnel to help build brand awareness and grow the division.

Product development expense - Our product development expense for the six months ended June 30, 2018 decreased by $343,972, or 7.8%, as compared to the six months ended June 30, 2017. The decrease in product development expense was due in part to reduced headcount in the product development and engineering teams, resulting in a decrease of compensation related expenses of approximately $141,000, as well as an allocation of resources to technical personnel related to technology service revenue.

General and administrative expense - Our general and administrative expense for the six months ended June 30, 2018 increased by $322,875, or 7.7%, as compared to the six months ended June 30, 2017. The increase in general and administrative expense was primarily driven by increased legal fees which included approximately $98,000 mainly related to completion of the ProximaX technology services agreement and our Registration Statement on Form S-1. This increase was also driven by approximately $40,000 in investor relations fees, approximately $113,000 of transaction fees relating to the conversion of cryptocurrency into U.S. dollars and $100,000 from a consulting agreement for a former board member. These increases were partially offset by a reduction in depreciation expense of approximately $38,000.

Non-Operating Income (Loss)

The following table presents the components of non-operating income (loss) for the six months ended June 30, 2018 and the six months ended June 30, 2017, the increase or decrease between those periods and the percentage increase or decrease between those periods:

					% Revenue
	Six Months Ended				Six Months Ended
	June 30,		Increase	% Increase	June 30,
	2018	2017	(Decrease)	(Decrease)	2018	2017
Interest income, net	$19,710	$31,968	$(12,258)	(38.3)%	0.2%	0.2%
Other expense, net	-	$(18,000)	18,000	(100.0)%	0.0%	(0.1)%
Impairment loss on digital tokens	(1,959,404)	-	(1,959,404)	(100.0)%	(14.9)	-%
Total non-operating (loss) income	$(1,939,694)	$13,968	$(1,953,662)	(13986.7)%	(14.8)%	0.1%

Non-operating loss for the six months ended June 30, 2018 was $1,939,694, a net increase of $1,953,662, or 13,986.7%, as compared to non-operating income $13,968 for the six months ended June 30, 2017. The increase in non-operating loss was driven by a $1,959,404 impairment loss on digital tokens.

Income Taxes

Our provision for income taxes consists of state and local taxes. For the six months ended June 30, 2018 and 2017, the Company recorded an income provision of $15,500 and $0, respectively, consisting primarily of state and local taxes.

As of June 30, 2018, our conclusion regarding the realizability of our US deferred tax assets did not change and we have recorded a full valuation allowance against them.

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Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

The following table sets forth Consolidated Statements of Operations data for each of the periods indicated as a percentage of total revenues:

	Years Ended December 31,
	2017	2016
Total revenue	100.0%	100.0%
Costs and expenses:
Cost of revenue	19.6%	23.9%
Sales and marketing expense	31.6%	24.3%
Product development expense	35.9%	41.0%
General and administrative expense	35.7%	19.1%
Total costs and expenses	122.8%	108.3%
Loss from operations	(22.8)%	(8.3)%
Interest income (expense), net	0.2%	(0.3)%
Other income (expense), net	(0.2)%	1.7%
Impairment loss on digital tokens	-%	-%
Total other income, net	(0.0)%	1.4%
Loss before income taxes	(22.8)%	(6.9)%
Provision (benefit) for income taxes	(0.9)%	(0.0)%
Net loss	(23.7)%	(6.9)%

Revenue

Total revenue increased to $24,841,283 for the year ended December 31, 2017 from $20,988,429 for the year ended December 31, 2016. The increase is primarily driven by the inclusion of approximately $5,800,000 of FirstMet revenue for the full 2017 fiscal year as a result of the AVM Merger, offset by a decline of approximately $1,602,000 in Paltalk subscription revenue and advertising revenue.

The following table sets forth our subscription revenue, advertising revenue and total revenues for the year ended December 31, 2017 and the year ended December 31, 2016, the increase/decrease between those periods, the percentage increase/decrease between those periods, and the percentage of total revenue that each represented for those periods:

	Years Ended December 31,		$ Increase	% Increase	% of Revenue Years Ended December 31,
	2017	2016	(Decrease)	(Decrease)	2017	2016
Subscription revenue	$22,898,530	$18,647,855	$4,250,675	22.8%	92.2%	88.8%
Advertising revenue	1,942,753	2,340,574	(397,821)	(17.0)%	7.8%	11.2%
Total revenues	$24,841,283	$20,988,429	$3,852,854	18.4%	100.0%	100.0%

Subscription – Our subscription revenue for the year ended December 31, 2017 increased by $4,250,675, or 22.8%, as compared to the year ended December 31, 2016. This increase in subscription revenue for the year ended December 31, 2017 was primarily due to the inclusion of a full fiscal year of FirstMet subscription revenue in 2017 following the completion of the AVM Merger which resulted in an increase of $5,446,000, offset by a decline in fiscal year 2017 Paltalk subscription revenue of approximately $1,000,000 compared to fiscal year 2016. We believe that the decrease in Paltalk subscription revenue was driven, in part, by a decrease in the new transaction revenue in the Paltalk product driven by lower volume of usage and diminished marketing and advertising spend of approximately $813,000. We believe the decrease was also the result of a decline in our international markets, where lower reseller volume led to a reduction in revenue.

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Advertising – Our advertising revenue for the year ended December 31, 2017 decreased by $397,821, or 17.0%, as compared to the year ended December 31, 2016. The decrease in advertising revenue primarily resulted from internal disruption as we changed our advertising partners by moving to an exclusive relationship with a full service agency to outsource our advertising operations. We also believe the decrease was related to challenges in the digital advertising industry due to a greater emphasis on fraud control resulting in lower demand and pricing.

Costs and Expenses

Total costs and expenses for the year ended December 31, 2017 reflect an increase in costs and expenses of $7,769,071, or 34.2%, as compared to the year ended December 31, 2016. The following table presents our costs and expenses for the year ended December 31, 2017 and 2016, the increase or decrease between those periods and the percentage increase or decrease between those periods:

	Years Ended December 31,		$ Increase	% Increase	% of Revenue Years Ended December 31,
	2017	2016	(Decrease)	(Decrease)	2017	2016
Cost of revenue	$4,861,315	$5,015,565	$(154,250)	(3.1)%	19.6%	23.9%
Sales and marketing	7,847,235	5,099,956	2,747,279	53.9%	31.6%	24.3%
Product development	8,918,409	8,600,688	317,721	3.7%	35.9%	41.0%
General and administrative	8,874,389	4,016,068	4,858,321	121.0%	35.7%	19.1%
Total costs and expenses	$30,501,348	$22,732,277	$7,769,071	34.2%	122.8%	108.3%

Cost of revenue – Our cost of revenue for the year ended December 31, 2017 decreased by $154,250, or 3.1%, as compared to the year ended December 31, 2016. The decrease in cost of revenue for the year ended December 31, 2017 was primarily driven by a decrease of approximately $166,000 in compensation expense as a result of a move from physical servers to cloud web hosting services. The transition to cloud services also drove reduced headcount in our information technology support areas.

Sales and marketing expense – Our sales and marketing expense for the year ended December 31, 2017 increased by $2,747,279, or 53.9%, as compared to the year ended December 31, 2016. The increase in sales and marketing expense for the year ended December 31, 2017 was primarily due to the inclusion of a full fiscal year of FirstMet sales and marketing expense for 2017 following the completion of the AVM Merger, which resulted in an increase of approximately $3,683,400, offset by a decrease of $813,000 in Paltalk sales and marketing expense due to headcount changes and reduced marketing spend.

Product development expense – Our product development expense for the year ended December 31, 2017 increased by $317,721, or 3.7% as compared to the year ended December 31, 2016. The increase in product development expense was mainly due to the inclusion of pre-AVM Merger PeerStream product development expense of approximately $1,316,000 in 2017 and an increase in consulting services supporting the efforts to enhance user retention and improve monetization, offset by a decrease of approximately $1,009,000 primarily due to reduced headcount in the product development and engineering teams.

General and administrative expense – Our general and administrative expense for the year ended December 31, 2017 increased by $4,858,321, or 121.0%, as compared to the year ended December 31, 2016. The increase in general and administrative expense for the year ended December 31, 2017 was primarily driven by an increase of approximately $730,000 in depreciation and amortization expense and an increase of approximately $659,000 in officers’ compensation related to the inclusion of pre-AVM Merger PeerStream’s fixed and intangible assets and officer headcount. In addition, the increase was in part driven by stock compensation expense of $1,227,000 relating to executive equity awards, a $225,000 lease cancellation fee related to our office space on 320 W 37th Street in New York, NY, an accounting and legal fees increase of approximately $290,000 mainly related to the filing of the Form 10-K and a legal and consulting fees increase of approximately $452,000 relating to our proposed merger with LiveXLive Media, Inc. (“LiveXLive”).

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Non-Operating Income (Expense), Net

The following table presents the components of non-operating income for the year ended December 31, 2017 and the year ended December 31, 2016, the increase or decrease between those periods and the percentage increase or decrease between those periods:

	Years Ended December 31,		$ Increase	% Increase	% of Revenue Years Ended December 31,
	2017	2016	(Decrease)	(Decrease)	2017	2016
Interest income (expense), net	$41,717	$(60,030)	$101,747	169.5%	0.2%	(0.3)%
Other income (expense), net	(46,933)	351,102	(398,035)	(113.4)%	(0.2)%	1.7%
Total non-operating income (expense), net	$(5,216)	$291,072	$(296,288)	(101.8)%	-%	1.4%

Non-operating income for the year ended December 31, 2017 decreased by $296,288, or 101.8%, as compared to the year ended December 31, 2016. The decrease in non-operating income was driven by legal settlement expenses in 2016 and other minor contractual interest incurred.

Liquidity and Capital Resources

Currently, our primary source of liquidity is cash on hand and cash flows from continuing operations and we believe that our cash balance and our expected cash flow from operations will be sufficient to meet all of our financial obligations for the twelve months from the date of this prospectus. As of June 30, 2018 and December 31, 2017, we had $7,738,837 and $4,137,050 of cash and cash equivalents, respectively, and no long-term debt. As described elsewhere in this prospectus, in May 2018 we received approximately $5,000,000 of cash proceeds under our technology services agreement with ProximaX, and in June 2018 we received 216.0 million XPX tokens in connection with ProximaX’s initial coin offering. As of June 30, 2018 at approximately 5:00 PM, Eastern Time, XPX tokens were trading at a price equal to $0.00652 per token, and our 216.0 million XPX tokens had an aggregate fair value of $1,408,723.

Following the AVM Merger, we undertook a number of cost reduction initiatives to manage our expenses and improve the profitability of our operations. Our cost reduction initiatives implemented during 2016 have included the decision to outsource our data center and physical servers to cloud web hosting services, headcount reorganization and vendor consolidation and subsequent contract renegotiations. During 2017, we further reduced costs by continuing to consolidate our vendors and advertising affiliate partners, combining and reducing office space and consolidating internal departments. We are continuously evaluating ways that we can further reduce our expenses and manage our costs.

In the future, it is possible that we will need additional capital to fund our operations, particularly growth initiatives, which we expect we would raise through a combination of equity offerings, debt financings, other third party funding and other collaborations and strategic alliances. We may also attempt to raise capital through dispositions of our assets, such as by selling all or a portion of our XPX tokens or by disposing of all or a portion of our dating properties, Vumber or certain of our patents, which we refer to collectively as our non-core properties. Our need to generate additional capital will largely depend on future capital requirements, which in turn will depend on many factors including our growth rate, headcount, sales and marketing activities, research and development efforts and the introduction of new features, products, acquisitions and continued user engagement.

Our primary use of working capital is related to client and user acquisition costs, including sales and marketing expense and product development expense. Our sales and marketing expenditures are primarily spent on channels where we can estimate the return on investment without making long-term commitments. Accordingly, we believe we can adjust our advertising and marketing expenditures quickly based on the expected return on investment, which should provide flexibility and should enable us to manage our advertising and marketing expense. In addition, we allocate a significant amount of resources to product development in order to maintain and create new products, services and applications for our clients and users. In particular, a significant portion of our working capital has been allocated to the development of PSP and Backchannel. In the future, we may also seek to grow our business by expending our capital resources to fund strategic investments and partnership opportunities.

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Six Months Ended June 30, 2018 Compared to Six Months Ended June 30

The following table summarizes the condensed consolidated statement of cash flows for the six months ended June 30, 2018 and 2017:

	Six Months Ended
	June 30,
	2018	2017
Condensed Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	$3,761,687	$620,638
Net cash used in investing activities	(159,900)	(134,326)
Net cash used in financing activities	-	(34,289)
Net increase in cash and cash equivalents	$3,601,787	$452,023

Operating Activities

Net cash provided by operating activities was $3,761,687 for the six months ended June 30, 2018, as compared to net cash provided by operating activities of $620,638 for the six months ended June 30, 2017. The increase in net cash provided by operating activities of $3,141,049 was mainly a result of $5,000,000 of compensation received under our technology services agreement with ProximaX.

Significant items impacting cash flow in the six months ended June 30, 2017 included significant cash outlays of $1,434,000 relating to advertising and marketing expense and increased headcount related expense in product development. These uses of cash were offset in part by collections in subscription and advertising revenue received during the period.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2018 and 2017 was $159,500 and $134,326, respectively. The increase in cash used in investing activities for the six months ended June 30, 2018 was primarily the result of increased purchases of computers and office furniture. Purchases of property and equipment may vary from period to period due to the timing of the expansion of our operations and software development.

Financing Activities

Net cash used in financing activities for the six months ended June 30, 2018 and 2017 was $0 and $34,289, respectively. The cash used in financing activities for the six months ended June 30, 2017 was related to the repayment of capital leases in the amount of $34,289.

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Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

The following table summarizes the condensed consolidated statement of cash flows for the years ended December 31, 2017 and 2016:

	Years Ended December 31,
	2017	2016
Consolidated Statements of Cash Flows Data:
Net cash used in operating activities	$(730,758)	$(406,651)
Net cash used in investing activities	(219,227)	(2,084,576)
Net cash provided by (used in) financing activities	924,439	(22,734)
Net change in cash and cash equivalents	$(25,546)	$(2,513,961)

Operating Activities

Net cash used in operating activities was $730,758 for the year ended December 31, 2017, as compared to net cash used by operating activities of $406,651 for the year ended December 31, 2016. This increase in net cash used in operating activities of $324,107 was mainly a result of an increase of approximately $452,000 in one-time expenses as result of the cancelled merger with LiveXLive and acquisition initiatives.

Significant items impacting cash flow in the year ended December 31, 2016 included significant cash outlays relating to advertising and marketing expense and increased headcount related expenses in the product development area. These uses of cash were offset in part by collections of subscription and advertising revenue received during the period.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2017 and 2016 was $219,227 and $2,084,576, respectively. The decrease of cash used in investing activities for the year ended December 31, 2017 was primarily the result of the net cash acquired from the AVM Merger, net of $1,739,506 used to repay outstanding debt in connection with the AVM Merger, and reduced purchases of computers and office furniture. Purchases of property and equipment may vary from period to period due to the timing of the expansion of our operations and software development.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2017 was $924,439 and net cash used in financing activities for the year ended December 31, 2016 was $22,734.

The primary reason for the increase was the completion of our private placement with Hershey Strategic Capital, LP (“Hershey Capital”), pursuant to which we sold 200,000 shares of our common stock to Hershey Capital at a price of $5.00 per share for aggregate gross proceeds of $1.0 million. We used the net proceeds from the offering for general corporate purposes, including the development of our blockchain product initiatives.

Contractual Obligations and Commitments

On January 18, 2016, we entered into a lease agreement for office space located at 122 East 42nd Street in New York, NY and paid a security deposit in the amount of $37,000. The term of the lease runs until May 30, 2019. Our office rent payments under the lease are currently approximately $12,300 per month and escalate on an annual basis for each year of the term of the lease thereafter.

On September 18, 2017, the Company entered into a lease agreement for a second office space located at 122 East 42nd Street in New York, NY that expires in July 31, 2019 and paid a security deposit in the amount of $8,000. The term of the lease runs until July 31, 2019. Our office rent payments under the lease are currently approximately $4,000 per month.

On October 27, 2017, the Company entered into a lease agreement for an office space located at Sparks-Ledesma House 1306 East 7th Street in Austin, TX that expires on October 31, 2018. We paid a security deposit in the amount of $2,142. Our office rent payments under the lease are currently approximately $1,129 per month.

On June 7, 2016, we entered into a lease agreement with Jericho Executive Center LLC for office space at 30 Jericho Executive Plaza in Jericho, New York which commenced on September 1, 2016 and runs through November 30, 2021. Our office rent payments under the lease are currently approximately $5,900 per month.

Off-Balance Sheet Arrangements

As of June 30, 2018, we did not have any off-balance sheet arrangements.

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MANAGEMENT

Executive Officers

Below is information regarding each of our current executive officers.

Name	Age	Title
Alexander Harrington	47	Chief Executive Officer and Director
Jason Katz	55	President, Chief Operating Officer and Chairman of the Board of Directors
Judy Krandel	53	Chief Financial Officer
Eric Sackowitz	52	Chief Technology Officer
Arash Vakil	34	Chief Product Officer

Alexander Harrington serves as our Chief Executive Officer and as a director. His business experience is discussed below under the caption “Board of Directors.” Jason Katz serves as our President, Chief Operating Officer and as Chairman of the Board of Directors. His business experience is discussed below under the caption “Board of Directors.”

Judy Krandel was appointed as our Chief Financial Officer in November 2016. Ms. Krandel previously served as a member of our Board of Directors from March 2016 until the completion of the AVM Merger in October 2016. Prior to then, Ms. Krandel served as a Portfolio Manager for the Juniper Public Fund from 2011 to 2016. Before that, Ms. Krandel was a Portfolio Manager at Alpine Woods where she managed portions of two long/short equity hedge funds. Prior to that, she was a Portfolio Manager from 2001 to 2009 at First New York Securities, LLC, where her experience included founding and co-managing a domestic long/short small-cap hedge fund. Ms. Krandel has been engaged in public equity research and investing since 1992, starting with Fred Alger Management, followed by positions at Delaware Management and Kern Capital Management. Ms. Krandel has served as a director of CynergisTek, Inc., a New York Stock Exchange listed company, since October 2017. Ms. Krandel received her B.S. from the Wharton School of Business at the University of Pennsylvania and her M.B.A. from the University of Chicago.

Eric Sackowitz was appointed as our Chief Technology Officer in October 2016 in connection with the AVM Merger. Mr. Sackowitz previously served as an officer of AVM from July 2013 through the closing of the AVM Merger and oversaw AVM’s Engineering, Technology, Operations and Project Management initiatives. As a key stakeholder and contributor in the AVM product roadmap, Mr. Sackowitz helped pioneer a number of new and innovative product offerings.

Prior to joining AVM, Mr. Sackowitz served from October 2011 to June 2013, first as the Senior Director of Product Development, and then as the Vice President of Technology, for World Wrestling Entertainment (“WWE”), providing strategy and oversight in the fulfillment of digital media product pipeline and scalable technical solutions for cross platform content syndication serving web, mobile, television, over-the-top content and gaming consumer applications. Prior to joining WWE, Mr. Sackowitz served in various capacities for Gotuit Media, an early market leader in rich metadata driven video navigation and discovery, from October 2003 to November 2010, including as its Director of Operations from January 2004 to January 2006, and as its Vice President of Operations and Technology from January 2006 to November 2010. In such capacities, he led a cross functional team of internal and client facing technical operations and revenue-generating professional services organization supporting the development, deployment and integration of their content and metadata authoring, publishing, and video player solutions for broadband, mobile and TV programmers and operators. Following the acquisition by Gotuit Media by Digitalsmiths Corporation in November 2010, Mr. Sackowitz served as Vice President of Technology Operations for Digitalsmiths until July 2011. Mr. Sackowitz holds a B.S. in Business and Marketing from the State University of New York at Albany.

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Arash Vakil was appointed as our Chief Product Officer in October 2016 in connection with the AVM Merger. Mr. Vakil previously served as the Chief Product Officer of AVM and was with AVM since December 2008. Mr. Vakil has over a decade of product management experience leading software development and engineering teams in developing a vision for products. Mr. Vakil has previously served as a Product Manager for Comodo, a leading IT security firm, from May 2008 until December 2008, an Associate Product Manager at EMC, a computer storage and cloud computing company, from October 2006 to May 2008, and a Product Manager for Telestruct, a telecommunications firm, from May 2005 to June 2006. Mr. Vakil has also been an adjunct lecturer at the City University of New York since August 2011, where he teaches a course on startup company formation and development. He previously served as an Interim Director at the Schutzman Center for Entrepreneurship at Queens College, where he helped develop the school’s entrepreneurship program. Mr. Vakil received his B.A. in media studies from Queens College, City University of New York, and his M.B.A. from the Zicklin School of Business at Baruch College, City University of New York.

Board of Directors

Below is information regarding each member of our current Board of Directors. Each of our directors holds a one year term of office that expires at our next annual meeting of stockholders.

Name	Age	Positions
Yoram “Rami” Abada	58	Director
Jason Katz	55	President, Chief Operating Officer and Chairman of the Board of Directors
Alexander Harrington	47	Chief Executive Officer and Director
Michael Jones	43	Director
Lance Laifer	54	Director
Michael Levit	47	Director
John Silberstein	57	Director

Yoram “Rami” Abada was appointed as a member of our Board of Directors in October 2016 in connection with the AVM Merger. Mr. Abada previously served as the President of Factory Direct Enterprises, one of the largest licensees of Ashley Furniture Home stores from March 2015 until March 2016. Prior to then, Mr. Abada served in a variety of roles at Jennifer Convertibles Inc., a specialist sofa bed chain headquartered in New York, where he began his career in 1982 and worked until September 2014. Most recently, Mr. Abada served as Jennifer Convertibles, Inc.’s President, Chief Financial Officer and Chief Operating Officer, as well as a member of its board of directors, from September 1999 until 2014. In July 2010, while Mr. Abada served as an executive officer and board member, Jennifer Convertibles, Inc. filed for Chapter 11 bankruptcy protection. From 1997 until 2003, Mr. Abada served as a member of the board of directors of CCA Industries, Inc., a public company engaged in the manufacture and distribution of health and beauty aid products, and Mr. Abada currently serves as a member of the board of directors of 168 5th Avenue Realty Corp., a privately held real estate corporation. Mr. Abada holds a B.B.A. from the Bernard Baruch College of the City University of New York.

Mr. Abada’s background and experience as a lead executive officer and board member of public and private companies provides him with extensive knowledge of, and insights into, financial reporting and oversight, corporate strategy and board functions.

Jason Katz was appointed as our Chairman of the Board of Directors, President and Chief Operating Officer in October 2016 in connection with the AVM Merger. Mr. Katz is the founder of AVM, and has served as its Chief Executive Officer and as a member of its Board of Directors since 1998. In his capacity as an executive officer and director of AVM, Mr. Katz oversees the strategic direction of AVM and its subsidiaries, and also manages its system infrastructure. Mr. Katz is an authority on instant messaging as well as web-based voice and video. Mr. Katz has appeared at numerous industry forums as well as on Bloomberg Radio and CNN Radio. Prior to AVM, Mr. Katz co-founded MJ Capital, a money management firm. Earlier in his career, Mr. Katz was a corporate lawyer at the New York office of Fulbright & Jaworski. Mr. Katz earned a J.D. from the New York University School of Law (1988) and a B.A. in Economics from the University of Pennsylvania (1985).

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Mr. Katz’s background and expertise as the Chief Executive Officer of AVM and decades of industry experience provides our Board of Directors with valuable industry insight and management expertise.

Alexander Harrington is currently our Chief Executive Officer and a member of our Board of Directors. Mr. Harrington was appointed as our Chief Executive Officer in October 2015. Mr. Harrington also served as our Chief Operating Officer from February 2014 until his appointment as our Chief Executive Officer in October 2015, our Chief Financial Officer from March 2014 to October 2016 and our interim Chief Financial Officer from October 2016 to November 2016. In June 2014, Mr. Harrington was also appointed to our Board of Directors. Mr. Harrington previously served as Chief Executive Officer of MeetMoi, LLC from June 2009 to November 2013, a social dating mobile platform, prior to the sale of MeetMoi, LLC to Match.com, LLC. Prior to that, Mr. Harrington served as the Senior Vice President of Strategy and Operations for Zagat Survey, LLC from 2004 to 2008, where he oversaw a transformation of the digital business which ultimately culminated in the company’s sale to Google Inc. In prior roles, Mr. Harrington served as the Senior Director of New Business Development at Sony BMG Entertainment and as an associate and analyst in investment banking at The Beacon Group and Smith Barney, respectively. Mr. Harrington holds a Master of Business Administration degree from the Wharton School at the University of Pennsylvania and a Bachelor’s degree in History from Williams College.

Through his service as our Chief Executive Officer, as well as his previous industry experience, Mr. Harrington provides our Board of Directors with valuable business and executive leadership experience.

Michael Jones was appointed as a member of our Board of Directors in November 2017 and serves as a member of our Blockchain Advisory Board. Since 2011, Mr. Jones has served as the co-founder and Chief Executive Officer of Science, Inc., a Los Angeles-based startup studio that develops, invests in, and acquires various businesses, including HelloSociety (acquired by New York Times), FameBit (acquired by Google) and Dollar Shave Club (acquired by Unilever), as well as companies focused on blockchain technology. Prior to that, Mr. Jones served as Chief Executive Officer of several other companies, including Userplane (acquired by AOL), Tsavo (acquired by Cybermedia), PBJ (acquired by JB), MySpace (acquired by Specific Media), Myspace Japan (acquired by Softbank) and FIM (acquired by Rubicon Project).

Mr. Jones brings significant experience in technology driven startups, both at the operating and investment level, and expertise in blockchain technology, to our Board of Directors.

Lance Laifer was appointed as a member of our Board of Directors in October 2016 in connection with the AVM Merger. Mr. Laifer has served as a member of AVM’s Board of Directors since 1999. Mr. Laifer has also served as the Chief Executive Officer of each of Old Forge Media Management and Old Forge Asset Management (together, “Old Forge”), a network of social media advertising and marketing companies, since 2013 and 2011, respectively, as well as the Chief Executive Officer of Laifer Capital Management, Inc., an investment firm, since 1992. Prior to his service at Old Forge, Mr. Laifer was the Chief Executive Officer of Wapiti Capital Management, LLC. Mr. Laifer also served on the board of directors of ValueVision from 1992 to 1995.

Mr. Laifer’s decades of experience provide him with unique investment and capital market insights, as well as background analyzing the risks and strategies of companies in the social media industry.

Michael Levit was appointed as a member of our Board of Directors in October 2016 in connection with the AVM Merger. Mr. Levit is a serial entrepreneur, angel investor, board member and advisor at several prominent Silicon Valley companies including Docker, August, Spigot, Founders Den, Say Media and Revel Systems. Currently, Mr. Levit serves as a Venture Partner at Vision Knight Capital, a private equity fund focused on investments in internet, e-commerce, consumer retail powered by internet and e-commerce, and business-to-business services powered by information technology and internet technology sectors in China. Mr. Levit also currently serves as the Co-Founder and Managing Partner of Founders Den, a shared office space and private club for experienced entrepreneurs and their friends, where he has served since January 2011. Prior to then, Mr. Levit acted as the Co-Founder and President of Spigot, a highly successful advertising network, from January 2011 to December 2015. From April 2007 to January 2011, Mr. Levit served as the Executive Vice President of Marketing and Business Development of Vendio, an e-commerce platform, where he grew transactions to over $1.5 billion per year before the business was sold to Alibaba Group Holding Ltd. Mr. Levit also served as the Chief Marketing Officer of Paltalk from July 2004 to October 2006. Before his position with Paltalk, Mr. Levit held a number of executive and consulting positions, including serving as Executive Director of Broadband Marketing for America Online from October 2001 to July 2004, Vice President of Business Development for Bluelight.com from January 2000 to February 2001 and Senior Consultant for Accenture from 1995 to 1999. In addition, Mr. Levit serves on the board of directors of several private Silicon Valley companies. Mr. Levit holds a B.A. in Business Economics, a B.S. in Mechanical and Environmental Engineering and a Master of Business Economics from the University of California, Santa Barbara.

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Mr. Levit’s substantial investment and management experience in the technology, internet and media sectors give him particular insight into the development of early stage companies, as well expertise regarding business strategy, leadership, marketing and strategic transactions.

John Silberstein was appointed as a member of our Board of Directors in October 2016 in connection with the AVM Merger. Mr. Silberstein has been a member of AVM’s Board of Directors since 1999 and was General Counsel of AVM from 2000 to 2003. He began his career in October 1986 as a real estate attorney at Skadden, Arps, Slate, Meagher & Flom, and in April 1989 began working for The Mendik Company, which with its partners, owned and managed a portfolio of twelve million square feet of Class A commercial office buildings in New York City and its suburbs. After leaving The Mendik Company, from February 1999 to April 2005, Mr. Silberstein served as co-managing member of Five Spruce GP LLC, the managing member of a real estate company that acquired and subsequently sold eight residential apartment buildings in New York City. He is on the Advisory Board of Willpower Labs, Inc., a startup that makes a weight loss lozenge. Most recently, Mr. Silberstein taught high school English at The Rivers School in Weston, Massachusetts from September 2010 to June 2016. Mr. Silberstein earned a B.A. from Brown University and a J.D. from New York University School of Law.

Mr. Silberstein’s experience representing AVM and other companies in complex and sophisticated matters, as well as his expertise in real estate acquisition and management, provides him with unique insights into business strategy and leadership.

There are no agreements or understandings between our directors and executive officers or any other person pursuant to which they were selected as a director or executive officer. In addition, there are no family relationships between our directors and any of our executive officers.

Leadership Structure of our Board of Directors

The positions of Chairman of the Board of Directors and Chief Executive Officer are currently fulfilled by two separate individuals, with Mr. Harrington serving as Chief Executive Officer and Mr. Katz serving as Chairman of the Board. We believe this leadership structure allows Mr. Harrington to focus primarily on our day-to-day operations and the implementation of our strategic, financial and management policies while allowing Mr. Katz to lead our Board of Directors in identifying strategic priorities and leading the discussion and execution of strategy.

Role of our Board of Directors in Risk Oversight

Our Board of Directors is primarily responsible for overseeing the Company’s risk management processes. The Board of Directors receives periodic reports from management concerning the Company’s assessment of risks. The Board of Directors focuses on the most significant risks facing the Company, including risks related to cybersecurity, the Company’s general risk management strategy and whether any of our compensation policies and practices create risks to our risk management practices or provide incentives to our executives and other employees to take risks that are reasonably likely to have a material adverse effect on us. While the Board of Directors oversees the Company’s risk management, the Company’s management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that the structure of our Board of Directors supports this approach.

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Director Independence

Although our common stock is currently quoted on the OTCQB, our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PEER,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering. Accordingly, our Board of Directors has adopted the definition of independence set forth under Nasdaq listing standards.

In making its annual review on director independence, the Board of Directors considered the transactions and relationships between our directors and any member of their families and the Company. Based upon these standards and the consideration of the information and the transactions and relationships discussed under “Certain Relationships and Related Party Transactions,” our Board of Directors determined that Yoram “Rami” Abada, Lance Laifer, Michael Levit, John Silberstein and Michael Jones are independent and that Jason Katz and Alexander Harrington are not independent.

Committees of our Board of Directors

Audit Committee

Our audit committee consists of Mr. Abada, Mr. Silberstein and Mr. Levit, with Mr. Abada serving as chairman. Our Board of Directors has determined that each of Mr. Abada, Mr. Silberstein and Mr. Levit are independent under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Our Board of Directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board of Directors has examined each audit committee member’s scope of experience and the nature of their current and prior employment.

The functions of the audit committee include:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing our policies on risk assessment and risk management;

●	reviewing related party transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Board of Directors has designated Mr. Abada as an “audit committee financial expert” as defined under the applicable SEC rules and determined that he has accounting or related financial management expertise as required under Nasdaq rules. A copy of the audit committee charter is available on our website at https://www.peerstream.com/corporate-governance.

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Compensation Committee

Our compensation committee consists of Mr. Abada and Mr. Silberstein, with Mr. Silberstein as the chairman. Our Board of Directors has determined that each of Mr. Abada and Mr. Silberstein are independent under Nasdaq listing standards and “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee, with input from our Chief Executive Officer, reviews and approves, or recommends that our Board of Directors approve, the compensation of our directors and executive officers. Prior to the formation of the compensation committee, our Board of Directors and Chief Executive Officer reviewed and approved director and executive officer compensation. A copy of the compensation committee charter is available on our website at https://www.peerstream.com/corporate-governance.

The functions of the compensation committee include:

●	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

●	reviewing and recommending that our Board of Directors approve the compensation of our directors;

●	reviewing and approving, or recommending that our Board of Directors approve, the terms of compensatory arrangements with our executive officers;

●	administering our stock and equity incentive plans;

●	reviewing and approving, or recommending that our Board of Directors approve, incentive compensation and equity plans; and

●	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

We currently do not have a nominating and corporate governance committee and the independent members of our Board of Directors perform the principal functions of a nominating and corporate governance committee. We have elected not to have a nominating committee because we do not believe one has been necessary or cost efficient for a company of our size and we do not expect to establish a nominating committee in the foreseeable future.

Pursuant to Nasdaq Listing Rule 5605(e), our Board of Directors designated the independent directors of the Board of Directors, Messrs. Abada, Levit, Silberstein, Laifer and Jones, as well as any future members of the Board of Directors that qualify as independent directors (collectively, the “Nominating Directors”), as the independent directors responsible for, among other things, (i) determining the qualifications, qualities and skills required to be a director of the Company and evaluating, selecting and approving nominees to serve as directors, (ii) periodically reviewing, assessing and making recommendations for changes to the Board of Directors and (iii) overseeing the process for evaluation of the Board of Directors. In addition, the Nominating Directors have unrestricted access to and assistance from our officers, employees and independent auditors and the authority to employ experts, consultants and professionals to assist with performance of their duties.

The Nominating Directors will also consider director nominees put forward by stockholders. Our By-Laws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Annual Meeting. To recommend a nominee for election to the Board of Directors, a stockholder must submit his or her recommendation to the Corporate Secretary, Wilmary Soto-Guignet, at our corporate headquarters located at 122 East 42nd Street, New York, New York, 10168. Such nomination must satisfy the notice, information and consent requirements set forth in our By-Laws. A stockholder’s recommendation must be accompanied by the information with respect to stockholder nominees that is specified in our By-Laws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners, if any, on whose behalf the nomination is being made. Stockholder recommendations provided to the Corporate Secretary and received in accordance with the advance notice provision in our By-Laws will be considered and evaluated by the Nominating Directors in the same manner as candidates recommended from other sources.

The Nominating Directors do not have any specific minimum qualifications that director nominees must have in order to be considered to serve on the Board of Directors. However, the Nominating Directors do take into consideration areas of expertise that director nominees may be able to offer, including professional experience, knowledge, abilities and industry knowledge or expertise. The Nominating Directors also consider the director nominees’ potential contribution to the overall composition and diversity of the Board of Directors.

Code of Conduct

We maintain a Code of Conduct that applies to all our officers, directors and employees. The Code of Conduct addresses, among other things, record retention, conflicts of interest, business opportunities, gifts or favors, proprietary information and disciplinary measures.

A copy of our Code of Conduct is available on our website at https://www.peerstream.com/corporate-governance. We intend to disclose any amendments to our Code of Conduct on our website at https://www.peerstream.com/corporate-governance.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Legal Fees

James Silberstein, the brother of John Silberstein, a current member of our Board of Directors, is employed as a Counsel at Fross Zelnick Lehrman & Zissu, P.C., which serves as our outside legal counsel for certain matters. During 2016 and 2017, we paid Fross Zelnick Lehrman & Zissu, P.C. approximately $261,000 and $160,000, respectively, for legal services.

Indemnification Arrangements

We have entered into indemnification agreements and employment agreements with our directors and certain of our executive officers, respectively, pursuant to which we have agreed to indemnify such persons against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which such persons are a party to the extent permitted by applicable law, subject to certain exceptions.

Policies and Procedures for Approving Related Party Transactions

Our Board of Directors adopted a written Related Party Transactions Policy on April 19, 2012. In accordance with the Related Party Transactions Policy, all Related Party Transactions (as defined herein) must be reported to our Chief Executive Officer or Chief Financial Officer and must be reviewed and approved by our audit committee. In determining whether to approve, recommend or ratify a Related Party Transaction, the reviewing party will take into account, among other factors it deems appropriate, (i) whether the terms of the Related Party Transaction are fair to the Company, (ii) whether there are business reasons for the Company to enter into the Related Party Transaction, (iii) whether the Related Party Transaction would impair the independence of an outside director and (iv) whether the Related Party Transaction would present an improper conflict of interest for any of our directors or executive officers.

A “Related Party Transaction” means a transaction (including any series of related transactions or a material amendment or modification to an existing Related Party Transaction) directly or indirectly involving any Related Party that would need to be disclosed under Item 404(a) of Regulation S-K. Generally, under Item 404(a) of Regulation S-K, we are required to disclose any transaction occurring since the beginning of the last two fiscal years, or any currently proposed transaction, involving us or our subsidiary where the amount involved exceeds $120,000, and in which any Related Party had or will have a direct or indirect material interest.

A “Related Party” means any of the following: (i) any of our directors of the Company or Director Nominees; (ii) any of our executive officers; (iii) a person known by us to be the beneficial owner of more than 5% of our common stock or (iv) an immediate family member of any of the foregoing.

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SELLING STOCKHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of the selling stockholders, the number of shares of our common stock offered hereby by the selling stockholders and information with respect to shares to be beneficially owned by the selling stockholders after completion of this offering.

The number of shares and percentages of beneficial ownership provided in the table below are based on 6,868,679 shares of our common stock outstanding as of October 19, 2018, including 79,286 shares of unvested restricted stock.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of the security. A person is also deemed a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be acquired this way are deemed to be outstanding for purposes of computing a person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities to which that person has no economic interest.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power for the indicated shares of common stock. Unless otherwise noted, the address for each beneficial owner listed below is c/o PeerStream, Inc., 122 East 42nd Street, New York, New York, 10168.

			Shares to be Sold in this Offering(1)		Shares Beneficially Owned After the Offering(1)
	Shares Beneficially Owned Prior to the Offering		Assuming No Exercise of the Underwriters’ Option	Assuming Full Exercise of the Underwriters’ Option	Assuming No Exercise of the Underwriters’ Option		Assuming Full Exercise of the Underwriters’ Option
Name of Beneficial Owner	Number	Percentage of Total Common Stock	Number	Number	Number	Percentage of Total Common Stock	Number	Percentage of Total Common Stock
Selling Stockholders:
The J. Crew Delaware Trust A(2)	2,356,132	34.3%	923,735	1,103,735	1,432,397	20.9%	1,252,397	18.2%
Clifford Lerner(3)	733,739	10.7%	75,000	75,000	658,739	9.6%	658,739	9.6%
Judy Katz(4)	201,265	2.9%	201,265	201,265	—	—	—	—

(1)	Assuming that the underwriters exercise their option to purchase an additional 180,000 shares, we expect that the selling stockholders will sell an aggregate of 1,380,000 shares of our common stock in the offering. However, the allocation of shares to be sold among the selling stockholders is an estimate and is subject to change.

(2)	Based on the information contained in the Schedule 13D filed with the SEC on October 17, 2016 and updated to give effect to the Reverse Stock Split and the distribution of escrow shares from the AVM Merger. The principal address of The J. Crew Delaware Trust A is c/o J.P. Morgan Trust Company of Delaware, Trustee, 500 Stanton-Christiana Road, DE3-1600, Newark, Delaware 19713. The J. Crew Delaware Trust A was formed by Mr. Katz for the benefit of certain of his family members. Mr. Katz is not a beneficiary of the trust and does not hold voting or dispositive power over the shares held by the trust.

(3)	Includes (i) 79,286 shares of restricted stock granted to Mr. Lerner, all of which vest on October 7, 2019 and (ii) the vested portion of a stock option representing the right to purchase 1,428 shares of common stock granted on March 3, 2016, all of which have vested. Pursuant to the terms of his restricted stock grants, Mr. Lerner has the right to vote the unvested restricted stock but may only dispose of the stock after it vests.

(4)	Ms. Katz is the spouse of Jason Katz, our Chairman of the Board of Directors and Chief Operating Officer.

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Transactions with the Selling Stockholders

AVM Merger

On October 7, 2016, we completed the AVM Merger. As a result of the AVM Merger, the former shareholders of AVM received shares of our common stock representing approximately 77.9% of the outstanding shares of common stock of the post-AVM Merger combined company. Two of the selling stockholders, The J. Crew Delaware Trust A and Judy Katz, were historical shareholders of AVM, and therefore received their shares of our common stock in connection with the AVM Merger.

Lerner MOU

On May 8, 2018, we entered into a confidential memorandum of understanding with Clifford Lerner, a selling stockholder in this offering and a former director, officer and employee of the Company, which was amended and restated on June 15, 2018 (the “MOU”). Pursuant to the terms of the MOU, Mr. Lerner resigned as an officer and employee of the Company on June 15, 2018 and simultaneously entered into a consulting agreement with the Company. Pursuant to the terms of the MOU, Mr. Lerner was required to enter into amendments to his existing registration rights agreement with the Company and restricted stock award agreements, which such amendments are described in more detail below. The MOU also contained a mutual waiver of all claims by us and Mr. Lerner relating to or arising out of Mr. Lerner’s status as a holder of our common stock, his employment, his service as a director, or any terms of his terminated employment agreement, up to and including the date of the MOU. In addition, pursuant to the terms of the MOU, Mr. Lerner is prohibited from selling his shares of our common stock until October 31, 2018, provided that he is permitted to sell the shares of his common stock included in this offering.

Lerner Consulting Agreement

On June 15, 2018, Mr. Lerner resigned from his positions as officer and employee of the Company. In connection with Mr. Lerner’s resignation, his employment agreement with the Company, dated October 7, 2016 (the “Employment Agreement”), was automatically terminated and has no further force or effect. Concurrent with the termination of the Employment Agreement, on June 15, 2018, the Company entered into a consulting agreement with Mr. Lerner (the “Consulting Agreement”) on substantially the same terms as the Employment Agreement. Pursuant to the Consulting Agreement, we paid Mr. Lerner a lump sum, up-front payment of $100,000 (the “Up-Front Payment”). Other than the Up-Front Payment, Mr. Lerner is not entitled to any fees for his services under the Consulting Agreement. The Consulting Agreement also contains customary non-solicitation, non-disparagement, confidentiality, indemnification and termination for “cause” provisions on substantially the same terms as the Employment Agreement.

Pursuant to the Consulting Agreement, for a period of 13 months following the effective date of the Consulting Agreement, Mr. Lerner will be prohibited from selling or transferring any securities of the Company held by Mr. Lerner unless such sales or transfers are in compliance with (i) the volume limitations set forth in Rule 144(e) of the Securities Act (“Rule 144”), applicable to sales of common stock by “Affiliates” (as defined in Rule 144) of the Company and (ii) the Company’s Regulatory Compliance & Insider Trading Policy in effect as of the effective date of the Consulting Agreement. In addition, during the term of the Consulting Agreement, Mr. Lerner is prohibited from selling or transferring any shares of the Company’s common stock at a price below a designated minimum pricing threshold.

Lerner Registration Rights Agreement

On October 7, 2016, in connection with the AVM Merger, we entered into a registration rights agreement with Mr. Lerner (the “Registration Rights Agreement”). The Registration Rights Agreement provides that, subject to certain limitations, Mr. Lerner may demand that the we register for resale under the Securities Act all or a portion of his shares of the our common stock. In addition, the Registration Rights Agreement provides Mr. Lerner with certain incidental “piggy-back” registration rights, which generally allow him to participate in registered offerings of our common stock that are initiated by the Company or on behalf of other holders of the Company’s securities.

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On June 15, 2018, in connection with Mr. Lerner’s resignation, we entered into an amendment to the Registration Rights Agreement (the “Registration Rights Amendment”). The Registration Rights Amendment provides that Mr. Lerner may only exercise his demand registration rights to effect a firm commitment underwritten offering.

Lerner Restricted Stock Award Agreements

On June 15, 2018, in connection with Mr. Lerner’s resignation, we entered into amendments to (i) a restricted stock award agreement, by and between the us and Mr. Lerner, dated March 3, 2016, as amended, related to the original award of 142,858 shares of restricted common stock to Mr. Lerner and (ii) a restricted stock award agreement, by and between us and Mr. Lerner, dated December 14, 2011, as amended, related to the original award of 121,429 shares of restricted common stock to Mr. Lerner (together, the “Restricted Stock Award Amendments”).

Pursuant to the Restricted Stock Award Amendments, we were required, in order to assist Mr. Lerner in satisfying his tax withholding obligations with respect to shares of restricted common stock that vested on October 7, 2018, to withhold 20,000 shares of restricted common stock that vested on October 7, 2018, and the remaining amount of the tax withholding obligation was paid by Mr. Lerner. Mr. Lerner’s unvested shares of restricted common stock will continue to vest as scheduled.

Lerner Indemnification Agreement

Effective February 9, 2017, we entered into indemnification agreements with each of the members of our Board of Directors. Pursuant to Mr. Lerner’s indemnification agreement (the “Indemnification Agreement”), we agreed to indemnify Mr. Lerner to the fullest extent permitted by applicable law against any and all Expenses (as defined in the Indemnification Agreement) arising from any Proceeding (as defined in the Indemnification Agreement) in which he was, or is, or is threatened to be a party by reason of his Corporate Status (as defined in the Indemnification Agreement) if Mr. Lerner acted in Good Faith (as defined in the Indemnification Agreement). Following a request Mr. Lerner, we are required to advance (within thirty (30) days of receipt of such request) any and all Expenses relating to his defense of any such Proceeding.

We are not obligated to indemnify Mr. Lerner or advance any amounts for, among other things, certain judgments where indemnification is prohibited by the DGCL or public policy. Additionally, any costs and Expenses that Mr. Lerner is entitled to receive under the Indemnification Agreement will not be exclusive to any other rights to which the he may currently or in the future be entitled under any provision of applicable law, our organizational documents or under any agreement, vote of stockholders or disinterested directors or otherwise.

The Indemnification Agreement will continue until and terminate upon the later of: (i) ten (10) years after the date that Mr. Lerner shall have ceased to serve as a Representative (as defined in the Indemnification Agreement) of the Company or of any other Enterprise (as defined in the Indemnification Agreement) which he served at the request of the Company; (ii) the final termination of all pending Proceedings in respect of which he is granted rights of indemnification or advancement of Expenses and of any proceeding commenced by Mr. Lerner pursuant to Article VIII of the Indemnification Agreement; or (iii) the expiration of the statute of limitations with respect to any claim that may be brought against Mr. Lerner with respect to which indemnification may be available (in whole or in part).

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DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by reference to, our Certificate of Incorporation and our By-Laws, each of which will be filed as an exhibit to the registration statement of which this prospectus is a part.

Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. No shares of preferred stock are issued or outstanding as of the date of this prospectus.

Common Stock

As of October 19, 2018, we had issued 6,868,679 shares of common stock, including shares of restricted common stock that have been issued but remain subject to forfeiture, and 1,067,527 shares of common stock issuable upon exercise of outstanding stock options.

Dividend Rights

Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. We never have declared or paid cash dividends on any of our common stock and currently do not anticipate paying any cash dividends after the offering or in the foreseeable future.

Voting Rights

Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a plurality of the voting shares are able to elect all of the directors standing for election. Any other matters submitted to the vote of the stockholders must be authorized by a majority of the votes cast, except where the DGCL prescribes a different percentage of votes or a different exercise of voting power.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Holders

As of October 19, 2018, there were approximately 74 holders of record of our common stock. This does not reflect the number of persons or entities who held stock in nominee or street name through various brokerage firms.

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Preferred Stock

Our Board of Directors has the authority, within the limitations and restrictions of our Certificate of Incorporation, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights thereof without further action by our stockholders. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of us or other corporate action. In addition, the issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock. No shares of preferred stock are outstanding, and we do not currently intend to issue any shares of preferred stock.

Registration Rights

Clifford Lerner is party to a registration rights agreement with the Company. For more information about Mr. Lerner’s registration rights agreement, see “Transactions with the Selling Stockholders — Lerner Registration Rights Agreement.”

Anti-Takeover Effects of Our Certificate of Incorporation and By-Laws and Certain Provisions of Delaware Law

Our Certificate of Incorporation, By-Laws and the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations

We are subject to the “business combination” provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with an interested stockholder for a period of three (3) years after the date of the transaction in which the person became an interested stockholder, unless:

●	the transaction is approved by the corporation’s Board of Directors prior to the date the interested stockholder became an interested stockholder;

●	upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

●	on or subsequent to such date the business combination is approved by the corporation’s Board of Directors and authorized at an annual or special meeting of the corporation’s stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

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In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, previously owned 15% or more of a corporation’s outstanding voting stock. This statute may encourage companies interested in acquiring our company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. This statute also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Removal of Directors; Vacancies

Our By-Laws provide that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of common stock present in person or by proxy and entitled to vote. Our By-Laws also provide that any vacancies or newly created directorships on our Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not authorize cumulative voting.

Special Stockholder Meetings

Our By-Laws provide that special meetings of our stockholders may be called only by our President whenever he deems advisable. A special meeting of the stockholders will be called by the President whenever so directed in writing by a majority of the entire Board of Directors or whenever the holders of one-third (1/3) of the number of shares of our capital stock entitled to vote at such meeting request in writing that a special meeting be held. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our By-Laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

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Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our Certificate of Incorporation provides, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of our company to the Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our By-Laws, or (iv) any other action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation contains a provision permitted under the DGCL relating to the liability of directors. This provision eliminates a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty; provided that such provision will not eliminate or limit a director’s liability for:

●	any breach of the director’s duty of loyalty;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

●	Section 174 of the DGCL (unlawful dividends); or

●	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. This provision, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. This provision does not alter a director’s liability under federal securities laws. The inclusion of this provision in our Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our Certificate of Incorporation and By-Laws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions and exceptions, and to advance funds to our directors and officers to enable them to defend against such proceedings.

We have entered into indemnification agreements and employment agreements with our directors and certain of our executive officers, respectively, pursuant to which we have agreed to indemnify such persons against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which such persons are a party to the extent permitted by applicable law, subject to certain exceptions.

Trading Market

Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “PEER,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering. Our common stock is currently traded on the OTCQB Marketplace under the symbol “PEER.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

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MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership) that is not for United States federal income tax purposes any of the following:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date hereof (the “Code”). Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. We cannot assure you that such a change in law will not alter significantly the tax considerations we describe in this summary. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances (including the Medicare contribution tax on net investment income). In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws including, without limitation if you are:

●	a United States expatriate;

●	a “controlled foreign corporation”;

●	a “passive foreign investment company”;

●	a bank, insurance company or other financial institution;

●	a tax exempt organization or governmental organization;

●	a broker, dealer or trader in securities;

●	subject to the alternative minimum tax;

●	a partnership or other pass-through entity for U.S. federal income tax purposes;

●	a person who holds our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	a person who holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

●	a person deemed to sell our common stock under the constructive sale provisions of the Code.

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If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Distributions

In the event that we make distributions of cash or property (other than certain pro rata distributions of our stock) in respect of our common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess generally will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, causing a reduction in the adjusted basis of the non-U.S. holder’s common stock. Any remaining excess will be treated as capital gain and will be treated as described below under “—Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA (as defined below) below, any gain realized by a non-U.S. holder on the taxable disposition of our common stock generally will not be subject to United States federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

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An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed United States federal income tax returns with respect to such losses. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code, or such Sections commonly referred to as FATCA, a 30% United States federal withholding tax may apply to any dividends paid on our common stock and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

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UNDERWRITING

The Benchmark Company, LLC is acting as lead underwriter of this offering and as representative of the underwriters named below. We and the selling stockholders have entered into an underwriting agreement with the underwriters. The selling stockholders are offering the shares of common stock described in this prospectus through the underwriters listed below. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from the selling stockholders, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
The Benchmark Company LLC
Noble Capital Markets

Total	1,200,000

The underwriters are collectively referred to as the “underwriters.” To the extent there is one underwriter, “underwriters” refers to the underwriter listed in the table above. The underwriters are committed to purchase all the common stock offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

Over-Allotment Option

The selling stockholders have granted the underwriters an option to buy from them up to an additional 15% of the total number of shares of common stock to be offered by the selling stockholders to cover over-allotments. The underwriters have 45 days from the date of this prospectus to exercise this option to purchase additional shares of common stock. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the common stock is being offered.

Underwriting Discount

The selling stockholders will pay to the underwriters an underwriting discount equal to 7% of the public offering price per share of common stock. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
	$	$	$

The Company and/or the selling stockholders have agreed to pay a non-accountable expense allowance to the underwriters equal to 1.0% of the public offering price (excluding any amounts from the sale of shares of common stock to cover over-allotments).

We have also agreed to reimburse Benchmark for its expenses in connection with this offering, up to $85,000. We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $               ..

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Right of First Refusal

For a period of six months following the closing of this offering, Benchmark has a right of first refusal to act as manager or co-manager for us, on the same or substantially similar terms as this offering, for any public underwriting or private placement of equity or equity-linked securities by us (subject to certain exceptions). Further, for the six-month period beginning six-months after the closing of this offering, Benchmark has a right of first refusal to participate, at a minimum 25% level, in any public underwriting or private placement of equity or equity-linked securities by us (subject to certain exceptions), provided, however, Benchmark will not have the right to act as a manager or co-manager with respect to such financing.

Tail Financing Payments

We have also agreed to pay Benchmark a tail fee equal to the cash compensation in this offering, if any investor, who was contacted or introduced to us by Benchmark during the term of Benchmark’s engagement, provides us with capital in any public or private offering or other financing or capital raising transaction, subject to certain conditions and exceptions, during the nine month period following expiration or termination of our engagement of Benchmark.

Lock Ups

We, our officers and directors and certain of our stockholders have enter into 3-month “lock up” agreements in favor of Benchmark with respect to our capital stock and other of our securities beneficially owned, including securities that are convertible into, or exchangeable or exercisable for, shares of common stock. This means that, subject to certain exceptions, for a period of 3-months following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of any such securities without the prior written consent of Benchmark.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Stabilizing Transactions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of common stock than they are required to purchase in this offering, and purchasing common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Stock Market, in the over-the-counter market or otherwise.

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In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the NASDAQ Stock Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NASDAQ Stock Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

The underwriters or their affiliates may engage in transactions with, and may perform, from time to time, investment banking and advisory services for us in the ordinary course of their business and for which they would receive customary fees and expenses. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

International Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriters by Gusrae Kaplan Nusbaum PLLC, New York, New York.

EXPERTS

The consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report, which is included in this prospectus. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 22, 2018;

●	the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 13, 2018, that were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 9, 2018;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 3, 2018;

●	our Current Reports on Form 8-K filed on March 8, 2018, March 13, 2018, March 22, 2018, May 25, 2018, June 12, 2018 and June 19, 2018; and

●	the description of our common stock contained in our Registration Statement on Form S-1 filed with the Commission on February 11, 2011, as amended by Pre-Effective Amendment No. 1 filed on April 6, 2011, Post-Effective Amendment No. 1 filed on May 2, 2012, Post-Effective Amendment No. 2 filed on December 18, 2012, Post-Effective Amendment No. 3 filed on April 11, 2013, Post-Effective Amendment No. 4 filed on March 25, 2014, Post-Effective Amendment No. 5 filed on March 25, 2015 and Post-Effective Amendment No. 6 filed on April 13, 2016, including all amendments and reports filed for the purpose of updating such description.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus. You should direct requests for those documents to PeerStream, Inc., 122 East 42nd Street, New York, New York; Attention: Corporate Secretary (telephone: 212-594-5050).

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus. The documents incorporated by reference into this prospectus are also available on our corporate website at www.peerstream.com/sec-filings.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance that a copy of such contract, agreement or document has been filed as an exhibit to the registration statement, we refer you to the copy that we have filed as an exhibit.

We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC, including the filings that are incorporated by reference to this prospectus, are available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at www.peerstream.com/sec-filings. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

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F-1

PEERSTREAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$7,738,837	$4,137,050
Credit card holdback receivable	111,666	140,789
Accounts receivable, net of allowances and reserves of $39,686 and $42,006, respectively	220,740	479,148
Prepaid expense and other current assets	433,212	228,296
Total current assets	8,504,455	4,985,283
Property and equipment, net	576,474	622,712
Goodwill	13,086,472	13,086,472
Intangible assets, net	3,078,067	3,920,443
Digital tokens	1,408,723	-
Other receivables	53,173	52,267
Other assets	62,270	97,270
Total assets	$26,769,634	$22,764,447

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,275,843	$2,374,253
Accrued expenses and other current liabilities	278,244	405,646
Deferred subscription revenue	2,389,799	2,553,826
Deferred technology service revenue	6,276,095	-
Total current liabilities	11,219,981	5,333,725
Total liabilities	11,219,981	5,333,725
Commitments and Contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized; and 6,882,316 shares and 6,881,794 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	6,883	6,882
Additional paid-in capital	19,139,514	18,346,914
Accumulated deficit	(3,596,744)	(923,074)
Total stockholders’ equity	15,549,653	17,430,722
Total liabilities and stockholders’ equity	$26,769,634	$22,764,447

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

PEERSTREAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Subscription revenue	$4,984,602	$5,742,707	$10,411,225	$11,966,391
Advertising revenue	314,753	496,882	636,180	992,149
Technology service revenue	2,092,032	-	2,092,032	-
Total revenues	7,391,387	6,239,589	13,139,437	12,958,540
Costs and expenses:
Cost of revenue	1,379,706	1,242,819	2,391,733	2,524,324
Sales and marketing expense	1,492,875	2,135,951	2,882,867	4,366,443
Product development expense	1,924,898	2,206,440	4,073,813	4,417,785
General and administrative expense	2,500,791	2,116,498	4,509,500	4,186,625
Total costs and expenses	7,298,270	7,701,708	13,857,913	15,495,177
Income (loss) from operations	93,117	(1,462,119)	(718,476)	(2,536,637)
Interest income (expense), net	16,772	(4,845)	19,710	31,968
Other (expense) income, net	-	(18,000)	-	(18,000)
Impairment loss on digital tokens	(1,959,404)	-	(1,959,404)	-
Loss before provision for income taxes	(1,849,515)	(1,484,964)	(2,658,170)	(2,522,669)
Provision for income taxes	(15,500)	-	(15,500)	-
Net loss	$(1,865,015)	$(1,484,964)	$(2,673,670)	$(2,522,669)

Net loss per share of common stock:
Basic and diluted	$(0.27)	$(0.22)	$(0.39)	$(0.38)
Weighted average number of shares of common stock used in calculating net loss per share of common stock:
Basic and diluted	6,882,316	6,715,574	6,882,316	6,715,246

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

PEERSTREAM, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance at January 1, 2018	6,881,794	$6,882	$18,346,914	$(923,074)	$17,430,722
Stock-based compensation expense for restricted stock awards and stock options	-	-	792,600	-	792,600
Reconciliation of shares issued in stock-based compensation arrangement	522	1	-	-	1
Net loss	-	-	-	(2,673,670)	(2,673,670)
Balance at June 30, 2018	6,882,316	$6,883	$19,139,514	$(3,596,744)	$15,549,653

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

PEERSTREAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(2,673,670)	$(2,522,669)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	206,138	253,547
Amortization of intangible assets	842,376	842,375
Loss on disposal of property and equipment	-	17,074
Stock-based compensation expense	792,600	694,287
Reconciliation of shares issued in stock-based compensation arrangement	1	19,800
Accrued interest from notes receivables issued to employees	-	(2,680)
Bad debt expense	8,552	-
Digital tokens received as payment for services	(3,368,127)	-
Impairment loss on digital tokens	1,959,404	-
Changes in operating assets and liabilities:
Credit card holdback receivable	29,123	3,209
Accounts receivable	249,856	312,600
Prepaid expenses and other current assets	(204,916)	640,695
Other assets and other receivables	34,094	(5,485)
Accounts payable, accrued expenses and other current liabilities	(225,812)	596,324
Deferred subscription revenue	(164,027)	(228,439)
Deferred technology service revenue	6,276,095	-
Net cash provided by operating activities	3,761,687	620,638
Cash flows from investing activities:
Purchases of property and equipment	(159,900)	(134,326)
Net cash used in investing activities	(159,900)	(134,326)
Cash flows from financing activities:
Payments of capital lease obligations	-	(34,289)
Net cash used in financing activities	-	(34,289)
Net increase in cash and cash equivalents	3,601,787	452,023
Balance of cash and cash equivalents at beginning of period	4,137,050	4,162,596
Balance of cash and cash equivalents at end of period	$7,738,837	$4,614,619
Supplemental disclosure of cash flow information:
Cash paid in interest	$-	$12,899
Cash paid in taxes	$81,661	$26,210

 The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

PEERSTREAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Organization and Basis of Presentation

The accompanying condensed consolidated financial statements include PeerStream, Inc., and its wholly owned subsidiaries, A.V.M Software, Inc., Paltalk Software Inc., Paltalk Holdings, Inc., Tiny Acquisition Inc., Camshare, Inc., Fire Talk LLC, PeerStream Mobile Limited (UK) and Vumber LLC (collectively, the “Company,” “we,” “our” or “us”).

Effective March 12, 2018, the Company changed its name from “Snap Interactive, Inc.” to “PeerStream, Inc.” In connection with the name change, the Company also changed its trading symbol on the OTCQB Marketplace from “STVI” to “PEER.”

The Company is a global internet solutions provider pioneering the real-world adoption of emerging blockchain technologies by developing software, services and applications for corporate clients and consumers. The Company’s business solutions unit (“PeerStream Business Solutions”) is able to provide advisory and implementation services to enterprise clients to help them meet strategic objectives using blockchain technology. The Company is also able to offer support to enterprise clients seeking to transition to blockchain-based technologies through the licensing of proprietary blockchain software, such as the Company’s PeerStream Protocol (“PSP”), a protocol for decentralized multimedia communications and live video streaming that is currently in development.

The condensed consolidated financial statements included in this report have been prepared on a going concern basis in accordance with GAAP and the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information. The Company has not included certain information and notes required by GAAP for complete financial statements pursuant to those rules and regulations, although it believes that the disclosure included herein is adequate to make the information presented not misleading. The condensed consolidated financial statements contained herein should be read in conjunction with the Company’s audited consolidated financial statements and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 22, 2018 (the “Form 10-K”).

In the opinion of management, the accompanying unaudited condensed consolidated financial information contains all normal and recurring adjustments necessary to fairly present the condensed consolidated balance sheet, results of operations, cash flows and changes in the stockholders’ equity of the Company for the interim periods presented. The Company’s historical results are not necessarily indicative of future operating results and the results for the six months ended June 30, 2018 are not necessarily indicative of results for the year ending December 31, 2018, or for any other period.

2.	Summary of Significant Accounting Policies

For a detailed discussion about the Company’s significant accounting policies, see the Form 10-K.

During the six months ended June 30, 2018, other than the following, there were no significant changes made to the Company’s significant accounting policies.

F-6

PEERSTREAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Significant Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.

Significant estimates relied upon in preparing these financial statements include the estimates used to determine the fair value of the stock options issued in share based payment arrangements, collectability of the Company’s accounts receivable, revenue recognition under time based service contracts and the valuation allowance on deferred tax assets. Management evaluates these estimates on an ongoing basis. Changes in estimates are recorded in the period in which they become known. The Company bases estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from the Company’s estimates.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (“ASU 2016-02”), which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective beginning in the first quarter of 2019. Early adoption of ASU 2016-02 is permitted. The new standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting ASU 2016-02 on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This standard, which will be effective for the Company beginning in the first quarter of fiscal year 2020, is required to be applied prospectively. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact this standard will have on its condensed consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (the “new revenue standard” or Accounting Standards Codification 606 (“ASC 606”), which provided accounting guidance on the recognition of revenue from contracts with customers. ASC 606 superseded the existing revenue recognition guidance under GAAP. The Company adopted the new revenue standards on January 1, 2018 using the modified retrospective approach. The cumulative effect of adopting this policy was insignificant to the Company’s financial position and results of operations.

In June 2018, the FASB issued an ASU to simplify several aspects of the accounting for nonemployee share-based payment transactions by expanding the scope of Topic 718, Compensation—Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC 606. The amendments in this ASU are effective for us on January 1, 2019. The Company is currently evaluating the impact this standard will have on its condensed consolidated financial statements.

F-7

PEERSTREAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The most significant aspect of the Company’s evaluation of ASC 606 related to ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). This guidance discusses principal versus agent considerations and gross versus net revenue reporting. Through the Company’s evaluation, the Company has concluded that its subscription and advertising revenues will be reported on a gross basis, which is consistent with its current revenue recognition policies. We determined that we are the principal agent for subscription revenue since we control the promised service before transferring to the customer and have latitude in establishing the subscription price. We report advertising revenue also on a gross basis predominately because we are the primary obligor responsible for fulfilling advertisement delivery, including the acceptability of the services delivered. For advertising revenue, we also have control in establishing the price of the advertisements.

Revenue

In accordance with ASC 606, revenue from contracts with customers is recognized when control of the promised services is transferred to our customers, in an amount that reflects the consideration we expect to receive in exchange for those goods or services. Sales tax is excluded from reported revenue.

Subscription Revenue

The Company generates subscription revenue primarily from monthly premium subscription services. Subscription revenues are presented net of refunds, credits, and known and estimated credit card chargebacks. During the six months ended June 30, 2018 and 2017, subscriptions were offered in durations of one-, three-, six- and twelve- month terms. All subscription fees, however, are paid by credit card at the origination of the subscription regardless of the term of the subscription, therefore determining the fixed transaction price. Revenues from multi-month subscriptions are recognized on a straight-line basis over the period where the service is offered to our customer, indicated by length of the subscription term purchased. The unearned portion of subscription revenue is presented as deferred revenue in the accompanying condensed consolidated balance sheets. The deferred revenue at December 31, 2017 was $2,553,826, of which approximately $1,650,926 was subsequently recognized as subscription revenue during the six months ended June 30, 2018. Approximately $3,830,155 in new deferred revenue was originated during the six months ended June 30, 2018 and the ending balance of deferred revenue at June 30, 2018 was $2,389,799.

In addition, the Company offers virtual gifts and micro-transactions to its users. Users may purchase credits in $5, $10 or $20 increments that can be redeemed for a host of virtual gifts such as a rose, a beer or a car, among other items. These gifts are given among users to enhance communication and are typically redeemed within the month of purchase. Upon purchase, the virtual gifts are credited to the users’ account and is under the users’ control. Virtual gift and micro-transaction revenue are recognized upon the users’ utilization of the virtual gift at the fixed transaction price on a gross basis and included in subscription revenue in the accompanying condensed consolidated statements of operations. Virtual gift and micro-transaction revenue was approximately $1,742,423 and $3,752,923 for the three and six months ended June 30, 2018, respectively.

Advertising Revenue

The Company generates advertising revenue from the display of advertisements on its products through contractual agreements with third parties that are either on a fixed fee basis over a period of time or based on the number of advertising impressions delivered. When a customer clicks an advertisement (CPC basis), views an advertisement impression (CPM basis), or registers for an external website via an advertisement by clicking on or through the application (CPA basis), the amount earned is recognized as revenue. Revenue related to fixed fee arrangements is recognized ratably over the service period. In determining whether an arrangement exists, we ensure that an agreement has been fully executed. Advertising revenue is dependent upon traffic as well as the advertising inventory placed on our products.

Technology Service Revenue

Revenue related to the technology services agreement with ProximaX, which is a fixed-price contract, is recognized as the services are performed and payment is entitled. The Company accounts for a contract when it has approval and commitment from all parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and the collectability of the consideration is probable.

Accordingly, revenue under the technology services agreement with ProximaX is recognized based upon proportional performance using labor hours as the unit of measurement. The contractual upfront fee included $5.0 million and was paid in the Ethereum cryptocurrency and subsequently converted into U.S. dollars. The upfront fee also included 216.0 million tokens related to our familiarization with the client’s technology and the build-out of a roadmap used to fulfill the contract. The total upfront fee is recognized as revenue under the input method based on proportional performance using labor hours as the unit of measurement. The unearned portion is presented as deferred technology service revenue in the accompanying condensed consolidated balance sheets. Revisions to our estimates may result in increases or decreases to revenues and income and are reflected in the consolidated financial statements in the periods in which they are first identified. If the Company’s estimates indicate that a contract loss will be incurred, a loss provision is recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated costs of the contract exceed the estimated total revenues that will be generated by the contract and are included in cost of revenues in our consolidated statement of operations. There were no contract losses for the periods presented.

The remaining $5.0 million in payments under this agreement will be recognized as revenue upon the Company’s attainment of contractually defined milestones.

F-8

PEERSTREAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Digital Tokens

Digital tokens consist of XPX tokens received in connection with the service agreement with ProximaX Limited (“ProximaX”). Given that there is limited precedent regarding the classification and measurement of cryptocurrencies and other digital tokens under current GAAP, the Company accounted for these tokens as indefinite-lived intangible assets in accordance with ASC 350: Intangibles—Goodwill and Other. Indefinite-lived intangible assets are recorded at cost and are not subject to amortization, but shall be tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. If, at the time of an impairment test, the carrying amount of an intangible asset exceeds its fair value, an impairment loss in an amount equal to the excess is recognized. Fair value of the digital tokens is based on the quoted market prices on the Kryptono Exchange. During the quarter ended June 30, 2018, the Company recorded an impairment charge in the amount of $1,959,404 which is reported as a component of other income and expenses in the accompanying condensed consolidated statements of operations for the three and six month ended June 30, 2018.

3.	Fair Value Measurements

The fair value framework under the FASB’s guidance requires the categorization of assets and liabilities into three levels based upon the assumptions used to measure the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, would generally require significant management judgment. The three levels for categorizing assets and liabilities under the fair value measurement requirements are as follows:

●	Level 1: Fair value measurement of the asset or liability using observable inputs such as quoted prices in active markets for identical assets or liabilities;

●	Level 2: Fair value measurement of the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

●	Level 3: Fair value measurement of the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

The Company reviews the appropriateness of fair value measurements including validation processes, and the reconciliation of period-over-period fluctuations based on changes in key market inputs. All fair value measurements are subject to the Company’s analysis. Review and approval by management is required as part of the validation process.

The following tables show the Company’s cash and investments by significant investment category as of June 30, 2018:

	Adjusted Cost	Change in Fair Value	Fair Value	Cash and Cash Equivalents

Cash	$1,073,436	$-	$1,073,436	$1,073,436
Certificates of deposit	250,015	-	250,015	250,015

Level 1:
Money market funds	701,243	-	701,243	701,243
U.S. Treasury securities	5,714,143	-	5,714,143	5,714,143
		-
Subtotal	6,415,386	-	6,415,386	6,415,386

Total	$7,738,837	$-	$7,738,837	$7,738,837

F-9

PEERSTREAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Fair Value Methods

The accounting guidance for financial instruments requires disclosures of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate their fair value.

Cash equivalents consist primarily of money market instruments and U.S. Treasury bills, and represent highly liquid investments with maturities of three months or less at purchase. The carrying value of cash equivalents is assumed to approximate fair value due to its short duration and generally negligible credit risk. We validate this assumption using quoted market prices where available.

4.	Property and Equipment, Net

Property and equipment, net consisted of the following at June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017
	(unaudited)
Computer equipment	$3,706,017	$3,706,017
Website development	2,502,342	2,342,442
Furniture and fixtures	89,027	89,027
Leasehold improvements	32,726	32,726
Total property and equipment	6,330,112	6,170,212
Less: Accumulated depreciation	(5,753,638)	(5,547,500)
Total property and equipment, net	$576,474	$622,712

Depreciation expense for the three and six months ended June 30, 2018 was $106,148 and $206,138, respectively, as compared to $130,637 and $253,547, respectively, for the three and six months ended June 30, 2017.

The Company only holds property and equipment in the United States.

F-10

PEERSTREAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

5.	Intangible Assets, Net

Intangible assets, net consisted of the following at June 30, 2018 and December 31, 2017:

	June 30,			December 31,
	2018			2017
	(unaudited)
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	$50,000	$(22,500)	$27,500	$50,000	$(21,250)	$28,750
Trade names, trademarks product names, URLs	1,555,000	(713,229)	841,771	1,555,000	(585,479)	969,521
Internally developed software	2,720,000	(2,102,031)	617,969	2,720,000	(1,900,696)	819,304
Subscriber/customer relationships	4,219,000	(2,663,423)	1,555,577	4,219,000	(2,221,882)	1,997,118
Lead pool	282,000	(246,750)	35,250	282,000	(176,250)	105,750
Total intangible assets	$8,826,000	$(5,747,933)	$3,078,067	$8,826,000	$(4,905,557)	$3,920,443

Amortization expense for the three and six months ended June 30, 2018 was $421,189 and $842,376, respectively, as compared to $421,188 and $842,375, respectively, for the three and six months ended June 30, 2017. The estimated aggregate amortization expense for the second half of 2018 and each of the next four years and thereafter will be $757,343 in 2018, $1,087,333 in 2019, $592,681 in 2020, $444,167 in 2021 and $196,543 thereafter.

6.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at June 30, 2018 and December 31, 2017:

	June 30,	December 31,
	2018	2017
	(unaudited)
Compensation, benefits and payroll taxes	$256,950	$310,775
Professional fees	5,794	-
Other accrued expenses	15,500	94,871
Total accrued expenses and other current liabilities	$278,244	$405,646

7.	Income Taxes

The Company’s provision for income taxes consists principally of state and local taxes in amounts necessary to align the Company’s year-to-date tax provision with the effective rate that it expects to achieve for the full year.

For the three and six months ended June 30, 2018, the Company recorded an income tax provision of $15,500 and $15,500, respectively. The effective tax rate for the three and six months ended June 30, 2018 was (0.80%) and (0.56%), respectively. The effective tax rate differs from the statutory rate of 21% as no benefit has been provided to current year pre-tax losses as the Company concluded its deferred tax assets are not realizable on a more-likely-than-not basis.

For the three and six months ended June 30, 2017, the Company recorded an income tax provision of $0 and $0, respectively. The effective tax rate for the three and six months ended June 30, 2017 was 0.0% and 0.0%, respectively. The effective tax rate differs from the statutory rate of 34% as the Company has concluded that its deferred tax assets are not realizable on a more-likely-than-not basis.

8.	Stockholders’ Equity

The PeerStream, Inc. Amended and Restated 2011 Long-Term Incentive Plan (the “2011 Plan”) was terminated as to future awards on May 16, 2016. A total of 181,604 shares of the Company’s common stock may be delivered pursuant to outstanding options awarded under the 2011 Plan; however, no additional awards may be granted under such plan. The PeerStream, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”) was adopted by the Company’s stockholders on May 16, 2016 and permits the Company to award stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other stock-based awards and cash-based incentive awards to its employees (including an employee who is also a director or officer under certain circumstances), non-employee directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards under the 2016 Plan is 1,300,000 shares, 100% of which may be issued pursuant to incentive stock options. In addition, the maximum number of shares of common stock that may be issued under the 2016 Plan may be increased by an indeterminate number of shares of common stock underlying outstanding awards issued under the 2011 Plan that are forfeited, expired, cancelled or settled in cash. As of June 30, 2018, there were 418,889 shares available for future issuance under the 2016 Plan.

F-11

PEERSTREAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Stock Options

The following table summarizes the assumptions used in the Black-Scholes pricing model to estimate the fair value of the options granted during the following period:

Six Months Ended
June 30,
2018
Expected volatility	159.0-167.0%
Expected life of option	5.2-6.3
Risk free interest rate	2.3-2.8%
Expected dividend yield	0.0%

The expected life of the options is the period of time over which employees and non-employees are expected to hold their options prior to exercise. The expected life of the options has been determined using the “simplified” method as prescribed by SAB 110, which uses the midpoint between the vesting date and the end of the contractual term. The volatility of the Company’s common stock is calculated using the Company’s historical volatilities beginning at the grant date and going back for a period of time equal to the expected life of the award. The Company estimates potential forfeitures of stock awards and adjusts recorded stock-based compensation expense accordingly. The Company estimates pre-vesting forfeitures primarily based on the Company’s historical experience and is adjusted to reflect actual forfeitures as the stock-based awards vest.

The following tables summarize stock option activity during the six months ended June 30, 2018:

		Weighted
	Number of	Average Exercise
	Options	Price
Stock Options:
Outstanding at January 1, 2018	980,588	$5.02
Granted	85,830	6.11
Expired or canceled, during the period	-	-
Forfeited, during the period	(2,909)	3.65
Outstanding at June 30, 2018	1,063,509	$5.13
Exercisable at June 30, 2018	554,196	$6.59

On June 30, 2018, the aggregate intrinsic value of stock options that were outstanding and exercisable was $2,923,478 and $1,400,918, respectively. On June 30, 2017, the aggregate intrinsic value of stock options that were outstanding and exercisable was $19,302 and $10,960, respectively. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the fair value of such awards as of the period-end date.

During the six months ended June 30, 2018, the Company granted options to employees to purchase an aggregate 85,830 shares of common stock at exercise prices ranging from $5.70 to $6.99. The options vest between one, three and four years and have a term of ten years.

The aggregate fair value for the options granted during the six months ended June 30, 2018 was $522,774. The aggregate fair value for the options granted during the six months ended June 30, 2017 was $956,760.

Stock-based compensation expense for the Company’s stock options included in the condensed consolidated statements of operations is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Cost of revenue	$651	$1,124	$1,341	$2,240
Sales and marketing expense	971	307	2,221	575
Product development expense	12,873	29,151	19,260	33,231
General and administrative expense	203,518	168,629	399,030	287,493
Total stock compensation expense	$218,013	$199,211	$421,852	$323,539

At June 30, 2018, there was $1,669,355 of total unrecognized compensation expense related to stock options, which is expected to be recognized over a weighted average period of 2.3 years.

F-12

PEERSTREAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Restricted Stock Awards

The following table summarizes restricted stock award activity for the six months ended June 30, 2018:

Weighted
Average
	Number of	Grant Date
	RSAs	Fair Value
Restricted Stock Awards:
Outstanding at January 1, 2018	$158,571	$20.29
Granted	-	-
Expired or canceled, during the period	-	-
Forfeited, during the period	-	-
Outstanding at June 30, 2018	$158,571	$20.29

At June 30, 2018, there was $926,869 of total unrecognized compensation expense related to unvested restricted stock awards, which is expected to be recognized over a weighted average period of 1.2 years.

Stock-based compensation expense relating to restricted stock awards for the three and six months ended June 30, 2018 was $185,374 and $370,746, respectively, as compared to $185,374 and $370,748, respectively, for the three and six months ended June 30, 2017.

Lerner Restricted Stock Award Agreements

On June 15, 2018, in connection with Clifford Lerner’s resignation as an officer and employee of the Company, the Company entered into amendments to (i) a restricted stock award agreement, dated March 3, 2016, as amended, related to the original award of 142,858 shares of restricted common stock to Mr. Lerner and (ii) a restricted stock award agreement, dated December 14, 2011, as amended, related to the original award of 121,429 shares of restricted common stock to Mr. Lerner (together, the “Restricted Stock Award Amendments”).

Pursuant to the Restricted Stock Award Amendments, Mr. Lerner’s unvested shares of restricted common stock will continue to vest as scheduled, and the Company is contractually required, in order to assist Mr. Lerner in satisfying his tax withholding obligations with respect to such shares of restricted common stock that vest on the second anniversary of the AVM Merger, to withhold a number of shares of restricted common stock that would otherwise be acquired by Mr. Lerner upon such vesting with a fair market value equal to the lesser of (i) Mr. Lerner’s tax withholding obligation with respect to the vesting shares and (ii) $100,000, with the remaining amount of the tax withholding obligation, if any, payable by Mr. Lerner.

9.	Net Loss Per Share

Basic net loss per share of common stock is computed based upon the number of weighted average shares of common stock outstanding as defined by ASC Topic 260, Earnings Per Share. Diluted net loss per share of common stock includes the dilutive effects of stock options and stock equivalents. To the extent stock options are antidilutive, they are excluded from the calculation of diluted net loss per share of common stock. For the six months ended June 30, 2018, 1,063,509 shares upon the exercise of outstanding stock options and 158,571 shares of unvested restricted stock were not included in the computation of diluted net loss per share because their inclusion would be antidilutive.

For the three and six months ended June 30, 2017, 857,402 shares upon the exercise of outstanding stock options were not included in the computation of diluted net loss per share because their inclusion would be antidilutive.

10.	Commitments

Operating Lease Agreements

On January 18, 2016, the Company entered into a lease agreement for office space located at 122 East 42nd Street in New York, NY and paid a security deposit in the amount of $37,000. The term of the lease runs until May 30, 2019. The Company’s monthly office rent payments under the lease are currently approximately $12,300 per month and escalate on an annual basis for each year of the term of the lease thereafter.

On June 7, 2016, the Company entered into a lease agreement with Jericho Executive Center LLC for office space at 30 Jericho Executive Plaza in Jericho, New York which commenced on September 1, 2017 and runs through November 30, 2021. The Company’s monthly office rent payments under the lease are currently approximately $5,900 per month.

On September 18, 2017, the Company entered into a lease agreement for a second office space located at 122 East 42nd Street in New York, NY and paid a security deposit in the amount of $8,000. The term of the lease runs until July 31, 2019. The Company’s monthly office rent payments under the lease are currently approximately $4,000 per month.

F-13

PEERSTREAM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

On October 27, 2017, the Company entered into a lease agreement for an office space located at Sparks-Ledesma House 1306 East 7th Street in Austin, TX that expires on October 31, 2018. The Company’s monthly office rent payments under the lease are currently approximately $1,129 per month.

Legal Proceedings

On December 16, 2016, a wholly owned subsidiary of the Company, Paltalk Holdings, Inc., filed a patent infringement lawsuit in Delaware against Riot Games, Inc. and Valve Corporation for infringement of U.S. Patent Nos. 5,822,523 and 6,226,686 with respect to their online games League of Legends and Defense of the Ancients 2. These two patents were previously asserted against, and then licensed to, Microsoft, Sony, and Activision. In 2018, Valve Corporation made a motion to move the litigation from Delaware to the Western District of Washington which was granted by the court.

Riot Games, Inc. has filed a total of four inter partes reviews at the patent office, two per patent held by Paltalk Holdings, Inc., seeking to have the Paltalk Holdings, Inc. patents declared invalid. The patent office has not ruled on these motions.

The Company may be included in legal proceedings, claims and assessments arising in the ordinary course of business. The Company evaluates the need for a reserve for specific legal matters based on the probability of an unfavorable outcome and the reasonability of an estimable loss. No reserve was deemed necessary as of June 30, 2018.

11.	ProximaX Agreement

On March 21, 2018, as a first step in providing services through PeerStream Business Solutions, the Company entered into a technology services agreement with ProximaX whereby the Company agreed to provide certain development and related services to ProximaX to facilitate the implementation of PSP into ProximaX’s proprietary blockchain protocol that is currently under development. Pursuant to the terms of the agreement, ProximaX agreed to pay the Company up to an aggregate of $10.0 million of cash in exchange for the Company’s services, with $5.0 million due upon the successful consummation of a future initial coin offering by ProximaX and up to an additional $5.0 million due upon the Company’s achievement of certain development milestones set forth in the agreement. In addition, ProximaX agreed to issue the Company a number of tokens equal to 2.4% of all outstanding tokens on the date of the planned initial coin offering and to reserve an additional 2% of such tokens to be issued as payment for future services provided by the Company, subject, in each case, to such initial coin offering generating aggregate gross proceeds of at least $30.0 million.

On April 30, 2018, ProximaX closed its initial coin offering, which generated aggregate gross proceeds in excess of $30.0 million for purposes of the Company’s technology services agreement with ProximaX. On May 6, 2018, as agreed under the terms of the technology services agreement, ProximaX paid the Company the $5.0 million fee due upon consummation of its initial coin offering in Ethereum, which the Company immediately converted into cash. The Company recorded approximately $113 thousand in transaction and conversion fees for the three months ended June 30, 2018 associated with the conversion of Ethereum into U.S. dollars. On June 2, 2018, we received 216.0 million XPX tokens from ProximaX, representing 2.4% of the XPX tokens issued by ProximaX in its initial coin offering, generating contract revenue of approximately $3.4 million. XPX tokens began trading on the Kryptono Exchange on June 2, 2018 and the quoted market price of $0.01559 was used to determine the initial fair value of tokens. As of June 30, 2018 at approximately 5:00 PM, Eastern Time, XPX tokens were trading at a price equal to $0.00652 per token, and our 216.0 million XPX tokens had an aggregate fair value of approximately $1.4 million. The fair value change of the digital tokens of $1,959,404 is reflected as impairment loss on digital tokens in the statement of operations.

12.	Subsequent Events

Management has evaluated subsequent events or transactions occurring through the date the condensed consolidated financial statements were issued and determined that no other events or transactions are required to be disclosed herein.

F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

of PeerStream, Inc. (f/k/a Snap Interactive, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Peerstream, Inc. (f/k/a Snap Interactive, Inc.) (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2016.

New York, New York

March 22, 2018

F-15

PEERSTREAM, INC.

(F/K/A SNAP INTERACTIVE, INC.)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
Current assets:
Cash and cash equivalents	$4,137,050	$4,162,596
Credit card holdback receivable	140,789	172,169
Accounts receivable	479,148	958,695
Prepaid expense and other current assets	228,296	1,047,483
Total current assets	4,985,283	6,340,943
Property and equipment, net	622,712	793,305
Goodwill	13,086,472	14,304,667
Intangible assets, net	3,920,443	5,605,193
Other receivables	52,267	82,435
Long term security deposits	97,270	397,608
Total assets	$22,764,447	$27,524,151

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,374,253	$1,665,831
Accrued expenses and other current liabilities	405,646	472,406
Deferred subscription revenue	2,553,826	2,828,827
Total current liabilities	5,333,725	4,967,064
Deferred rent, net of current portion	-	261,286
Deferred tax liability	-	1,452,339
Total liabilities	5,333,725	6,680,689
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized, 6,881,794 and 6,714,915 shares issued and outstanding, respectively	6,882	6,715
Additional paid-in capital	18,346,914	15,865,568
(Accumulated deficit) retained earnings	(923,074)	4,971,179
Total stockholders’ equity	17,430,722	20,843,462
Total liabilities and stockholders’ equity	$22,764,447	$27,524,151

The accompanying notes are an integral part of these consolidated financial statements.

F-16

PEERSTREAM, INC.

(F/K/A SNAP INTERACTIVE, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2017	2016
Revenues
Subscription revenue	$22,898,530	$18,647,855
Advertising revenue	1,942,753	2,340,574
Total revenue	24,841,283	20,988,429
Costs and expenses
Costs of revenue	4,861,315	5,015,565
Sales and marketing	7,847,235	5,099,956
Product development	8,918,409	8,600,688
General and administrative	8,874,389	4,016,068
Total costs and expenses	30,501,348	22,732,277
Loss from operations	(5,660,065)	(1,743,848)
Interest income (expense), net	41,717	(60,030)
Other (expense) income, net	(46,933)	351,102
Loss before provision for income taxes	(5,665,281)	(1,452,776)
Income tax expense	(228,972)	-
Net loss	$(5,894,253)	$(1,452,776)

Loss per share of common stock:
Basic and diluted	$(0.91)	$(0.26)
Weighted average number of common shares outstanding:
Basic and diluted	6,452,581	5,577,856

The accompanying notes are an integral part of these consolidated financial statements.

F-17

PEERSTREAM, INC.

(F/K/A SNAP INTERACTIVE, INC.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Retained
			Additional	Earnings	Total
	Common	Stock	Paid-	(Accumulated	Stockholders’
	Shares	Amount	in Capital	Deficit)	Equity
Balance on January 1, 2016	5,228,617	$5,229	$6,872,868	$6,423,955	$13,302,052
Issuance of shares and options in connection with the AVM Merger	1,486,298	1,486	8,639,580	-	8,641,066
Stock-based compensation expense	-	-	353,120	-	353,120
Net loss	-	-	-	(1,452,776)	(1,452,776)
Balance on December 31, 2016	6,714,915	$6,715	$15,865,568	$4,971,179	$20,843,462
Stock-based compensation expense for restricted stock awards and stock options	-	-	1,579,921	-	1,579,921
Shares issued for consulting services	12,000	12	39,588	-	39,600
Shares issued in connection with Security Purchase Agreement	200,000	200	999,800	-	1,000,000
Cancellation of common stock	(45,121)	(45)	(137,963)	-	(138,008)
Net loss	-	-	-	(5,894,253)	(5,894,253)
Balance on December 31, 2017	6,881,794	$6,882	$18,346,914	$(923,074)	$17,430,722

The accompanying notes are an integral part of these consolidated financial statements.

F-18

PEERSTREAM, INC.

(F/K/A SNAP INTERACTIVE, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(5,894,253)	$(1,452,776)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	447,746	568,028
Amortization of intangible assets	1,684,750	834,505
Common stock issued for consulting services	39,600	-
Cancellation of common stock	(138,008)	-
Stock-based compensation expense	1,579,921	353,120
Loss on disposal of property and equipment	17,074	-
Bad debt expense	137,615	-
Change in fair value of contingent liability	-	(134,000)
Changes in operating assets and liabilities:
Credit card holdback receivable	31,380	138,971
Accounts receivable	341,932	66,433
Prepaid expenses and other current assets	819,187	221,644
Other receivables	(10,555)	(36,115)
Deferred tax asset	-	754,535
Accounts payable, accrued expenses and other current liabilities	717,223	(1,257,735)
Deferred rent	4,775	145,046
Deferred tax	-	(128,460)
Deferred subscription revenue	(509,145)	(479,847)
Net cash provided by (used in) operating activities	(730,758)	(406,651)
Cash flows from investing activities:
Purchase of property and equipment	(294,227)	(345,070)
Return of security deposits	75,000	-
Cash acquired in the AVM Merger, net of payment of note payable	-	(1,739,506)
Net cash provided by (used in) investing activities	(219,227)	(2,084,576)
Cash flows from financing activities:
Payments of capital leases	(75,561)	(22,734)
Proceeds in connection with Security Purchase Agreement	1,000,000	-
Net cash provided by (used in) financing activities	924,439	(22,734)
Net decrease in cash and cash equivalents	(25,546)	(2,513,961)
Cash and cash equivalents at beginning of year	4,162,596	6,676,557
Cash and cash equivalents at end of year	$4,137,050	$4,162,596
Supplemental disclosure of cash flow information:
Non-cash investing and financing activities:
Cash paid in interest	$12,899	$-
Cash paid in income taxes	$26,210	$-
Cash investing and financing activities
Measurement period adjustments:
Goodwill	$1,218,198	$-
Deferred tax liability	$1,452,339	$-
Deferred subscription revenue	$234,144	$-
Acquisition:
Cash and cash equivalents	$-	$1,460,494
Term note payable (intercompany)	$-	$(200,000)
Note payable, net of discount (intercompany)	$-	$(3,000,000)

The accompanying notes are an integral part of these consolidated financial statements.

F-19

PEERSTREAM, INC.

(F/K/A SNAP INTERACTIVE, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Description of Business

On October 7, 2016, PeerStream, Inc. (f/k/a Snap Interactive, Inc.) and its wholly owned subsidiary, Snap Mobile Limited (collectively, “PeerStream”), completed a business combination with privately-held A.V.M. Software, Inc. and its wholly owned subsidiaries, Paltalk Software Inc., Paltalk Holdings, Inc., Tiny Acquisition Inc., Camshare, Inc., Vumber LLC and Fire Talk LLC (collectively, “AVM”) in accordance with the terms of an Agreement and Plan of Merger (the “AVM Merger Agreement”), by and among PeerStream, SAVM Acquisition Corporation, PeerStream’s former wholly owned subsidiary, AVM and Jason Katz, pursuant to which AVM merged with and into SAVM Acquisition Corporation, with AVM surviving as a wholly owned subsidiary of PeerStream (the “AVM Merger”).

Under U.S. generally accepted accounting principles (“GAAP”), the AVM Merger is treated as a “reverse merger” under the acquisition method of accounting. For accounting purposes, AVM is considered to have acquired PeerStream. Consequently, the historical financial statements reflect the operations and financial condition of AVM and operating results of PeerStream are reported beginning on the closing date of the AVM Merger (collectively, the “Company” or “we”).

The Company is an Internet software company. Under its registered trademarks, the Company develops and operates computer software that enables spontaneous global real time audio/video conversation via the internet and operates a portfolio of dating applications.

Reverse Stock Split

The Company completed a 1-for-35 reverse stock split which became effective on January 5, 2017. Except as otherwise provided herein, all share and per-share amounts of the Company’s common stock and stock options have been adjusted to give effect to the reverse stock split for all periods presented.

Terminated LiveXLive Merger Agreement

On September 6, 2017, the Company entered into an Agreement and Plan of Merger with LiveXLive Media, Inc. (“LiveXLive”), LXL Video Acquisition Corp., a wholly owned subsidiary of LiveXLive (“Merger Sub”), and Jason Katz, as the agent of the stockholders of the Company, pursuant to which the Company would have merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of LiveXLive (the “LiveXLive Merger Agreement”).

On October 31, 2017, the Company provided a letter to LiveXLive that terminated the LiveXLive Merger Agreement, pursuant to Section 8.2(a) of the LiveXLive Merger Agreement, due to certain conditions of the LiveXLive Merger Agreement not having been fulfilled as of October 27, 2017, which relieved the Company of its obligations under the LiveXLive Merger Agreement. No termination fee was payable by the Company in connection with the termination of the LiveXLive Merger Agreement. The Company incurred in one-time expenses of approximately $452,000 as a result of the cancelled LiveXLive Merger Agreement.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and were prepared in conformity with GAAP and with the requirements of the Security and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated upon consolidation.

F-20

Significant Estimates and Assumptions

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

Significant estimates relied upon in preparing these financial statements include the estimates used to determine the fair value of the Company’s common stock up until the time of the AVM Merger, and stock options issued in share based payment arrangements, acquisition accounting, collectability of the Company’s accounts receivable and the valuation allowance on deferred tax assets. Management evaluates these estimates on an ongoing basis. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that management believes to be reasonable under the circumstances. Actual results may differ from the estimates.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Accounting Standards Codification (“ASC”) No. 605, Revenue Recognition. In all cases, revenue is recognized when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.

The Company has revenue streams consisting of subscriptions and advertisements. The Company recognizes revenue from monthly premium subscription services beginning in the month in which the subscriptions are originated. Revenues are presented net of refunds, credits, and known and estimated credit card chargebacks. During the years ended December 31, 2017 and 2016, subscriptions were offered in durations of one-, three-, six-, twelve-, and fifteen- month terms. All subscription fees, however, are paid by credit card at the origination of the subscription regardless of the term of the subscription. Revenues from multi-month subscriptions are recognized on a straight-line basis over the length of the subscription period. The unearned portion of subscription revenue is presented as deferred revenue in the accompanying Consolidated Balance Sheets.

The Company generates advertising revenue from advertising agreements with third parties. Advertising revenue is dependent upon traffic as well as the advertising inventory placed on our products. The Company recognizes advertising revenue as earned on a click-through, impression, registration or subscription basis. When a user clicks an advertisement (CPC basis), views an advertisement impression (CPM basis), registers for an external website via an advertisement by clicking on or through our application (CPA basis), or clicks on an offer to subscribe to premium features on the application, the amount earned is recognized as revenue.

In addition, the Company offers virtual gifts and micro-transactions to its users. Users may purchase credits in $5, $10 or $20 increments that can be redeemed for a host of virtual gifts such as a rose, a beer, a car, among other items. These gifts are given among users to enhance communication and are typically redeemed within the month of purchase. Micro-transactions allow users to increase the visibility of their profile and messages by paying for such services. Virtual gift and micro-transaction revenue are recognized at the point of sale and included in subscription revenue in the accompanying consolidated statements of operations.

The Company’s payment processors have established reserve accounts to secure the performance of the Company’s obligations under its service agreements, which is standard practice within the payment processing industry. These reserve accounts withhold a small percentage of the Company’s sales in a segregated account. These funds are classified as credit card holdback receivables and totaled $140,789 and $172,169 as of December 31, 2017 and December 31, 2016, respectively.

Cost of revenue

Cost of revenue consists primarily of compensation (including stock-based compensation) and other employee-related costs of personnel engaged in data center and customer care functions, credit card processing fees, hosting fees, and data center rent and bandwidth costs.

F-21

Sales and marketing

Sales and marketing expense is expensed as incurred and consists primarily of advertising expenditures and compensation (including stock-based compensation) and other employee related costs for personnel engaged in sales, and sales support functions. Sales and marketing spend includes search engine marketing and partner-related payments to those who direct traffic to our brands. Total advertising expense for the year ended December 31, 2017 was approximately $6,994,700, and $4,591,900 for the year ended December 31, 2016.

Product development

Product development expense, which relates to the development of technology for our applications, consists primarily of compensation (including stock-based compensation) and other employee-related costs that are not capitalized for personnel engaged in the design, testing and enhancement of service offerings as well as amortization of capitalized website development costs.

General and administrative

General and administrative expense consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in executive management, finance, legal, tax, human resources, and fees for professional services. General and administrative also includes depreciation of fixed assets and amortization of intangible assets.

Reportable Segment

The Company operates in one reportable segment, and management assesses the Company’s financial performance and makes operating decisions based on a single operating segment.

Income Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred taxes in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

We recognize interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties would be included on the related tax liability line in the accompanying Consolidated Balance Sheets.

Stock-Based Compensation

In accordance with ASC No. 718, Compensation – Stock Compensation (“ASC 718”), the Company measures the compensation costs of stock-based compensation arrangements based on the grant date fair value of granted instruments and recognizes the costs in the financial statements over the period during which employees are required to provide services. Stock-based compensation arrangements include stock options and restricted stock awards.

F-22

Equity instruments (“instruments”) issued to non-employees are recorded on the basis of the fair value of the instruments, as required by ASC 718. ASC No. 505, Equity Based Payments to Non-Employees (“ASC 505”), defines the measurement date and recognition period for such instruments. In general, the measurement date is (a) when a performance commitment, as defined, is reached or (b) when the earlier of (i) the non-employee performance is complete and (ii) the instruments are vested. The measured fair value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505.

The fair value of each option granted under the Company’s Amended and Restated 2011 Long-Term Incentive Plan (the “2011 Plan”) and 2016 Long-Term Incentive Plan (the “2016 Plan”) was estimated using the Black-Scholes option-pricing model (see Note 8 for further details). Using this model, fair value is calculated based on assumptions with respect to the (i) expected volatility of the Company’s common stock price, (ii) expected life of the award, which for options is the period of time over which employees and non- employees are expected to hold their options prior to exercise, (iii) expected dividend yield on the Company’s common stock, and (iv) a risk-free interest rate, which is based on quoted U.S. Treasury rates for securities with maturities approximating the expected term. Expected volatility is estimated based on the Company’s historical volatilities. The expected life of options has been determined using the “simplified” method as prescribed by Staff Accounting Bulletin (“SAB”) No. 110, an amendment to SAB No. 107, which uses the midpoint between the vesting date and the end of the contractual term. The expected dividend yield is zero as the Company has never paid dividends and does not currently anticipate paying dividends in the foreseeable future.

Net Income (Loss) Per Share

Basic net income (loss) per common share is determined using the two-class method and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period as defined by ASC No. 260, Earnings Per Share. The two-class method is an earnings allocation formula that determines income (loss) per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings. The two-class method treats a participating security as having rights to earnings that otherwise would have been available to common shareholders. According to the contractual terms of participating securities, such securities do not participate in losses.

Diluted net income (loss) per common share reflects the more dilutive earnings per share amount calculated using the treasury stock method or the two-class method, taking into account any potentially dilutive shares outstanding during the period. Potentially dilutive shares consist of shares issuable upon the exercise of stock options and unvested shares of restricted common stock (using the treasury stock method). To the extent stock options are antidilutive, they are excluded from the calculation of diluted income per share.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds. The Company maintains cash in bank accounts which, at times, may exceed federally insured limits. As part of its cash management process, the Company periodically reviews the relative credit standing of these banks. The Company has not experienced any losses in such accounts and periodically evaluates the credit worthiness of the financial institutions and has determined the credit exposure to be negligible.

Receivables

Accounts receivables are composed of amounts due from our advertising partners and from credit card processing companies following the initiation of subscription arrangements originated by our subscribers, which subscribers pay by credit cards. These receivables are unsecured and are typically settled by the payment processing company within several days of transaction processing accordingly, no allowance for doubtful accounts is considered. On December 31, 2017, the Company had accounts receivable from advertising partners and payment processing companies in the amount of $479,148, as compared to $958,695 on December 31, 2016.

F-23

As of December 31, 2017, three advertising partners accounted for 45% of accounts receivable. As of December 31, 2016, three advertising partners and one payment processing company accounted for 37% of accounts receivable.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of those assets, as follows:

Computers and equipment	5 years
Website development	3 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Repairs and maintenance costs are expensed as incurred.

The Company’s property and equipment assets include computers and office equipment, furniture and fixtures and leasehold improvements, which are subject to depreciation or amortization over the useful life of the asset. Property and equipment also includes website development cost which is incurred during the development stage. See website development costs policy details.

Property and equipment is evaluated for recoverability whenever events or changes in circumstances indicate that the carrying amounts of the assets might not be recoverable. In evaluating an asset for recoverability, the Company estimates the future cash flow expected to result from the use and eventual disposition of the asset. If the expected future undiscounted cash flow is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized. No impairment losses were recorded on property and equipment for the periods presented in these consolidated financial statements.

Website Development Costs

In accordance with ASC 350-50, Website Development Costs, the Company accounts for website development costs by capitalizing qualifying costs which are incurred during the development and infrastructure stage. Expenses incurred in the planning stage are expensed as incurred. Capitalized website development cost is included in property and equipment and are amortized straight-line over the expected period of benefit, which is three years, when the software is ready for its intended use. Amortization expense related to capitalize website development costs is included in product development expense.

Goodwill

The Company evaluates its goodwill for impairment in accordance with ASC 350, Intangibles – Goodwill and Other. Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired.

The Company tests the recorded amount of goodwill for impairment on an annual basis on December 31 of each fiscal year or more frequently if there are indicators that the carrying amount of the goodwill exceeds its carried value. The Company has one reporting unit. The Company performed a qualitative assessment and concluded that no impairment existed as of December 31, 2017 and 2016.

Intangible Assets

The Company acquired amortizable intangibles assets as part of two asset purchase agreements consisting of trademarks and non-compete agreements. The Company also holds patents. The Company’s intangible assets, net represents definite lived intangible assets, which are being amortized on a straight-line basis over their estimated useful lives as follows:

Patents	20 years
Trade names, trademarks, product names, URLs	5-10 years
Internally developed software	5-6 years
Non-compete agreements	3 years
Subscriber/customer relationships	3-12 years
Lead pool	2 years

F-24

The Company reviews intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows. No impairments were recorded on intangible assets as no impairment indicators were noted for the periods presented in these consolidated financial statements.

Business Combinations

The AVM Merger was made at a price above the fair value of the assets acquired and liabilities assumed including deferred tax liability, resulting in goodwill, based on the Company’s expectations of synergies and other benefits of combining the acquired business.

Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. The Company is responsible for determining the fair values of the assets acquired and liabilities assumed in connection with the AVM Merger. These fair values were based on estimates as of October 7, 2016, the closing date of the acquisition, and were based on a number of factors, including a valuation from an independent third party.

Net assets acquired are recorded at their fair values on the date of acquisition.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, credit card holdback receivable, accounts payable, approximate fair value due to the short-term nature of these instruments.

Adoption of Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued accounting guidance on the recognition of revenue from contracts with customers, which will supersede nearly all existing revenue recognition guidance under generally accepted accounting principles (GAAP). Under the new revenue standards, entities will recognize revenue to depict the transfer of goods and services to customers in amounts that reflect the payment to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows from an entity’s contracts with customers. The Company has completed its analysis of the new revenue standards and has concluded that the measurement of revenue and the timing of recognizing revenue is not expected to change for our subscription and advertising revenues. The Company has adopted the new revenue standards on January 1, 2018 using the modified retrospective approach. Based on our analysis, we did not identify a cumulative-effect adjustment to retained earnings at January 1, 2018. Our future financial statements, beginning with the three months ended March 31, 2018, will include additional disclosures as required by the new revenue standards.

In March 2016, the FASB issued ASU No. 2016-09, which revises the guidance in ASC 718, Compensation - Stock Compensation, and will change how companies account for certain aspects of share-based payments to employees, including the income tax impact, classification on the statement of cash flows and forfeitures. The guidance is effective for reporting periods (interim and annual) beginning after December 15, 2017, for public companies. The Company adopted this guidance as of and for the three months ended March 31, 2017 and its adoption did not have any significant impact on the Company’s consolidated financial statements and related disclosures.

F-25

In August 2016, the FASB issued ASU No. 2016-15, which revises the guidance in ASC 230, Statement of Cash Flows. The new guidance is intended to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows, and is effective for reporting periods (interim and annual) beginning after December 15, 2017, for public companies. The Company adopted this guidance and its adoption did not have any significant impact on the Company’s consolidated financial statements and related disclosures.

In December 2016, the FASB issued ASU 2016-19, Technical Corrections and Improvements, which includes numerous technical corrections and clarifications to GAAP that are designed to remove inconsistencies in the board’s accounting guidance. Several provisions in this accounting guidance are effective immediately which did not have an impact on the Company’s consolidated financial statements. Additional provisions in this accounting guidance are effective for the Company in annual financial reporting periods beginning after December 15, 2016. The Company adopted this guidance and its adoption did not have any significant impact on the Company’s consolidated financial statements and related disclosures.

The FASB has issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which changes how deferred taxes are classified on organizations’ balance sheets. The ASU eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent. The amendments apply to all organizations that present a classified balance sheet. For public companies, the amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company adopted this guidance and its adoption did not have any significant impact on the Company’s consolidated financial statements and related disclosures.

In January 2017, the FASB issued an ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this Update is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company adopted this guidance and its adoption did not have any significant impact on the Company’s consolidated financial statements and related disclosures.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”), which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective beginning in the first quarter of 2019. Early adoption of ASU 2016-02 is permitted. The new standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting ASU 2016-02 on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. ASU 2017-04 removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This standard, which will be effective for the Company beginning in the first quarter of fiscal year 2020, is required to be applied prospectively. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact this standard will have on its financial statements.

F-26

3.	Business Combination

On October 7, 2016, AVM completed the AVM Merger with PeerStream, pursuant to which SAVM Acquisition Corporation, PeerStream’s former wholly owned subsidiary, merged with and into AVM, with AVM surviving as a wholly owned subsidiary of PeerStream.

As a result of the AVM Merger, the former shareholders of A.V.M. Software, Inc. received shares of PeerStream, Inc.’s common stock representing approximately 77.9% of the outstanding shares of common stock of the post-AVM Merger combined company, and PeerStream, Inc.’s former shareholders retained approximately 22.1% of the outstanding shares of common stock of the post-AVM Merger combined company, in each case including shares of unvested restricted stock in the total number of shares of PeerStream, Inc. common stock outstanding.

Consideration in this transaction consisted of the issuance of 1,486,298 shares of PeerStream, Inc. to the former shareholders of A.V.M. Software, Inc., which was based on the Exchange Ratio (as defined in the AVM Merger Agreement). The shares were valued at the market price per share of common stock as of the closing date, which was $5.60. The fair value of the vested PeerStream options at the time of AVM Merger was estimated using the Black-Sholes pricing model.

Consideration	Shares	Value
PeerStream shares	1,486,298	$8,322,852
PeerStream options	130,965	$318,214
		$8,641,066

The estimated fair value of the assets acquired and liabilities assumed is as follows:

Accounts	Amount
Cash and cash equivalents	$1,460,494
Credit card holdback receivable	161,140
Accounts receivable	192,490
Other receivable	190,000
Prepaid expense and other current assets	61,248
Fixed assets, net	98,552
Notes receivable	82,452
Long term security deposits	279,410
Intangibles assets, net	3,952,000
Goodwill	9,960,017
Accounts payable	(1,380,336)
Accrued expenses and other current liabilities	(460,719)
Deferred subscription revenue	(1,045,856)
Term note payable	(200,000)
Note payable, net of discount	(3,000,000)
Deferred rent, net of current portion	(116,240)
Capital lease obligations, net of current portion	(12,786)
Deferred tax liability	(1,580,800)
Total consideration	$8,641,066

As part of the original valuation analysis, the Company identified intangible assets, including subscriber relationships, trade names, trademarks, product names, URLs, internally developed software and lead pool. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. Final allocation was determined by a third party valuation specialist hired by management. The following table summarizes the fair value of the identifiable intangible assets and their respective useful lives:

	Estimated Fair Value	Estimated Useful Life in Years
Subscriber relationships	$1,940,000	3
Trade names, trademarks, product names, URLs	1,000,000	5
Internally developed software	730,000	5
Lead pool	282,000	2
Total acquired assets	$3,952,000

F-27

The Company finalized the original valuation and as part of a revision for the AVM Merger, the Company made an adjustment to increase the fair value of the deferred revenue at the acquisition date by $234,144, offset by a decrease in deferred tax liability of $1,452,339, with a corresponding decrease to goodwill reflected in the accompanying condensed consolidated financial statements. Additionally, the change to the provisional amount resulted in amortization of deferred revenue of $65,000 during the year ended December 31, 2017.

4.	Property and Equipment

Property and equipment consists of the following:

	December 31,
	2017	2016
Computer equipment	$3,706,017	$3,720,985
Website development	2,342,442	2,050,980
Furniture and fixtures	89,027	89,027
Leasehold improvements	32,726	32,726
Total property and equipment	6,170,212	5,893,718
Less: Accumulated depreciation	(5,547,500)	(5,100,413)
Total property and equipment, net	$622,712	$793,305

Depreciation expense, which includes amortization of website development costs, for the years ended December 31, 2017 and 2016 was $447,746 and $568,028, respectively.

The Company only holds property and equipment in the United States.

5.	Intangible Assets

Intangible assets consist of the following:

	December 31,
	2017			2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	$50,000	$(21,250)	$28,750	$50,000	$(18,750)	$31,250
Trade names, trademarks, product names, URLs	1,555,000	(585,479)	969,521	1,555,000	(329,979)	1,225,021
Internally developed software	2,720,000	(1,900,697)	819,303	2,720,000	(1,498,029)	1,221,971
Subscriber/customer relationships	4,219,000	(2,221,882)	1,997,118	4,219,000	(1,338,799)	2,880,201
Lead pool	282,000	(176,250)	105,750	282,000	(35,250)	246,750
Total intangible assets	$8,826,000	$(4,905,558)	$3,920,442	$8,826,000	$(3,220,807)	$5,605,193

Subscriber/customer relationships, trade names, trademarks, product names, URLs, Internally developed software and lead pool included an aggregate of $3,952,000 of intangible assets acquired as part of the business combination completed on October 7, 2016 as described in Note 3.

F-28

Amortization expense for the years ended December 31, 2017 and 2016 was $1,684,750 and $834,505, respectively. The estimated aggregate amortization expense for each of the next five years and thereafter will be $1,599,718 in 2018, $1,087,333 in 2019, $592,681 in 2020, $444,167 in 2021 and $196,543 thereafter.

6.	Income Taxes

The Company’s provision for income taxes is comprised of the following:

	Years ended
	December 31,
	2017	2016
Current:
Federal	$-	$-
State and local	228,972	-
Total current provision	228,972	-
Deferred:
Federal	-	-
State and local	-	-
Total deferred provision	-	-
Total provision	$228,972	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2017	2016
Deferred tax assets:
Net operating losses	$4,327,027	$1,847,247
Share-based compensation	868,222	2,521,303
Amortization of intangible assets	432,335	-
Tax credits	62,969	-
Other	12,755	-
Subtotal	5,703,308	4,368,550
Less valuation allowance:	(5,649,582)	(4,307,813)
Total deferred tax assets	53,726	60,737
Deferred tax liabilities:
Intangibles	-	(1,452,340)
Property and equipment	(53,726)	-
Other	-	(60,736)
Total deferred tax liabilities	(53,726)	(1,513,076)
Net deferred tax liabilities	$-	$(1,452,339)

During 2017, the Company adjusted its deferred tax liability by $1,452,339 with an offset to goodwill in connection with the business combination accounting related to the AVM merger. In assessing the Company’s ability to recover its deferred tax assets, the Company evaluated whether it is more likely than not that some portion or the entire deferred tax asset will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those periods in which temporary differences become deductible and/or net operating losses can be utilized. The Company considered all positive and negative evidence when determining the amount of the net deferred tax assets that are more likely than not to be realized. This evidence includes, but is not limited to, historical earnings, scheduled reversal of taxable temporary differences, tax planning strategies and projected future taxable income. Based on these factors the Company determined that its deferred tax assets are not realizable on a more-likely-than-not basis and has recorded a valuation allowance against its net deferred tax assets. The valuation allowance on our total deferred tax assets was $5,649,582 and $4,307,813 for the years ended December 31, 2017 and 2016, respectively. The Company will continue to evaluate its deferred tax assets to determine whether any changes in circumstances could affect the realization of their future benefit. If it is determined in future periods that portions of the Company’s deferred income tax assets satisfy the realization standards, the valuation allowance will be reduced accordingly.

F-29

As of December 31, 2017, the Company had federal net operating loss carryforwards of approximately $19.1 million which are set to expire beginning in 2028 through 2037 if not utilized. These net operating losses may be subject to an annual limitation under IRC Section 382.

The Company’s effective tax rate differs from the U.S. federal statutory income tax rate of 34% as follows:

	Years ended December 31,
	2017	2016
Income tax (expense) benefit at federal statutory rate	34.0%	34.0%
State and local taxes	(2.6)%	11.0%
Federal tax reform	(55.0)%	-%
Valuation allowance	25.3%	185.7%
Payable true-up	(3.8)%	-%
Other	(1.9)%	(0.8)%
NOL adjustment	-%	(229.9)%
Effective tax rate	(4.0)%	0.0%

The U. S. Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017 and introduces significant changes to U.S. income tax law. Among other things, the TCJA (1) reduces the US statutory corporate income tax rate from 34% to 21% effective January 1, 2018 (2) eliminates the corporate alternative minimum tax (3) eliminates the Section 199 deduction (4) changes rules related to uses and limitations of net operating loss carryforwards beginning after December 31, 2017. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The Tax Act reduces the U.S. statutory corporate tax rate to 21%, effective January 1, 2018. The Company has recorded a provisional decrease in its deferred tax assets and liabilities of $3,116,794 with an offsetting adjustment to our valuation allowance.

On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of US GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. As we collect and prepare necessary data and interpret the Tax Act and any additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, we may make adjustments to the provisional amounts. Those adjustments may materially impact our provision for income taxes and effective tax rate in the period in which the adjustments are made. The accounting for the tax effects of the Tax Act will be completed in 2018.

The Company applies the applicable authoritative guidance which prescribes a comprehensive model for the manner in which a company should recognize, measure, present and disclose in its financial statements all material uncertain tax positions that the Company has taken or expects to take on a tax return. As of December 31, 2017 the Company has no uncertain tax positions. There are no uncertain tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within twelve months from December 31, 2017.

The Company files federal income tax returns and income tax returns in various state tax jurisdictions. Tax years 2014 through 2017 remain open to examination by the IRS. The states have varying statutes of limitations.

F-30

7.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2017	2016
Compensation, benefits and payroll taxes	$310,775	$311,845
Other accrued expenses	94,871	160,561
Total accrued expenses and other current liabilities	$405,646	$472,406

8.	Stockholders’ Equity

The 2011 Plan was terminated as to future awards on May 16, 2016. A total of 181,604 shares of the Company’s common stock may be delivered pursuant to outstanding options awarded under the 2011 Plan; however, no additional awards may be granted under such plan. The 2016 Plan was adopted by the Company’s stockholders on May 16, 2016 and permits the Company to award stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other stock-based awards and cash-based incentive awards to its employees (including an employee who is also a director or officer under certain circumstances), non-employee directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards under the 2016 Plan is 1,300,000 shares, 100% of which may be issued pursuant to incentive stock options. In addition, the maximum number of shares of common stock that may be issued under the 2016 Plan may be increased by an indeterminate number of shares of common stock underlying outstanding awards issued under the 2011 Plan that are forfeited, expired, cancelled or settled in cash. As of December 31, 2017, there were 501,810 shares available for future issuance under the 2016 Plan.

Stock Options

The following table summarizes the assumptions used in the Black-Scholes pricing model to estimate the fair value of the options granted during the years ended:

	December 31,
	2017	2016
Expected volatility	116.1-159.0%	76.6-139.2%
Expected life of option	5.0-7.0	5.5
Risk free interest rate	1.7-2.2%	1.1%-1.8%
Expected dividend yield	0.0%	0.0%

The expected life of the options is the period of time over which employees and non-employees are expected to hold their options prior to exercise. The expected life of options has been determined using the “simplified” method as prescribed by Staff Accounting Bulletin 110, which uses the midpoint between the vesting date and the end of the contractual term. The volatility of the Company’s common stock is calculated using the Company’s historical volatilities beginning at the grant date and going back for a period of time equal to the expected life of the award. The Company estimates potential forfeitures of stock awards and adjusts recorded stock-based compensation expense accordingly. The Company estimates pre-vesting forfeitures primarily based on the Company’s historical experience and is adjusted to reflect actual forfeitures as the stock based awards vest.

The following tables summarize stock option activity during the year ended December 31, 2017:

	Number of Options	Weighted Average Exercise Price
Outstanding at January 1, 2017	573,110	$6.94
Granted	611,522	3.75
Expired or canceled, during the period	(191,027)	6.64
Forfeited, during the period	(13,017)	6.00
Outstanding at December 31, 2017	980,588	$5.02
Exercisable at December 31, 2017	448,890	$8.36

F-31

During the year ended December 31, 2017, the Company entered into option cancellation and release agreements with three employees, pursuant to which each of the parties agreed to cancel outstanding options to purchase an aggregate of 77,312 shares of common stock of the Company at exercise prices ranging from $4.55 to $21.00 per share. In exchange for the cancellation of the options, the Company granted the employees replacement options to purchase an aggregate of 64,600 shares of common stock of the Company at exercise prices ranging from $3.36 to $6.00 per share. The incremental value of the modified options compared to the original options, both valued on the respective modification date, of $55,055 is being recognized over the vesting terms of the options.

On April 13, 2017, the Company’s Board of Directors awarded Alexander Harrington, Chief Executive Officer, (i) a stock option representing the right to purchase 80,000 shares of common stock at an exercise price equal to $3.63 per share, with the shares underlying this stock option vesting 25% on the six month anniversary of the date of grant and the remaining three tranches vesting on each of the first, second and third anniversaries of the first vesting date, and (ii) a stock option representing the right to purchase 24,000 shares of common stock at an exercise price equal to $3.63 per share, with the shares underlying this stock option vesting based on the Company’s achievement of certain performance goals related to its annual revenues. In addition, on April 13, 2017, the Company’s Board of Directors awarded Jason Katz, Chief Operating Officer and Chairman of the Board of Directors, a stock option representing the right to purchase 70,000 shares of common stock at an exercise price equal to $3.63 per share, with (i) 17,500 of the underlying shares vesting based on the Company’s achievement of certain performance goals related to its earnings before interest, tax, depreciation, and amortization and (ii) 52,500 of the underlying shares vesting based on the Company’s achievement of certain performance goals related to its annual revenues. Stock compensation expense recognized for these performance awards for the year ended December 31, 2017 was $50,114.

On May 5, 2017, the Compensation Committee of the Company’s Board of Directors awarded each of Mr. Harrington and Eric Sackowitz, Chief Technology Officer, a stock option representing the right to purchase 28,571 shares of common stock at an exercise price equal to $3.36 per share. The shares underlying these stock options vest in four equal installments on each anniversary of the date of grant.

On December 31, 2017, the aggregate intrinsic value of stock options that were outstanding and exercisable was $3,063,208 and $1,175,244, respectively. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the fair value of such awards as of the period-end date.

During the year ended December 31, 2017, the Company granted options to employees to purchase an aggregate of 611,522 of common stock. These options vest between one and four years and have a term of ten years and have a weighted average exercise price of $3.75.

The aggregate fair value for the options granted during the years ended December 31, 2017 and 2016 was $1,740,578 and $682,740, respectively.

At December 31, 2017, there was $1,581,586 of total unrecognized compensation expense related to stock options, which is expected to be recognized over a weighted average period of 2.68 years.

Stock-based compensation expense for the Company’s stock options included in the consolidated statements of operations is as follows:

	Year ended December 31,
	2017	2016
Cost of revenue	$4,302	$117,147
Sales and marketing expense	1,784	-
Product development expense	166,783	-
General and administrative expense	665,556	50,599
Total stock-based compensation expense	$838,425	$167,746

F-32

Restricted Stock Awards

The following table summarizes restricted stock award activity for the year ended December 31, 2017:

	Number of Restricted Stock Awards	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2017	264,286	$20.29
Granted	-	-
Forfeited or canceled, during the period	(43,405)	20.29
Vested	(62,310)	20.29
Outstanding at December 31, 2017	158,571	$20.29

At December 31, 2017, there was $1,297,617 of total unrecognized compensation expense related to restricted stock, which is expected to be recognized over a weighted average period of 1.8 years.

Stock-based compensation expense relating to restricted stock awards for the years ended December 31, 2017 and 2016 was $741,496 and $185,374, respectively, which is included in general and administrative expense in our consolidated financial statements.

On October 7, 2017, an aggregate of 105,715 shares of restricted stock held by Clifford Lerner, a member of the Company’s Board of Directors, vested. Pursuant to the terms of Mr. Lerner’s restricted stock awards, the Company withheld and subsequently canceled an aggregate of 43,405 of the vesting shares of restricted stock to satisfy Mr. Lerner’s tax withholding obligations incurred in connection with the vesting of the shares of restricted stock.

Common Stock

On April 7, 2017, the Company executed and filed with the Secretary of State of the State of Delaware an amendment to the Company’s Certificate of Incorporation, as amended, to increase the total number of shares of common stock authorized for issuance to 25,000,000.

On December 19, 2017, the Company entered into a securities purchase agreement with Hershey Strategic Capital, LP, pursuant to which we issued and sold 200,000 shares of our common stock to Hershey Capital for an aggregate purchase price of $1,000,000, or $5.00 per share, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The Company intends to use the proceeds from the offering for general corporate purposes, including the development of our blockchain product initiatives.

9.	Net (Loss) Income Per Share

Basic and diluted net (loss) income per common share are computed by dividing net (loss) income by the weighted average number of common shares outstanding during the period. Diluted net (loss) income per share includes the determinants of basic net (loss) income per share and, in addition, gives effect to the common stock potentially issuable under vested and unvested stock options, except where the effect of including them is anti-dilutive.

The following table summarizes the net loss per share calculation:

	Years Ended December 31,
	2017	2016
Net loss - basic and diluted	$(5,894,253)	$(1,452,776)
Weighted average shares outstanding – basic and diluted	6,452,581	5,577,856
Per share data:
Basic and diluted	$(0.91)	$(0.26)

F-33

For the periods where the Company reported losses, all common stock equivalents are excluded from the computation of diluted loss per share, since the result would be anti-dilutive. Common stock equivalents not included in the calculations of diluted loss per share because to do so would have been anti-dilutive, include stock options of 980,588 and 573,110 for the years ended December 31, 2017 and 2016, respectively.

10.	Commitments and contingencies

Operating Lease Agreements

As result of the Merger, the Company entered into a lease for office space located at 320 W 37th Street, 13th Floor, New York, NY 10018. The term of the lease originally ran until March 4, 2022. The Company’s monthly office rent payments under the lease were approximately $26,000 per month. On March 3, 2017, the Company entered into an agreement to terminate the lease for this office space. Under the terms of the lease termination agreement, the Company vacated the offices by May 31, 2017 and agreed to forfeit its security deposit of $200,659.

On January 18, 2016, the Company entered into a lease agreement for office space located at 122 East 42nd Street in New York, NY and paid a security deposit in the amount of $37,000. The term of the lease runs until May 30, 2019. The Company’s monthly office rent payments under the lease are currently approximately $12,300 per month and escalate on an annual basis for each year of the term of the lease thereafter.

On June 7, 2016, the Company entered into a lease agreement with Jericho Executive Center LLC for office space at 30 Jericho Executive Plaza in Jericho, New York which commenced on September 1, 2016 and runs through November 30, 2021. The Company’s monthly office rent payments under the lease are currently approximately $5,900 per month.

On September 18, 2017, the Company entered into a lease agreement for a second office space located at 122 East 42nd Street in New York, NY and expires in July 31, 2019 and paid a security deposit in the amount of $8,000. The term of the lease runs until July 31, 2019. Our monthly office rent payments under the lease are currently approximately $4,000 per month.

On October 27, 2017, the Company entered into a lease agreement for an office space located at Sparks-Ledesma House 1306 East 7th Street in Austin, TX and expires in October 31, 2018. Our monthly office rent payments under the lease are currently approximately $1,129 per month.

The Company accounts for rent expense using the straight line method of accounting, deferring the difference between actual rent due and the straight line amount.

On December 31, 2017, future minimum payments under non-cancelable operating leases were as follows:

For the years ending December 31,	Amount
2018	$264,697
2019	228,493
2020	71,070
2021	65,148
Total	$629,408

Legal Proceedings

On December 16, 2016, a wholly owned subsidiary of the Company, Paltalk Holdings, Inc., filed a patent infringement lawsuit in Delaware against Riot Games, Inc. and Valve Corporation for infringement of U.S. Patent Nos. 5,822,523 and 6,226,686 with respect to their online games League of Legends and Defense of the Ancients 2. These two patents were previously asserted against, and then licensed to, Microsoft, Sony, and Activision. In 2018, Valve Corporation made a motion to move the litigation from Delaware to the Western District of Washington which was granted by the court.

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Riot Games, Inc. has filed a total of four inter partes reviews at the patent office, two per patent held by Paltalk Holdings, Inc., seeking to have the Paltalk Holdings, Inc. patents declared invalid. The patent office has not ruled on these motions.

The Company may be included in legal proceedings, claims and assessments arising in the ordinary course of business. The Company evaluates the need for a reserve for specific legal matters based on the probability of an unfavorable outcome and the reasonability of an estimable loss. No reserve was deemed necessary as of December 31, 2017.

11.	Subsequent Events

Name Change

Effective March 12, 2018, the Company changed its name from “Snap Interactive, Inc.” to “PeerStream, Inc.” In connection with the name change, the Company also changed its trading symbol on the OTCQB Marketplace from “STVI” to “PEER.” The new brand is intended to honor the Company’s legacy of empowering consumers to meet new people and connect with peers via social video applications, while also referencing the anticipated importance of peer-to-peer networks and multimedia streaming in the Company’s future.

ProximaX Agreement

On March 21, 2018, as a first step in providing services through PeerStream Business Solutions, the Company entered into a technology services agreement with ProximaX Limited (“ProximaX”) whereby the Company agreed to provide certain development and related services to ProximaX to facilitate the implementation of PSP into ProximaX’s proprietary blockchain protocol that is currently under development. Pursuant to the terms of the agreement, ProximaX agreed to pay the Company up to an aggregate of $10.0 million of cash in exchange for the Company’s services, with $5.0 million due upon the successful consummation of a future initial coin offering by ProximaX and up to an additional $5.0 million due upon the Company’s achievement of certain development milestones set forth in the agreement. In addition, ProximaX agreed to issue the Company a number of tokens equal to 2.4% of all outstanding tokens on the date of the planned initial coin offering and to reserve an additional 2% of such tokens to be issued as payment for future services provided by the Company, subject, in each case, to such initial coin offering generating aggregate gross proceeds of at least $30.0 million. If the planned initial coin offering does not raise at least $30.0 million or ProximaX fails to pay the Company the upfront cash payment of $5.0 million by June 1, 2018, the Company and ProximaX have agreed to negotiate alternative compensation for the Company’s services in good faith.

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1,200,000 Shares

PEERSTREAM, INC.

COMMON STOCK

PROSPECTUS
                , 2018

The Benchmark Company                            Noble Capital Markets

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Company expected to be incurred in connection with the issuance and distribution of the common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the SEC registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

SEC registration fee	$836.28
FINRA filing fee	1,535.00
Nasdaq listing fee	42,000.00
Printing fees and expenses	20,000.00
Legal fees and expenses	100,000.00
Registrar and transfer agent fees	5,000.00
Blue sky fees and expenses	5,000.00
Accounting fees and expenses	52,000.00
Miscellaneous expenses	1,000.00
Total	$227,371.28

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

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Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our Certificate of Incorporation provides that the we shall, to the fullest extent permitted by Section 145, as the same may be amended and supplemented, indemnify and advance expenses to any person who is or was a director or officer, or who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section.  In addition, our Certificate of Incorporation provides clarification that we may provide indemnification to any such person and any other person who is or was an employee or agent, by agreement or otherwise, on such terms and conditions as our Board of Directors may approve and that any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights that are broader or otherwise different from the rights set forth in the amendment.

Our By-Laws require us to indemnify and advance expenses to our current and former directors and officers, as well as certain persons serving, at our request, at another entity as a director, officer, employee or agent.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the our Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintains a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in the person’s capacity as a director or officer.

We have entered into indemnification agreements and employment agreements with our directors and certain of our executive officers, respectively, pursuant to which we have agreed to indemnify such persons against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which such persons are a party to the extent permitted by applicable law, subject to certain exceptions.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities that were not registered under the Securities Act. None of the following transactions involved any underwriters, underwriting discounts or commissions. Except with respect to the “Exchange Transaction” described below, the recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access sufficient information about us to make an informed investment decision. The sales of these securities were made without any general solicitation or advertising.

KCSA Issuance. On September 15, 2015, we issued 286 shares of our common stock to KCSA Strategic Communications as consideration for investor relations services. The issuance of the shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506(b) of Regulation D promulgated thereunder as a transaction not involving a public offering.

Employee Incentives. On October 13, 2015, we awarded Alexander Harrington, our Chief Executive Officer and a director of the Company, a stock option representing the right to purchase 28,572 shares of our common stock at an exercise price of $2.80 per share in exchange for Mr. Harrington agreeing to cancel a stock option representing the right to purchase 28,572 shares of our common stock at an exercise price of $10.15 per share. The issuance of the stock option was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506(b) of Regulation D promulgated thereunder as a transaction not involving a public offering.

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On March 3, 2016, we issued Clifford Lerner, a former director, officer and employee of the Company, 142,858 shares of restricted common stock in exchange for Mr. Lerner agreeing to cancel and forfeit an award of 142,858 shares of restricted common stock issued to Mr. Lerner on April 10, 2013. The issuance of the shares of restricted stock was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction not involving a public offering.

Exchange Transaction. On July 13, 2016, we entered into an exchange agreement (the “Exchange Agreement”) with Sigma Opportunity Fund II, LLC (the “Fund”) and Sigma Capital Advisors, LLC (the “Advisors” and together with the Fund, the “Holders”), pursuant to which (i) the Fund exchanged a warrant to purchase up to 300,000 shares of our common stock at an exercise price of approximately $12.25 per share (the “Fund Warrant”) for 40,000 newly issued shares of our common stock and (ii) the Advisors exchanged a warrant to purchase up to 128,571 shares of our common stock at an exercise price of approximately $12.25 per share (the “Advisors Warrant,” and together with the Fund Warrant, the “Warrants”) for 17,143 newly issued shares of our common stock, in each case effective as of July 13, 2016 (the “Exchange Offer”). Pursuant to the Exchange Agreement, the Warrants were automatically terminated and cancelled in full and rendered null and void as a result of the Exchange Offer.

The Exchange Offer was exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof as a transaction solely with existing security holders where no commission or other remuneration was paid or given directly or indirectly for soliciting the Exchange Offer.

AVM Merger. On October 7, 2016, we completed the AVM Merger. In connection with the Merger, without any action on the part of any shareholder, each issued and outstanding share of AVM’s common stock, other than shares to be cancelled pursuant to the merger agreement, was converted into the right to receive approximately 4.2371 shares of the Company’s common stock (after giving effect to the Reverse Stock Split) (the “Exchange Ratio”). In addition, in connection with the AVM Merger, each outstanding AVM stock option was assumed by the Company and converted into a stock option representing the right to purchase shares of the Company’s common stock, with the number of shares underlying such stock option and the exercise price thereof being adjusted by the Exchange Ratio, with any fractional shares rounded down to the next lowest number of whole shares.

The shares of the Company’s common stock issued in the Merger were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder as a transaction by an issuer not involving any public offering.

MZHCI Issuance. On June 22, 2017, we issued 6,000 shares of our common stock to MZHCI, LLC as consideration for investor relations services. The issuance of the shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction not involving any public offering.

Hershey Private Placement. On December 19, 2017, we entered into a securities purchase agreement with Hershey Strategic Capital, LP (“Hershey Capital”), pursuant to which we issued and sold 200,000 shares of our common stock to Hershey Capital for an aggregate purchase price of $1,000,000, or $5.00 per share, without payment of any placement or brokerage fees.

The issuance of the shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder as a transaction not involving a public offering.

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Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit No.	Description

1.1**	Form of Underwriting Agreement.

2.1#	Agreement and Plan of Merger, dated September 13, 2016, by and among PeerStream, Inc., SAVM Acquisition Corporation, A.V.M. Software, Inc. and Jason Katz (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of the Company filed on September 14, 2016 by the Company with the SEC).

2.2#	Agreement and Plan of Merger, dated as of September 6, 2017, by and among LiveXLive Media, Inc., LXL Video Acquisition Corp., PeerStream, Inc. and Jason Katz (as the Stockholders’ Agent) (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of the Company filed September 8, 2017 by the Company with the SEC).

2.3#	Amendment No. 1, dated as of October 3, 2017, to the Agreement and Plan of Merger, dated as of September 6, 2017, by and among LiveXLive Media, Inc., LXL Video Acquisition Corp., PeerStream, Inc. and Jason Katz (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of the Company filed October 10, 2017 by the Company with the SEC).

2.4#	Amendment No. 2, dated as of October 10, 2017, to the Agreement and Plan of Merger, dated as of September 6, 2017, by and among LiveXLive Media, Inc., LXL Video Acquisition Corp., PeerStream, Inc. and Jason Katz (incorporated by reference to Exhibit 2.3 to the Current Report on Form 8-K of the Company filed October 10, 2017 by the Company with the SEC).

3.1	Certificate of Incorporation, dated July 19, 2005 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-172202) of the Company filed February 11, 2011 by the Company with the SEC).

3.2	Certificate of Amendment to Certificate of Incorporation, dated November 20, 2007 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-172202) of the Company filed February 11, 2011 by the Company with the SEC).

3.3	Certificate of Amendment to Certificate of Incorporation, dated March 8, 2016 (incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-K of the Company filed on March 14, 2016 by the Company with the SEC).

3.4	Certificate of Amendment to Certificate of Incorporation, dated May 19, 2016 (incorporated by reference to Exhibit 3.4 to the Quarterly Report on Form 10-Q of the Company filed on August 11, 2016 by the Company with the SEC).

3.5	Certificate of Amendment to Certificate of Incorporation, effective January 5, 2017 (incorporated by reference to Exhibit 3.5 to the Annual Report on Form 10-K filed on March 28, 2017 by the Company with the SEC).

3.6	Certificate of Amendment to Certificate of Incorporation, dated May 25, 2017 (incorporated by reference to Exhibit 3.6 to the Quarterly Report on Form 10-Q of the Company filed on August 8, 2017 by the Company with the SEC).

3.7	Certificate of Amendment to Certificate of Incorporation, effective March 12, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Company filed on March 13, 2018 by the Company with the SEC).

3.8	Amended and Restated By-Laws of PeerStream, Inc., as amended April 19, 2012 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 000-52176) of the Company filed April 25, 2012 by the Company with the SEC).

3.9	Amendment No. 1 to the Amended and Restated By-Laws of PeerStream, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Company filed September 8, 2017 by the Company with the SEC).

3.10	Amendment No. 2 to the Amended and Restated By-Laws of PeerStream, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of the Company filed on March 13, 2018 by the Company with the SEC).

5.1*	Opinion of Haynes and Boone, LLP.

10.1	Statement of Rights and Responsibilities, by and between PeerStream, Inc. and Facebook Inc. (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K (File No. 000-52176) filed March 31, 2011 by the Company with the SEC).

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10.2	Registered Apple Developer Agreement, by and between PeerStream, Inc. and Apple Inc. (incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K (File No. 000-52176) filed March 31, 2011 by the Company with the SEC).

10.3	iOS Developer Program License Agreement, by and between PeerStream, Inc. and Apple Inc. (incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K (File No. 000-52176) filed March 31, 2011 by the Company with the SEC).

10.4†	Amended and Restated PeerStream, Inc. 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q (File No. 000-52176) of the Company filed on November 14, 2011 by the Company with the SEC).

10.5†	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 (File No. 333-174456) of the Company filed on May 24, 2011 by the Company with the SEC).

10.6†	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 (File No. 333-174456) of the Company filed on May 24, 2011 by the Company with the SEC).

10.7†	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-8 (File No. 333-174456) of the Company filed on May 24, 2011 by the Company with the SEC).

10.8†	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q (File No. 000-52176) of the Company filed on November 14, 2011 by the Company with the SEC).

10.9†	PeerStream, Inc. 2016 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on May 16, 2016 by the Company with the SEC).

10.10†	First Amendment to PeerStream, Inc. 2016 Long Term Incentive Plan, dated as of April 10, 2017 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on May 30, 2017 by the Company with the SEC).

10.11†	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of the Company filed on August 11, 2016 by the Company with the SEC).

10.12†	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of the Company filed on August 11, 2016 by the Company with the SEC).

10.13†	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of the Company filed on August 11, 2016 by the Company with the SEC).

10.14†	Executive Employment Agreement, dated February 28, 2014, by and between Alexander Harrington and PeerStream, Inc. (incorporated by reference to Exhibit 10.21 to the Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 of the Company filed on March 25, 2014 by the Company with the SEC).

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10.15†	First Amendment to Executive Employment Agreement, effective as of March 19, 2015, by and between PeerStream, Inc. and Alexander Harrington (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on March 25, 2015 by the Company with the SEC).

10.16†	Second Amendment to Executive Employment Agreement, effective as of October 13, 2015, by and between PeerStream, Inc. and Alexander Harrington (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on October 14, 2015 by the Company with the SEC).

10.17†	Third Amendment to Executive Employment Agreement, effective as of March 3, 2016, by and between PeerStream, Inc. and Alexander Harrington (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on March 7, 2016 by the Company with the SEC).

10.18†	Fourth Amendment to Executive Employment Agreement, dated October 7, 2016, by and between PeerStream, Inc. and Alexander Harrington (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of the Company filed on October 11, 2016 by the Company with the SEC).

10.19†	Option Cancellation and Release Agreement, effective as of October 13, 2015, by and between PeerStream, Inc. and Alexander Harrington (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of the Company filed on October 14, 2015 by the Company with the SEC).

10.20†	Nonqualified Stock Option Agreement, dated as of October 13, 2015, by and between PeerStream, Inc. and Alexander Harrington (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of the Company filed on October 14, 2015 by the Company with the SEC).

10.21†	Nonqualified Stock Option Agreement, dated as of April 13, 2017, by and between PeerStream, Inc. and Alexander Harrington (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on April 19, 2017 by the Company with the SEC).

10.22†	Executive Employment Agreement, dated October 7, 2016, by and between PeerStream, Inc. and Jason Katz (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of the Company filed on October 11, 2016 by the Company with the SEC).

10.23†	Executive Employment Agreement, dated November 14, 2016, by and between PeerStream, Inc. and Judy Krandel (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on November 16, 2016 by the Company with the SEC).

10.24†	Employment Agreement, dated October 7, 2016, by and between PeerStream, Inc. and Clifford Lerner (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of the Company filed on October 11, 2016 by the Company with the SEC).

10.25†	Restricted Stock Award Agreement, dated as of December 14, 2011, by and between PeerStream, Inc. and Clifford Lerner (incorporated by reference to Exhibit 99.5 to the Amendment No. 1 to Schedule 13D of Mr. Lerner filed on December 19, 2011 by Mr. Lerner with the SEC).

10.26†	Restricted Stock Cancellation and Release Agreement, dated as of March 3, 2016, by and between Clifford Lerner and PeerStream, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company filed on March 7, 2016 by the Company with the SEC).

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10.27†	Restricted Stock Award Agreement, dated as of March 3, 2016, by and between Clifford Lerner and PeerStream, Inc. (incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K filed March 14, 2016 by the Company with the SEC).

10.28†	First Amendment to Restricted Stock Award Agreement, dated October 7, 2016, by and between PeerStream, Inc. and Clifford Lerner (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of the Company filed on October 11, 2016 by the Company with the SEC).

10.29†	First Amendment to Restricted Stock Award Agreement, dated October 7, 2016, by and between PeerStream, Inc. and Clifford Lerner (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of the Company filed on October 11, 2016 by the Company with the SEC).

10.30†	Employment Agreement, dated May 5, 2017, by and between PeerStream, Inc. and Eric Sackowitz (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on May 11, 2017 by the Company with the SEC).

10.31†	Option Cancellation and Release Agreement, dated May 5, 2017, by and between PeerStream, Inc. and Eric Sackowitz (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company filed on May 11, 2017 by the Company with the SEC).

10.32	Exchange Agreement, dated July 13, 2016, by and among PeerStream, Inc., Sigma Opportunity Fund II, LLC and Sigma Capital Advisors, LLC (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q of the Company filed on August 11, 2016 by the Company with the SEC).

10.33	Subordinated Multiple Advance Term Note, dated July 18, 2016, by and between PeerStream, Inc. and A.V.M. Software, Inc. (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q of the Company filed on August 11, 2016 by the Company with the SEC).

10.34	Security Agreement, dated July 18, 2016, by and between PeerStream, Inc. and A.V.M. Software, Inc. (incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q of the Company filed on August 11, 2016 by the Company with the SEC).

10.35	Escrow Agreement, dated October 7, 2016, by and among PeerStream, Inc., Jason Katz and Corporate Stock Transfer, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on October 11, 2016 by the Company with the SEC).

10.36	Registration Rights Agreement, dated October 7, 2016, by and between PeerStream, Inc. and Clifford Lerner (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company filed on October 11, 2016 by the Company with the SEC).

10.37†	Form of Indemnification Agreement executed by Jason Katz, Alexander Harrington, Yoram “Rami” Abada, Lance Laifer, Clifford Lerner, Michael Levit and John Silberstein. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on February 15, 2017 by the Company with the SEC).

10.38	Securities Purchase Agreement, dated December 19, 2017, by and between PeerStream, Inc. and Hershey Strategic Capital, LP (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on December 20, 2017 by the Company with the SEC).

10.39	Agreement of Lease, dated February 4, 2015 by and between PeerStream, Inc. and 320 W 37 LLC (incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K of the Company filed on March 5, 2015 by the Company with the SEC).

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10.40	Lease Cancellation Agreement, dated as of March 3, 2017, by and between PeerStream, Inc. and 320 W 37 LLC (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of the Company filed on May 11, 2017 by the Company with the SEC).

10.41	Technology Services Agreement, dated as of March 21, 2018, by and between PeerStream, Inc. and ProximaX Limited (incorporated by reference to Exhibit 10.41 to the Annual Report on Form 10-K of the Company filed on March 22, 2018 by the Company with the SEC).

10.42†	Employment Agreement, dated May 5, 2017, by and between PeerStream, Inc. and Arash Vakil (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of the Company filed on May 9, 2018).

10.43†	First Amendment to Executive Employment Agreement, dated June 8, 2018, by and between PeerStream, Inc. and Eric Sackowitz (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on June 12, 2018 by the Company with the SEC).

10.44	Confidential Memorandum of Understanding, dated May 8, 2018, by and between the Company and Clifford Lerner (incorporated by reference to Exhibit 99.10 to the Schedule 13D/A of Clifford Lerner filed on May 10, 2018).

10.45	Amended and Restated Confidential Memorandum of Understanding, dated June 15, 2018, by and between the Company and Clifford Lerner (incorporated by reference to Exhibit 99.12 to Amendment No. 7 to the Schedule 13D filed by Clifford Lerner with the SEC on June 19, 2018).

10.46†	Consulting Agreement, dated June 15, 2018, by and between the Company and Clifford Lerner (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on June 19, 2018 by the Company with the SEC).

10.47	First Amendment to Registration Rights Agreement, dated June 15, 2018, by and between the Company and Clifford Lerner (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company filed on June 19, 2018 by the Company with the SEC).

10.48†	Second Amendment to Restricted Stock Award Agreement, dated June 15, 2018, by and between the Company and Clifford Lerner (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of the Company filed on June 19, 2018 by the Company with the SEC).

10.49†	Second Amendment to Restricted Stock Award Agreement, dated June 15, 2018, by and between the Company and Clifford Lerner (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of the Company filed on June 19, 2018 by the Company with the SEC).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K of the Company filed on March 22, 2018 by the Company with the SEC).

23.1*	Consent of Marcum LLP.

23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

101*	The following materials from the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, formatted in XBRL (eXtensible Business Reporting Language), (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Operations, (iii) Consolidated Statements of Changes in Stockholders’ (Deficit) Equity, (iv) Consolidated Statements of Cash Flows and (v) Notes to the Consolidated Financial Statements.

*	Filed herewith.

**	Previously filed.

#	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. PeerStream, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

†	Management contract or compensatory plan arrangement.

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Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2) The Registrant hereby undertakes that:

(A) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on October 22, 2018.

PEERSTREAM, INC.

By:	/s/ Alexander Harrington
Alexander Harrington
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexander Harrington	Chief Executive Officer and Director	October 22, 2018
Alexander Harrington	(Principal Executive Officer)

/s/ Judy Krandel	Chief Financial Officer	October 22, 2018
Judy Krandel	(Principal Accounting and Financial Officer)

/s/ Jason Katz	Chairman of the Board, Chief Operating Officer and President	October 22, 2018
Jason Katz	(Principal Operating Officer)

*	Director	October 22, 2018
Yoram “Rami” Abada

*	Director	October 22, 2018
Michael Jones

*	Director	October 22, 2018
Lance Laifer

*	Director	October 22, 2018
Michael Levit

*	Director	October 22, 2018
John Silberstein

*By:	/s/ Alexander Harrington
Alexander Harrington
Attorney-in-fact

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